  As filed with the Securities and Exchange Commission on August 14, 2000

                                                 Registration No. 333-40146
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                            SYCAMORE NETWORKS, INC.
             (Exact name of Registrant as specified in its charter)
         Delaware                    3661                    04-3410558
     (State or other          (Primary Standard           (I.R.S. Employer
       Jurisdiction               Industrial            Identification No.)
   of Incorporation or       Classification Code
      Organization)                Number)
                                ---------------
                               10 Elizabeth Drive
                        Chelmsford, Massachusetts 01824
                                 (978) 250-2900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                Daniel E. Smith
                     President and Chief Executive Officer
                            Sycamore Networks, Inc.
                               10 Elizabeth Drive
                        Chelmsford, Massachusetts 01824
                                 (978) 250-2900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------
                                   Copies to:

 Margaret A. Brown, Esq.   Frances M. Jewels, Esq.      Frank J. Marco, Esq.
  Skadden, Arps, Slate,    Vice President and Chief   Day, Berry & Howard LLP
    Meagher & Flom LLP        Financial Officer       CityPlace I, 25th Floor
    One Beacon Street      Sycamore Networks, Inc.       185 Asylum Street
  Boston, Massachusetts       10 Elizabeth Drive         Hartford, CT 06103
          02108           Chelmsford, Massachusetts  Telephone: (860) 275-0100
Telephone: (617) 573-4800           01824
                          Telephone: (978) 250-2900

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the merger agreement are satisfied or waived.
   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

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 Title of Each Class of                 Proposed Maximum   Proposed Maximum
    Securities to be     Amount to be  Offering Price Per Aggregate Offering    Amount of
       Registered         Registered         Share              Price        Registration Fee
---------------------------------------------------------------------------------------------
Common stock, par value
 $.001 per share.......  28,378,690(1)        N/A          $9,091,195.68(2)     $2,400.07

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(1) Based on the quotient of $2,400,000,000, the agreed valuation of Sirocco, divided by $84.5705, the average price of Sycamore common stock pursuant to the merger agreement.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) under the Securities Act. As there is no market for the securities of Sirocco to be received by Sycamore in the merger, and as Sirocco has an accumulated capital deficit, the proposed maximum aggregate offering price is calculated, pursuant to Rule 457(f)(2) under the Securities Act, as the sum of: (i) $10,168.67, one-third of the stated value of the 30,506,279 shares of Sirocco common stock outstanding as of March 31, 2000; (ii) $196,209, one-third of the stated value of the 60,000 shares of Sirocco Series A preferred stock outstanding as of March 31, 2000; (iii) $422,404.67, one-third of the stated value of the 85,000 shares of Sirocco Series B preferred stock outstanding as of March 31,
    2000; (iv) $1,930,174.67, one third of the stated value of the 2,654,548 shares of Sirocco Series C preferred stock outstanding as of March 31,
    2000; and (v) $6,532,238.67, one-third of the stated value of the 5,370,047 shares of Sirocco Series D preferred stock outstanding as of March 31,
    2000.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
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                            LOGO OF SIROCCO SYSTEMS

                                                            August 14, 2000

Dear Sirocco Stockholder,

   You are cordially invited to attend our special meeting of stockholders to be held at Day, Berry & Howard LLP, CityPlace I, 25th Floor, 185 Asylum Street, Hartford, Connecticut 06103 on September 7, 2000 at 9:00 a.m., local time.

   At the special meeting, you will be asked to vote on the merger of Sirocco Systems, Inc. and a wholly owned subsidiary of Sycamore Networks, Inc. After the merger, Sirocco will be a wholly owned subsidiary of Sycamore. If the merger is completed you will receive:

  . .1181 of a share of Sycamore common stock for each share of Sirocco
    Series A preferred stock you own;

  . .1772 of a share of Sycamore common stock for each share of Sirocco
    Series B preferred stock you own;

  . .0259 of a share of Sycamore common stock for each share of Sirocco
    Series C preferred stock you own; and

  . .6798 of a share of Sycamore common stock for each share of Sirocco common stock you own. This common stock exchange ratio will be adjusted under certain circumstances if outstanding options, or offers relating to the grant of options, to purchase shares of Sirocco common stock expire or are terminated without exercise prior to completion of the merger. In addition, the Sirocco common stock exchange ratio assumes that all of the issued and outstanding shares of Sirocco Series D preferred stock will be converted into Sirocco common stock prior to the completion of the merger. Each share of Sirocco Series D preferred stock is convertible, at the option of the holder, into 1.5 shares of Sirocco common stock. If shares of Sirocco Series D preferred stock are not converted prior to completion of the merger:

      . upon completion of the merger, each outstanding share of Sirocco
        Series D preferred stock will be converted into the right to receive .0436 of a share of Sycamore common stock; and

      . the exchange ratio for the Sirocco common stock of .6798 will be adjusted up to a maximum of .8360.

   You will receive cash for any fractional shares of Sycamore common stock which you would otherwise receive in the merger. Sycamore common stock is listed on the Nasdaq National Market under the trading symbol "SCMR," and on August 11, 2000, Sycamore common stock closed at $134 per share.

   Ten percent of the Sycamore common stock you would otherwise be entitled to receive in the merger will be deposited in an escrow account and may be used to compensate Sycamore in the event that it is entitled to indemnification under the merger agreement. To the extent that some or all of the escrowed shares are not required to indemnify Sycamore, such escrowed shares will be distributed to you following the earlier of the first anniversary of the completion date of the merger or the date of the first independent audit report on Sycamore's financial statements which include the financial results of Sirocco.

   We cannot complete the merger unless it is approved by the holders of a majority of Sirocco common stock and a majority of each series of Sirocco preferred stock entitled to vote at the special meeting. Only stockholders who hold their shares of Sirocco stock at the close of business on July 28, 2000 will be entitled to vote at the special meeting. Stockholders who are parties to the voting agreement and who hold in the aggregate a sufficient number of shares to ensure adoption of the merger have committed to vote their shares at this special meeting in favor of adoption of the merger agreement.

   After careful consideration, Sirocco's board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests. Sirocco's board of directors unanimously recommends that you vote FOR the adoption of the merger agreement.

   This proxy statement/prospectus provides you with detailed information concerning Sirocco, Sycamore and the proposed merger. Please give all of the information contained in this proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 16 of this proxy statement/prospectus.

   Please use this opportunity to take part in the affairs of Sirocco by voting on the merger. IF YOU DO NOT VOTE BY PROXY OR IN PERSON AT THE SPECIAL MEETING, IT WILL COUNT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person, should you choose to do so. YOUR VOTE IS VERY IMPORTANT.

   We appreciate your interest in Sirocco and your consideration of this matter.


                              /s/ Jonathan Reeves
                                          Jonathan Reeves
                                          President and Chief Executive
                                           Officer

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the proxy statement/prospectus or the Sycamore common stock to be issued in connection with the merger, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated August 14, 2000 and was first mailed to stockholders on or about August 15, 2000.

                             SIROCCO SYSTEMS, INC.

                               ----------------

               Notice of Special Meeting of Sirocco Stockholders

                               ----------------

                      to be held on September 7, 2000

                               at 9:00 a.m.

To Sirocco Stockholders:

   Notice is hereby given that a special meeting of stockholders of Sirocco Systems, Inc. will be held on Thursday, September 7, 2000 at 9:00 a.m. local time at Day, Berry & Howard LLP, CityPlace I, 185 Asylum Street, 25th Floor, Hartford, Connecticut 06103 for the following purposes:

  1. To consider and vote upon a proposal to adopt the merger agreement among Sycamore Networks, Inc., a wholly owned subsidiary of Sycamore and Sirocco Systems, Inc. In the merger:

    . each share of your Sirocco Series A preferred stock will be exchanged for .1181 of a share of Sycamore common stock;

    . each share of your Sirocco Series B preferred stock will be exchanged for .1772 of a share of Sycamore common stock;

    . each share of your Sirocco Series C preferred stock will be exchanged for .0259 of a share of Sycamore common stock; and

    . each share of your Sirocco common stock will be exchanged for .6798 of a share of Sycamore common stock. The common stock exchange ratio will be adjusted under certain circumstances if outstanding options, or offers relating to the grant of options, to purchase shares of Sirocco common stock expire or are terminated without exercise prior to completion of the merger. In addition, the Sirocco common stock exchange ratio assumes that all of the issued and outstanding shares of Sirocco Series D preferred stock will be converted into Sirocco common stock prior to the completion of the merger. If shares of Sirocco Series D preferred stock are not converted prior to the merger, each outstanding share of Sirocco Series D preferred stock will be exchanged for .0436 of a share of Sycamore common stock and the exchange ratio for the Sirocco common stock will be adjusted upward. If none of the shares of Series D preferred stock are converted, upon completion of the merger, each outstanding share of Sirocco common stock outstanding will be converted into the right to receive .8360 of a share of Sycamore common stock.

  2. To transact any other business that may properly come before the special meeting or any adjournment.

   These items of business are described in the attached proxy statement/prospectus. Only holders of record of Sirocco stock at the close of business on July 28, 2000, the record date, are entitled to vote on the matters listed in this Notice of Special Meeting of Sirocco Stockholders. You may vote in person at the Sirocco special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors,
                                          W. Thomas Shea


                                          Secretary
Wallingford, Connecticut       /s/ W. Thomas Shea

August 14, 2000

                 Whether or Not You Plan to Attend the Meeting,
         Please Complete, Sign, Date and Return the Accompanying Proxy
                In the Enclosed Self-Addressed Stamped Envelope.

[LOGO OF SIROCCO SYSTEMS]                            [LOGO OF SYCAMORE NETWORKS]


PROXY STATEMENT                                                       PROSPECTUS

                               TABLE OF CONTENTS

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS..................................   1
  The Companies............................................................   1
  Questions and Answers about the Merger...................................   2
  Summary of the Transaction...............................................   4
  Selected Historical Consolidated Financial Data of Sycamore..............   9
  Selected Historical Financial Data of Sirocco............................  11
  Selected Unaudited Pro Forma Combined Financial Data.....................  12
  Unaudited Comparative Per Share Data.....................................  13
  Market Price Data........................................................  15

RISK FACTORS...............................................................  16
  Risks Relating to the Merger.............................................  16
  Risks Relating to Sirocco................................................  18
  Risks Relating to the Investment in Sycamore.............................  19
  Risks Relating to the Securities Markets.................................  28

THE SPECIAL MEETING OF SIROCCO STOCKHOLDERS................................  30
  Date, Time and Place of the Special Meeting..............................  30
  Purpose of the Special Meeting...........................................  30
  Stockholder Record Date for the Special Meeting..........................  30
  Vote of Sirocco Stockholders Required for Approval of the Merger.........  30
  Voting of Proxies........................................................  31
  Revocability of Proxies..................................................  31
  Solicitation of Proxies..................................................  32

THE MERGER.................................................................  33
  Background of the Merger.................................................  33
  Sycamore's Reasons for the Merger........................................  34
  Sirocco's Reasons for the Merger.........................................  35
  Recommendation of Sirocco's Board of Directors...........................  36
  Stock Restriction Agreements.............................................  36
  Sirocco's 1998 Stock Plan................................................  36
  Indemnification and Insurance............................................  37
  Employee Non-Competition and Non-Disclosure Agreements...................  37
  Completion and Effectiveness of the Merger...............................  37
  Structure of the Merger and Conversion of Sirocco Common Stock and
   Preferred Stock.........................................................  37
  Exchange of Sirocco Stock Certificates for Sycamore Stock Certificates...  38
  United States Federal Income Tax Consequences of the Merger..............  39
  Accounting Treatment of the Merger.......................................  40
  Regulatory Filings and Approvals Required to Complete the Merger.........  41
  Restrictions on Sales of Shares by Affiliates of Sirocco and Sycamore....  41
  Listing on the Nasdaq National Market of the Common Stock to be Issued by
   Sycamore................................................................  41
  Dissenters' and Appraisal Rights.........................................  42

THE MERGER AGREEMENT.......................................................  45

THE VOTING AGREEMENT......................................................   49

THE ESCROW AGREEMENT......................................................   50

OPERATIONS AFTER THE MERGER...............................................   50

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF SYCAMORE...................................................   51
  Overview................................................................   51
  Results of Operations...................................................   52
  Liquidity and Capital Resources.........................................   56
  Year 2000 Computer Systems Compliance...................................   57
  Market Risk.............................................................   57
  Recent Accounting Pronouncements........................................   58

SYCAMORE'S BUSINESS.......................................................   59
  Overview................................................................   59
  Industry Background.....................................................   59
  The Sycamore Solution...................................................   61
  Strategy................................................................   62
  Products and Technology.................................................   63
  Sycamore's Intelligent Optical Networking Products......................   64
  Customers...............................................................   65
  Sales and Marketing.....................................................   65
  Research and Development................................................   66
  Competition.............................................................   66
  Proprietary Rights and Licensing........................................   67
  Manufacturing...........................................................   68
  Employees...............................................................   68
  Properties..............................................................   68
  Legal Proceedings.......................................................   68

MANAGEMENT OF SYCAMORE....................................................   69
  Executive Officers and Directors........................................   69
  Election of Directors...................................................   71
  Compensation of Directors...............................................   71
  Compensation Committee Interlocks and Insider Participation.............   72
  Board Committees........................................................   72
  Executive Compensation..................................................   72
  Summary Compensation Table..............................................   72
  Change in Control Agreements............................................   73
  Limitations on Directors' Liability and Indemnification.................   74
  Benefit Plans...........................................................   74

CERTAIN TRANSACTIONS OF SYCAMORE..........................................   78
  Preferred Stock Issuances...............................................   78
  Common Stock Issuances..................................................   78

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF SYCAMORE......   79

DESCRIPTION OF SYCAMORE CAPITAL STOCK.....................................   81
  Common Stock............................................................   81
  Preferred Stock.........................................................   81
  Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover
   Effects................................................................   81
  Transfer Agent and Registrar............................................   82

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF SIROCCO....................................................   83
  Overview................................................................   83
  Results of Operations...................................................   83
  Liquidity and Capital Resources.........................................   84
  Qualitative Disclosures about Market Risk...............................   85
  Recent Accounting Pronouncements........................................   85

SIROCCO'S BUSINESS........................................................   86
  Overview................................................................   86
  Industry Background.....................................................   86
  Sirocco's Strategy......................................................   88
  Sirocco's Product Line..................................................   88
  Marketing...............................................................   89
  Manufacturing...........................................................   89
  Intellectual Property...................................................   89
  Employees...............................................................   89
  Properties..............................................................   89
  Legal Proceedings.......................................................   89
  Competition.............................................................   89

MANAGEMENT OF SIROCCO.....................................................   90
  Executive Compensation..................................................   91
  Summary Compensation Table..............................................   91

CERTAIN TRANSACTIONS OF SIROCCO...........................................   92
  Series A Preferred Stock Financing......................................   92
  Series B Preferred Stock Financing......................................   92
  Series C Preferred Stock Financing......................................   92
  Series D Preferred Stock Financing......................................   92
  Stock Restriction Agreements............................................   93
  Proprietary Information and Invention Agreements........................   93

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF SIROCCO.......   94

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA.....................   96

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF APRIL 29,
 2000.....................................................................   97

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
 NINE MONTHS ENDED APRIL 29, 2000.........................................   98

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
 NINE MONTHS ENDED MAY 1, 1999............................................   99

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
 YEAR ENDED JULY 31, 1999.................................................  100

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
 PERIOD ENDED JULY 31, 1998...............................................  101

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................  102

COMPARISON OF RIGHTS OF HOLDERS OF SIROCCO COMMON STOCK AND SYCAMORE
 COMMON STOCK.............................................................  104

LEGAL OPINIONS............................................................  110

EXPERTS...................................................................  110

CAUTIONARY FACTORS CONCERNING FORWARD-LOOKING STATEMENTS...................  110

WHERE YOU CAN FIND MORE INFORMATION........................................  111

SYCAMORE NETWORKS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.........  F-1

SIROCCO SYSTEMS, INC. INDEX TO FINANCIAL STATEMENTS........................ F-22

APPENDIX A--MERGER AGREEMENT

APPENDIX B--AMENDED VOTING AGREEMENT

APPENDIX C--ESCROW AGREEMENT

APPENDIX D--DELAWARE APPRAISAL RIGHTS STATUTE

[SIROCCO SYSTEMS LOGO]                        [SYCAMORE NETWORKS LOGO]

                 SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

                                 The Companies

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, which include the merger agreement, the voting agreement and the escrow agreement. References in this proxy statement/prospectus to "Sycamore" refer to Sycamore Networks, Inc., "Sirocco" refer to Sirocco Systems, Inc., and "we," "us" and "our," unless the context otherwise requires, refer to Sycamore and Sirocco, collectively.

Sirocco Systems, Inc.
95 Barnes Road
Wallingford, CT 06492
(203) 294-8000
http://www.siroccosystems.com

   Sirocco develops and markets intelligent optical aggregation, switching and network management products that collect and package voice and data traffic for transmission over intelligent optical backbone networks. Sirocco's product line is designed to make use of the bandwidth potential and speed of the fiber optic backbone network to efficiently transport complex data applications. In addi-tion, the Sirocco product line is designed to function in tandem with existing electronic switching technologies so as to permit service providers to build and upgrade their systems at their own pace.

   Sirocco's product line is aimed primarily at meeting the needs of metropoli-tan access service providers. These service providers link end users to the in-telligent optical backbone of the public network. Service providers in this market include new and established providers of voice and data transport serv-ices, long distance carriers, Internet service providers, cable operators and foreign telephone companies.

   Sirocco was founded in July 1998. Sirocco expects the first testing of its products at potential customer sites to begin in the third calendar quarter of 2000. Products are expected to be available for shipment to customers beginning in the following quarter.

Sycamore Networks, Inc.
10 Elizabeth Drive
Chelmsford, MA 01824-4111
(978) 250-2900
http://www.sycamorenet.com

   Sycamore develops and markets intelligent optical networking products that transport and switch voice and data on wavelengths of light across fiber optic cable that comprise the core of the public network. The existing public network backbone is based on SONET/SDH transmission technology, which requires optical signals traveling across the network to be converted into electrical signals at each network transit point and then reconverted into optical signals for trans-port to the next transit point. The multiple conversions required in a SONET/SDH network increase network complexity and cost. Sycamore's products are designed to enable their customers to quickly and cost effectively create us-able network capacity in the form of bandwidth over existing fiber to create new high speed data services. Sycamore's target customers are providers of voice and data transport services, including telephone companies, Internet service providers, cable operators and similar service providers.

   Sycamore believes that data traffic on the public network backbone is grow-ing at rates that surpass available network capacity and that service providers will require new solutions to relieve this network congestion and create new data services. Sycamore's products are designed to address the current and fu-ture needs of service providers by offering an end-to-end intelligent optical networking solution.

                     Questions and Answers about the Merger
Q.As a holder of Sirocco capital stock, what will I receive in the merger?

A.If the merger is completed, you will receive:

  . .1181 of a share of Sycamore common stock for each share of Sirocco Series A preferred stock you own;

  . .1772 of a share of Sycamore common stock for each share of Sirocco Series B preferred stock you own;

  . .0259 of a share of Sycamore common stock for each share of Sirocco Series C preferred stock you own; and

  . .6798 of a share of Sycamore common stock for each share of Sirocco common stock you own.

The common stock exchange ratio will be adjusted under certain circumstances if outstanding options to purchase shares of Sirocco common stock, or offers re-lating to the grant of options, expire or are terminated without exercise prior to completion of the merger. In addition, the Sirocco common stock exchange ra-tio assumes that all of the issued and outstanding shares of Sirocco Series D preferred stock will be converted into Sirocco common stock prior to the com-pletion of the merger. If shares of Sirocco Series D preferred stock are not converted prior to the merger, each outstanding share of Sirocco Series D pre-ferred stock will be exchanged for .0436 of a share of Sycamore common stock and the exchange ratio for the Sirocco common stock will be adjusted upward. If none of the shares of Series D preferred stock are converted, upon completion of the merger, each outstanding share of Sirocco common stock outstanding will be converted into the right to receive .8360 of a share of Sycamore common stock.

Sycamore will not issue fractional shares. Instead, you will receive an amount of cash determined by multiplying the fraction of a share to be converted by $84.5705.

Except for any adjustment to the Sirocco common stock exchange ratio to reflect options that expire or shares of Sirocco Series D preferred stock that are not converted before completion of the merger, the number of shares of Sycamore common stock to be issued for each share of Sirocco common stock and preferred stock described above is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of Sycamore common stock goes up or down. Sirocco is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based on changes in the value of Sycamore common stock.

Ten percent of the Sycamore common stock you would otherwise be entitled to re-ceive in the merger will be deposited in an escrow account and may be used to compensate Sycamore in the event that it is entitled to indemnification under the merger agreement. If any escrowed shares remain upon the termination of this indemnification obligation, they will be distributed to you. For more in-formation on the escrow account, see "The Escrow Agreement" on page 50 of this proxy statement/prospectus.

Based on the number of Sirocco and Sycamore shares outstanding as of July 28, 2000, the former securityholders of Sirocco will own approximately 12% of Syca-more upon consummation of the merger, including the escrowed shares, restricted shares and shares underlying options to purchase shares of Sirocco common stock that are assumed by Sycamore in the merger.

Q.What are the U.S. federal income tax consequences of the merger?

A.Sirocco and Sycamore have structured the merger so that, in general, Sirocco stockholders will not recognize gain or loss for U.S. federal income tax pur-poses in the merger on the exchange of their Sirocco stock, except that Sirocco stockholders will generally be taxed on any cash they receive in lieu of a fractional share. Sirocco and Sycamore will not be obligated to complete the merger unless we both receive legal opinions to this effect. After receipt of stockholder approval, neither of us may waive the requirement that legal opin-ions be provided unless further stockholder approval is obtained with appropri-ate disclosure.

Because tax matters are complicated, we encourage you to contact your tax advi-sors to determine the particular tax consequences of the merger to you. To re-view the tax consequences to Sirocco stockholders in greater detail, see pages 39 through 40 of this proxy statement/prospectus.

Q.What do I do if I want to change my vote after I have mailed my proxy card?

A.Send in a later-dated, signed proxy card to Sirocco's corporate secretary be-fore the special meeting or attend the special meeting in person and vote. You may also revoke your proxy by sending a written notice of revocation to Siroc-co's corporate secretary before the special meeting.

Q.What do I need to do now?

A.Fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meet-ing. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person. If you do not attend the special meeting and you do not return your proxy card, it will count as a vote against adoption of the merger agreement. Sirocco's board of directors unanimously recommends that its stockholders vote in favor of the merger.

Q.Should I send in my stock certificates now?

A. No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q.When do you expect the merger to be completed?

A.We are working towards completing the merger as quickly as possible. Assuming that both Sirocco and Sycamore satisfy or waive all of the conditions to clos-ing contained in the merger agreement, we anticipate that the closing of the merger will occur in the third calendar quarter of 2000.

Q.Whom should I call with additional questions?

A.If you have questions about the merger, you should call Sirocco's Investor Relations Department at (203) 294-8002.

                           Summary of the Transaction
Structure of the Transaction (see page 37)

   Sirocco will merge with a subsidiary of Sycamore and become a wholly owned subsidiary of Sycamore. Following the merger, as a stockholder of Sycamore, you will have an equity stake in Sirocco's parent company.

Stockholder Approval (see page 30)

   The holders of a majority of the outstanding shares of Sirocco common stock and each series of Sirocco preferred stock must adopt the merger agreement. Sycamore stockholders are not required to adopt the merger agreement and will not vote on the merger.

   You are entitled to cast one vote per share of Sirocco common stock and pre-ferred stock you owned as of July 28, 2000, the record date.

Recommendation of Sirocco's Board of Directors (see page 36)

   After careful consideration, Sirocco's board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests. Sirocco's board of directors unanimously recommends that you vote for the adoption of the merger agreement.

Completion and Effectiveness of the Merger (see page 37)

   We will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Delaware. We are working toward com-pleting the merger as quickly as possible. We expect to complete the merger during the third calendar quarter of 2000.

Conditions to Completion of the Merger (see page 47)

   Our obligations to complete the merger are subject to the prior satisfaction or waiver of several conditions. If either Sycamore or Sirocco waives any con-dition, Sirocco will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from Sirocco stock-holders is required. The conditions that must be satisfied or waived before the completion of the merger include the following:

  . the merger agreement must be adopted by holders of a majority of the Si-rocco common stock and holders of a majority of each series of Sirocco preferred stock, which is assured assuming no breach of the voting agreement by the Sirocco stockholders that are parties thereto;

  . the applicable waiting periods under antitrust laws must expire or be terminated;

  . no injunction or order preventing the completion of the merger or pro-hibiting or limiting Sycamore's ownership of Sirocco may be in effect and no litigation seeking to prevent the merger or significant damages in connection with the merger may be pending or threatened;

  . the sum of Sirocco common stock to which dissenters' or appraisal rights have been properly asserted under Delaware law do not exceed 5% of the Sirocco common stock issued and outstanding as of July 28, 2000;

  . no litigation which is reasonably likely to have a material adverse change in Sycamore's business may be pending or threatened;

  . Sirocco's and Sycamore's representations and warranties in the merger agreement must be true and correct such that there are no material ad-verse changes in their respective businesses;

  . Sirocco must obtain any required approvals and consents from third par-ties relating to the merger;

  . Sirocco and Sycamore must have materially complied with their agreements in the merger agreement;

  . Sirocco and Sycamore must each receive an opinion of special tax counsel to the effect that the merger will qualify as a tax-free reorganization;

  . Sycamore and Sirocco must be advised by its independent accountants that they concur with Sycamore's conclusion that the merger can properly be accounted for as a "pooling of interests" business combination;

  . employment agreements entered into by specified key employees of Sirocco with Sycamore must remain in effect;

  . the shares of Sycamore common stock to be issued to Sirocco stockholders in the merger must have been approved for listing on the Nasdaq National Market;

  . Sycamore must receive an opinion of Sirocco's counsel relating to speci-fied corporate matters;

  . each affiliate of Sirocco must agree to comply with Rule 145 under the Securities Act and with other restrictions on transfer required to en-sure that the transaction may be accounted for as a "pooling of interests";

  .  Sirocco must terminate specified agreements to which it is a party; and

  . all outstanding warrants and other rights to purchase Sirocco stock in connection with Sirocco's loan agreement with Silicon Valley Bank and Lighthouse Capital Partners III, L.P. must be exercised or have expired.

   You should carefully read the merger agreement, which is attached as Appen-dix A to this proxy statement/prospectus.

Termination of the Merger Agreement (see page 48)

   The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, by:

  .  Sirocco's and Sycamore's mutual consent;

  .  Sirocco or Sycamore under any of the following circumstances:

    -  if the merger is not completed by November 30, 2000; or

    - if a final court order prohibiting the merger is issued and is not appealable.

  .  Sycamore if:

    - Sirocco or any of its officers or directors facilitate or participate in discussions or negotiations in breach of their non-solicitation obligations under the merger agreement or otherwise breach these ob-ligations;

    - Sirocco agrees to, approves or recommends to its stockholders certain acquisition proposals from a third party;

    - Sirocco knowingly takes any action or fails to take any action that would be reasonably likely to jeopardize the accounting treatment of the merger as a "pooling of interests" business combination.

  . Sycamore if a Sirocco stockholder who is a party to the voting agreement breaches the voting agreement, unless the Sirocco stockholders have oth-erwise adopted the merger agreement and approved or consented to the other actions required by the merger agreement;

  . Sycamore if more than 5% of the Sirocco common stock outstanding on July 28, 2000 properly assert dissenters or appraisal rights under Delaware law; and

  . Sirocco or Sycamore if the conditions to completion of the merger would not be satisfied because of a breach or failure to perform an agreement in the merger agreement by the other party or a representation or war-ranty of the other party in the merger agreement becomes untrue, either of which is not cured within 10 business days of notice.

Payment of Termination Fee (see page 49)

   Sirocco has agreed to pay Sycamore a termination fee of $96 million if the merger agreement is terminated in any of the following circumstances:

  . if the merger agreement is terminated by Sycamore because Sirocco's board of directors takes any of the actions described in the third bul-let point under "Termination of the Merger Agreement" above;

  .  if the merger agreement is terminated by Sycamore because

    - holders of more than 5% of the Sirocco common stock outstanding on July 28, 2000 properly assert dissenters' or appraisal rights under Delaware law and within one year from the termination date, Sirocco enters into an agreement or completes a transaction in which it sells more than 50% of its outstanding stock or the fair market value of its assets to a third party; or

    - Sirocco breached a representation or warranty or failed to perform an agreement in the merger agreement and Sirocco completes a transaction in which it sells more than 50% of its outstanding stock or the fair market value of its assets to a third party, if Sirocco completed such transaction within one year from the termination date.

No Other Negotiations Involving Sirocco (see page 46)

   Until the merger is completed or the merger agreement is terminated, Sirocco has agreed not to directly or indirectly take any of the following actions:

  . solicit, initiate, facilitate or encourage any inquiries or proposals that constitute or could reasonably be expected to lead to a proposal to acquire Sirocco, or significant assets of Sirocco, by any party other than Sycamore; or

  . with respect to any person or entity that is pursuing such a transac-tion:

    -  engage in negotiations or discussions;

    -  provide any non-public information relating to Sirocco; or

    -  agree to approve or recommend to its stockholders such a transaction.

Some Sirocco Stockholders Have Entered Into a Voting Agreement (see page 49)

   In connection with the execution of the merger agreement, stockholders rep-resenting over a majority of the voting power of Sirocco's common stock and each series of Sirocco's preferred stock entered into a voting agreement with Sycamore. Under the voting agreement, each of these Sirocco stockholders agreed to vote all of their shares of Sirocco stock in favor of adoption of the merger agreement. In addition, under the voting agreement, these stockholders may transfer shares of the Sirocco stock they own or their options to purchase Si-rocco stock only if the transferees agree to be bound by the provisions of the voting agreement or the stockholders obtain Sycamore's consent to the transfer. These Sirocco stockholders were not paid additional consideration in connection with the voting agreement.

   The Sirocco stockholders who entered into the voting agreement own a major-ity of the Sirocco common stock and each series of Sirocco preferred stock out-standing. Accordingly, assuming no breach of the voting agreement by any party thereto, adoption of the merger agreement is assured.

   You should carefully read the voting agreement, which is attached as Appen-dix B to this proxy statement/prospectus.

A Portion of the Shares to be Paid in the Merger Will be Held in Escrow (see page 50)

   Under the escrow agreement, Sycamore will deposit 10% of the shares of Syca-more common stock the Sirocco stockholders would otherwise receive in connec-tion with the merger into an escrow account. The escrow shares may be used to compensate Sycamore in the event it is entitled to indemnification under the merger agreement. To the extent that some or all of the escrowed shares are not required to indemnify Sycamore, such shares will be distributed pro rata among Sirocco stockholders entitled to receive Sycamore shares in the merger on the earlier of the first anniversary of the date the merger is completed or the date of the first independent audit report on Sycamore's financial statements after completion of the merger that include the financial results of Sirocco.

   As a result of the escrow, depending on the amounts to which Sycamore is en-titled for indemnification under the merger agreement, you may never receive up to 10% of the shares of Sycamore common stock you would otherwise be entitled to receive.

   At the time of the closing of the merger, G. Felda Hardymon, as representa-tive of Sirocco stockholders entitled to receive Sycamore shares in the merger, will enter into an escrow agreement with Sycamore and an independent escrow agent.

   You should carefully read the escrow agreement, which is attached as Appen-dix C to this proxy statement/prospectus.

Interests of Certain Persons in the Merger (see page 92)

   In addition to their interests as stockholders, some of the directors, offi-cers and employees of Sirocco may have interests in the merger that are differ-ent than, or in addition to, your interests. These interests exist because of rights they have pursuant to the terms of benefit and compensation plans main-tained by Sirocco and arrangements with Sirocco regarding employment following the merger.

   In addition, Sycamore will indemnify the officers and directors of Sirocco for events occurring before the merger.

   The Sirocco board of directors was aware of and discussed these potentially conflicting interests when it approved the merger.

U.S. Federal Income Tax Consequences of the Merger (see page 39)

   We have structured the merger so that in general, Sycamore, Sirocco and their respective stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by Sirocco stockholders instead of fractional shares. It is a condition to the merger that we receive legal opinions to this effect.

   Because tax matters are complicated, we encourage you to contact your tax advisors to determine the particular tax consequences of the merger to you.

Accounting Treatment of the Merger (see page 40)

   We intend to account for the merger as a "pooling of interests" business combination. It is a condition to Sycamore's obligations to complete the merger that Sycamore be advised in writing by PricewaterhouseCoopers LLP that they concur with Sycamore's conclusion that the merger can properly be accounted for as a "pooling of interests" business combination, although this condition may be waived. Under the "pooling of interests" method of accounting, our histori-cal recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include our operating results for the entire fiscal year in which the merger is completed, and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

Antitrust Approval Required to Complete the Merger (see page 41)

   The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission, and early ter-mination was granted on June 30, 2000. The Department of Justice or the Federal Trade Commission, as well as a state agency, a government agency or private person, may challenge the merger at any time before its completion.

Restrictions on the Ability to Sell Sycamore Stock (see page 41)

   All shares of Sycamore common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either Sirocco or Sycamore under the Securities Act of 1933. Shares of Sycamore common stock held by our affiliates may only be sold pursu-ant to a registration statement or exemption under the Securities Act. In addition, our affiliates are further restricted from selling their shares pur-suant to the requirements of "pooling of interests" accounting treatment.

You Have Dissenters' or Appraisal Rights (see page 42)

   If you do not vote for the adoption of the merger agreement and you satisfy other conditions described on pages 42 to 44 and in Appendix D to this proxy statement/prospectus, you are entitled to be paid the "fair value" of your shares of Sirocco common stock as determined by the Delaware Court of Chancery. Since appraisal rights are only available to you if you properly assert your dissenters' or appraisal rights, you should carefully read "The Merger-Dissent-ers' and Appraisal Rights" beginning on page 42 and the copy of the Delaware appraisal rights statute attached as Appendix D to this proxy statement/prospectus.

Where You Can Find More Information (see page 111)

   If you have any questions about the merger, please call Sirocco's Investor Relations Department at (203) 294-8002.

Forward-Looking Statements in this Proxy Statement/Prospectus (see page 110)

   This proxy statement/prospectus contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Sirocco's and Sycamore's financial conditions, results of operations and businesses and the expected impact of the merger on Sycamore's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully con-sider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 16 of this proxy statement/prospectus.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SYCAMORE

   The following table presents selected historical consolidated financial data of Sycamore. The consolidated statement of operations data for the period from inception (February 17, 1998) through July 31, 1998 and the fiscal year ended July 31, 1999 and the consolidated balance sheet data at July 31, 1998 and 1999 are derived from the financial statements of Sycamore audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the nine-month periods ended May 1, 1999 and April 29, 2000, and the consolidated balance sheet data at April 29, 2000 are unaudited.

   In the opinion of management, all necessary adjustments for a fair statement (consisting of only normal recurring adjustments), have been included in the unaudited quarterly results when read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period. Sycamore effected a three-for-one stock split which was paid as a 200% stock dividend on February 11, 2000 to stockholders of record as of February 4, 2000. This stock split has been reflected in the consolidated financial statements for all periods presented. The following information is for illustrative purposes only and you should read it together with Sycamore's historical consolidated financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this proxy statement/prospectus.

                                     Period from
                                      Inception
                                      (February              Nine Months Ended
                                      17, 1998)      Year    ------------------
                                     through July Ended July  May 1,    April
                                       31, 1998    31, 1999    1999    29, 2000
                                     ------------ ---------- --------  --------
                                       (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues...........................     $  --      $ 11,330  $    --   $107,742
Cost of revenues (exclusive of non-
 cash stock compensation expense of
 $0, $101, $45 and $918,
 respectively).....................        --         8,486     1,173    57,103
                                        ------     --------  --------  --------
Gross profit (loss)................        --         2,844    (1,173)   50,639
Loss from operations...............       (793)     (20,049)  (10,897)  (12,042)
Provision for income taxes.........        --           --        --      3,484
Net income (loss)..................     $ (693)    $(19,490) $(10,409) $  2,069
Basic net income (loss) per
 share(1)..........................     $(0.18)    $  (2.09) $  (1.13) $   0.02
Diluted net income (loss) per
 share(2)..........................     $(0.18)    $  (2.09) $  (1.13) $   0.01
Shares used in calculating:
  Basic net income (loss) per
   share...........................      3,753        9,324     9,248   135,944
  Diluted net income (loss) per
   share...........................      3,753        9,324     9,248   195,915
Pro forma basic net income (loss)
 per share(3)......................                $  (0.17) $  (0.10) $   0.01
Pro forma diluted net income (loss)
 per share(3)......................                $  (0.17) $  (0.10) $   0.01
Shares used in calculating:
  Pro forma basic net income (loss)
   per share.......................                 114,435   104,189   179,070
  Pro forma diluted net income
   (loss) per share................                 114,435   104,189   239,042

                                    July 31, 1998 July 31, 1999 April 29, 2000
                                    ------------- ------------- --------------
                                                  (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and
 marketable securities.............    $4,279       $ 28,989      $1,514,078
Working capital....................     4,341         40,450       1,193,469
Total assets.......................     5,081         57,912       1,610,657
Long term debt, less current
 portion...........................       --           2,957             --
Redeemable convertible preferred
 stock.............................     5,621         55,771             --
Total stockholders' equity
 (deficit).........................      (678)       (13,623)      1,545,363

--------
(1) Basic net income (loss) per share is computed by dividing the net income
    (loss) for the period by the weighted average number of common shares outstanding during the period.
(2) Diluted net income (loss) per share is computed by dividing the net income
    (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of unvested shares of restricted common stock and the incremental common shares issuable upon the exercise of stock options and unvested restricted common shares.
(3) Pro forma net income (loss) per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of all redeemable convertible preferred stock into common stock as if such conversion occurred at the date of original issuance.

                 SELECTED HISTORICAL FINANCIAL DATA OF SIROCCO

   The following table presents selected historical financial data of Sirocco. The statement of operations data for the period from inception (July 7, 1998) through December 31, 1998 and the fiscal year ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from, the financial statements of Sirocco audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this proxy statement/prospectus. The statement of operations data for the three-month periods ended March 31, 1999 and March 31, 2000 and the balance sheet data as of March 31, 2000 are unaudited.

   The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sirocco" and Sirocco's financial statements and related notes included elsewhere in this proxy statement/prospectus. Sirocco's unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of Sirocco's management, include all adjustments, consisting only of normally recurring adjustments, necessary for a fair statement of the information set forth therein. Historical results are not necessarily indicative of results that may be expected for any future period. In 1999, Sirocco executed various stock splits of its common stock and in March 2000, Sirocco effected a three-for-two stock split of its common stock. These stock splits have been reflected in the financial statements for all periods presented.

                             Period from
                              Inception                        Three Months
                           (July 7, 1998)                     Ended March 31,
                               through         Year Ended     ----------------
                          December 31, 1998 December 31, 1999  1999     2000
                          ----------------- ----------------- -------  -------
                                 (in thousands, except per share data)
Statement of Operations
 Data:
Revenue..................      $  --             $   --       $   --   $   --
Costs and expenses.......         265              5,854          587    5,671
                               ------            -------      -------  -------
Loss from operations.....        (265)            (5,854)        (587)  (5,671)
Interest income, net.....           8                291            8      185
                               ------            -------      -------  -------
Net loss.................        (257)            (5,563)        (579)  (5,486)
Preferred stock
 accretion...............         --                 (11)          (1)      (5)
                               ------            -------      -------  -------
Net loss attributable to
 common stockholders.....      $ (257)           $(5,574)     $  (580) $(5,491)
                               ------            -------      -------  -------
Basic and diluted net
 loss per share
 attributable to common
 stockholders............      $(0.07)           $ (0.24)     $ (0.04) $ (0.19)
Shares used in computing
 basic and diluted net
 loss per share
 attributable to common
 stockholders............       3,768             22,891       13,571   29,638

                             December 31, 1998 December 31, 1999 March 31, 2000
                             ----------------- ----------------- --------------
                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents..        $ 320            $18,900         $15,700
Working capital............          208             18,841          15,353
Total assets...............          442             21,126          19,320
Long-term liabilities......          --                 435             351
Mandatorily redeemable
 preferred stock...........          585             25,599          27,243
Total stockholders'
 deficit...................         (255)            (5,285)         (9,521)

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following table presents selected unaudited pro forma combined financial data of Sycamore and Sirocco which are derived from the unaudited pro forma condensed combined financial statements which are presented elsewhere in this proxy statement/prospectus. The data has been prepared giving effect to the merger under the "pooling of interests" method of accounting. This information should be read in conjunction with the unaudited pro forma statements and related notes. The selected unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated as of the dates indicated or that may be achieved in the future.

   Since the fiscal years of Sycamore and Sirocco differ, the periods combined for purposes of the pro forma combined financial data are as follows giving effect to the merger as if it had occurred at the beginning of each period presented:

Sycamore                 Sirocco
--------                 -------
Period from inception
 (February 17, 1998) to
 July 31, 1998           Period from inception (July 7, 1998) to December 31, 1998
Fiscal year ended July
 31, 1999                Fiscal year ended December 31, 1999
Nine months ended April
 29, 2000 and May 1,
 1999                    Nine months ended April 29, 2000 and May 1, 1999

   The nine months ended April 29, 2000 and May 1, 1999 include five months of Sirocco's financial results which are also recorded in the fiscal year ended December 31, 1999 and the period from inception (July 7, 1998) to December 31, 1998, respectively. Sirocco's net loss for the five-month periods ended December 31, 1998 and 1999 was $257,000 and $3,659,000, respectively.

                              Period from
                               Inception     Year
                             (February 17,  Ended        Nine Months Ended
                             1998) through July 31,  --------------------------
                             July 31, 1998   1999    May 1, 1999 April 29, 2000
                             ------------- --------  ----------- --------------
                                   (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues...................     $    --    $ 11,330   $     --      $107,742
Cost of revenues...........          --       8,486      1,173        57,103
                                -------    --------   --------      --------
Gross profit (loss)........          --       2,844     (1,173)       50,639
Loss from operations.......      (1,058)    (25,903)   (12,032)      (24,738)
Net loss...................        (950)    (25,053)   (11,517)       (7,947)
Net loss attributable to
 common stockholders ......        (950)    (25,053)   (11,517)       (7,947)
Basic and diluted net loss
 per share.................       (0.15)      (1.01)     (0.75)        (0.05)
Shares used in calculating:
  Basic and diluted net
   loss per share..........       6,314      24,885     15,440       155,452

                                                                      As of
                                                                  April 29, 2000
                                                                  --------------
                                                                  (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities.................   $1,528,032
Working capital..................................................    1,204,542
Total assets.....................................................    1,630,151
Long term debt, less current portion.............................          328
Preferred stock..................................................           --
Total stockholders' equity.......................................    1,559,623

                      UNAUDITED COMPARATIVE PER SHARE DATA

   The following table presents (a) the basic and diluted net income (loss) per common share and book value per common share data for each of Sycamore and Sirocco on a historical basis, (b) the basic and diluted net income (loss) per common share and book value per common share data for the combined company on a pro forma combined basis and (c) the basic and diluted net income (loss) per common share and book value per common share data for Sirocco on an equivalent pro forma combined basis. Under Sirocco equivalent pro forma combined below, we show the effect of the merger from the perspective of an owner of shares of Sirocco common stock. We computed the information set out under that caption by multiplying the corresponding pro forma financial data by the common stock exchange ratio of .6798. The common stock exchange ratio will be adjusted if any of the options that are currently outstanding, or offers relating to the grant of options, to purchase shares of Sirocco common stock expire or are terminated prior to completion of the merger. This Sirocco common stock exchange ratio assumes that all issued and outstanding shares of Sirocco Series D convertible preferred stock are converted into shares of Sirocco common stock either prior to or concurrent with completion of the merger.

   You should read the information below together with the historical financial statements and related notes contained in the financial statements, quarterly reports and other information that Sycamore has filed with the SEC. To obtain copies of these documents, see "Where You Can Find More Information" on page
111. The unaudited pro forma combined data below is for illustrative purposes only. The companies might have performed differently had they always been combined. You should not rely on the information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results of operation or financial condition that the combined company will experience after the merger.

                                        Period from             Nine Months
                                         Inception     Year        Ended
                                       (February 17,  Ended   -----------------
                                       1998) through July 31, May 1,  April 29,
                                       July 31, 1998   1999    1999     2000
                                       ------------- -------- ------  ---------
Sycamore Historical:
Basic net income (loss) per share.....    $(0.18)     $(2.09) $(1.13)   $0.02
Diluted net income (loss) per share...     (0.18)      (2.09)  (1.13)    0.01
Book value per share (1)..............                 (0.20)            6.31

                                         Period from
                                          Inception            Three Months
                                           (July 7,                Ended
                                            1998)       Year   --------------
                                           through     Ended   March   March
                                         December 31, December  31,     31,
                                             1998     31, 1999  1999    2000
                                         ------------ -------- ------  ------
Sirocco Historical:
Basic and diluted net loss per share
 attributable to common stockholders....    $(0.07)    $(0.24) $(0.04) $(0.19)
Book value per share (2)................                (0.18)          (0.31)

                                         Period from   Year
                                          Inception   Ended   Nine Months Ended
                                        (February 17,  July   -----------------
                                        1998) through  31,    May 1,  April 29,
                                        July 31, 1998  1999    1999     2000
                                        ------------- ------  ------- ---------
Sycamore Pro Forma Combined:
Basic and diluted net loss per share..     $(0.15)    $(1.01) $(0.75)  $(0.05)
Book value per share (3)..............                  0.11             5.75

Sirocco Equivalent Pro Forma Combined:
 (4)
Basic and diluted net loss per share..      (0.10)     (0.68)  (0.51)   (0.03)
Book value per share..................                  0.07             3.91

(1) Book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares outstanding at July 31, 1999 and April 29, 2000.

(2) Book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares outstanding at December 31, 1999 and March 31, 2000.

(3) Sycamore pro forma combined book value per share is computed by dividing pro forma stockholders' equity (deficit) by the pro forma number of shares of Sycamore common stock which would have been outstanding had the merger been consummated as of each balance sheet date.

(4) Sirocco equivalent pro forma combined amounts are calculated by multiplying the Sycamore pro forma combined per share amounts and book value by the exchange ratio assuming the exchange ratio is .6798 of a share of Sycamore common stock for each of Sirocco common stock.

                               MARKET PRICE DATA

Sycamore Market Price Data

   Sycamore common stock has traded on the Nasdaq National Market under the symbol "SCMR" since October 22, 1999. The following table sets forth, for the periods indicated, the high and low closing sale prices reported on the Nasdaq National Market for Sycamore common stock, as adjusted for all stock splits.

                                                                  High    Low
                                                                 ------- ------
First Quarter (since October 22, 1999).......................... $ 71.67 $12.67
Second Quarter (through January 29, 2000).......................  105.38  73.13
Third Quarter (through April 29, 2000)..........................  189.94  51.00

   On June 5, 2000, the business day before the public announcement that Sycamore and Sirocco had entered into the merger agreement, the closing price per share of Sycamore common stock on the Nasdaq National Market was $102.94. On August 11, 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price per share of Sycamore common stock on the Nasdaq National Market was $134.

   Because the market price of Sycamore common stock is subject to fluctuation, the market value of the shares of Sycamore common stock that holders of Sirocco common stock will receive in the merger may increase or decrease prior to and following the vote on merger. We urge stockholders to obtain current market quotations for Sycamore common stock. We cannot assure you of the future prices or trading markets for Sycamore common stock.

Sirocco Market Price Data

   Neither Sirocco's common stock nor its preferred stock is traded in any securities market.

                                  RISK FACTORS

   By voting in favor of the merger, you will be choosing to invest in Sycamore common stock. An investment in Sycamore common stock involves a high degree of risk. In addition to the other information mailed with or contained in this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to approve the merger.

Risks Relating to the Merger

   Benefits of Combining Sirocco and Sycamore May Not be Realized.

   Sirocco and Sycamore entered into the merger agreement with the expectation that the merger will result in certain benefits including, among other things, benefits relating to expanded and complementary product offerings, enhanced revenues, increased market opportunity, acceleration of Sycamore's entry into the optical access market, new technology and the addition of personnel who are specialists in the optical access market. Achieving the benefits of the merger will depend in part on the integration of our technology, operations and personnel in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of market opportunity or key employees or the diversion of the attention of management. Among the challenges involved in this integration is demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus and persuading our personnel that our business cultures are compatible. In addition, Sirocco's principal offices are located in Wallingford, Connecticut, and Sycamore's principal offices are located in Chelmsford, Massachusetts. We currently have no plans to relocate either of these principal offices. We must successfully integrate Sirocco's operations and personnel with Sycamore's operations and personnel for the merger to be successful. We cannot assure you that Sycamore and Sirocco can be successfully integrated or that we will realize any of the anticipated benefits. Our failure to do so could have a material adverse effect on the combined company's business, financial condition and operating results and the market price for our common stock may decline.

   The Exchange Ratio for Sycamore Common Stock to be Received in the Merger is Fixed and Will Not be Adjusted in the Event of Any Change in the Price of Sycamore Common Stock.

   Upon completion of the merger, you will receive:

  . .1181 of a share of Sycamore common stock for each share of Sirocco Series A preferred stock you own;

  . .1772 of a share of Sycamore common stock for each share of Sirocco Series B preferred stock you own;

  . .0259 of a share of Sycamore common stock for each share of Sirocco Series C preferred stock you own; and

  . .6798 of a share of Sycamore common stock for each share of Sirocco common stock you own, subject to adjustment under certain circumstances if outstanding options, or offers relating to the grant of options, to purchase shares of Sirocco common stock expire or are terminated without exercise prior to completion of the merger or if any of the issued and outstanding shares of Sirocco Series D preferred stock are not converted into Sirocco common stock prior to completion of the merger.

The exchange ratios described above will be adjusted to give effect to any stock split, stock dividend, subdivision, reclassification, reorganization, exchange of shares or similar transaction with respect to Sycamore common stock or Sirocco common stock or preferred stock. However, the exchange ratios will not be adjusted for any increase or decrease in the market price of Sycamore common stock, and Sirocco is not permitted to "walk away" from the merger or resolicit your vote solely because of changes in the market price of Sycamore common stock. Accordingly, the specific dollar value of Sycamore common stock to be received by you if the merger is completed will depend on the market value of Sycamore common stock at the time the merger is completed. The share price of Sycamore common stock is by its nature subject to the general price fluctuations and volatility in the market for publicly traded high technology equity securities and has experienced significant volatility. No prediction can be made as to the market price of Sycamore common stock before or after the completion of the merger.

   You May Never Receive 10% of the Sycamore Common Stock to be Paid in the Merger.

   An aggregate of 10% of the shares of Sycamore common stock that the Sirocco stockholders would otherwise be entitled to receive in the merger will be placed in an escrow account to secure the indemnification obligation of the Sirocco stockholders to Sycamore under the merger agreement. Sycamore may make claims against the shares held in the escrow account for liabilities, damages and expenses, including reasonable attorney's fees, arising out of:

  . any inaccuracy or breach of any representation or warranty made by Sirocco in the merger agreement or in any certificate delivered by Sirocco pursuant to the terms of the merger agreement; and

  . any breach or default of any of the covenants or agreements made by Sirocco in the merger agreement or in any certificate delivered by Sirocco pursuant to the terms of the merger agreement.

   To the extent that some or all of the shares in the escrow account are not required to indemnify Sycamore, such escrow shares will be distributed pro rata to you on the earlier of the first anniversary of the date the merger is completed or on the date of the first independent audit report on Sycamore's financial statements after the completion of the merger which include the financial results of Sirocco. We cannot assure you that Sycamore will not make claims for indemnification against the shares held in the escrow account or that you will receive any of those shares if they are required to indemnify Sycamore. For more information on the escrow account and the shares held in the escrow account, see "The Escrow Agreement" on page 50.

   Sycamore's Failure to Qualify for "Pooling of Interests" Accounting Treatment Would Create the Need to Account for the Purchase of Goodwill, Which Will Negatively Impact the Future Earnings of Sycamore.

   The merger is intended to be treated for accounting purposes as a "pooling of interests." Based solely on information furnished by management of Sycamore to its independent accountants, Sycamore will receive a letter from its independent accountants indicating whether or not the independent accountants concur with the conclusion of Sycamore's management that the merger will qualify for "pooling of interests" accounting treatment. In addition, based solely on information furnished by management of Sirocco to its independent accountants, Sirocco will receive a letter from its independent accountants indicating whether or not the independent accountants concur with the conclusion of Sirocco's management that no conditions exist that would preclude Sirocco's ability to be a party in the merger to be accounted for as a "pooling of interests." The foregoing opinions are not binding on the Securities and Exchange Commission and do not take into account transactions that may occur subsequent to the merger date that would disallow "pooling of interests" accounting treatment. If the merger is not treated as a pooling of interests and the merger is nevertheless consummated, Sycamore will have to account for its purchase of Sirocco's goodwill and other intangible assets. Purchase accounting will negatively affect Sycamore's earnings, as goodwill and other intangible assets would be amortized over a period of years and cause decreased earnings for each quarter during those years.

   If Sycamore and Sirocco Do Not Integrate Their Technologies and Operations Quickly and Effectively, Some or All of the Potential Benefits of the Merger May Not Occur.

   In order to achieve the benefits of the merger, Sycamore must successfully combine its business with Sirocco's business. The companies must make Sirocco's technology, products and services operate together with Sycamore's technologies, products and services. If Sycamore and Sirocco do not integrate their operations and technologies quickly and smoothly, serious harm to the combined company's business, financial condition and prospects may result. Integrating the two businesses will entail significant diversion of the management's time and attention. Sycamore may be required to spend additional time or money on integration that would otherwise be spent on developing its business and services or other matters. In addition, the integration may require the partial or wholesale conversion or redesign of some or all of the technologies, products and services of either Sycamore or Sirocco.

   Failure of the Combined Company to Retain Key Employees of Sirocco Could Harm the Business of the Combined Company.

   The success of the combined company after the merger and the ability of the combined company to achieve the potential benefits of the merger depend in part on the continued services of key employees of Sirocco. Despite Sycamore's efforts to retain these key employees, the combined company might lose some of Sirocco's employees. Many Sirocco employees will acquire significant amounts of Sycamore common stock or vested stock options in the merger and may be able to sell these shares at substantial gains. In addition, these individuals could become financially independent through these sales, before the products of Sirocco have fully matured into commercially deliverable products. Additionally, competitors and other companies may seek to hire these individuals prior to the merger and during integration of the companies. Under these circumstances, we may face a difficult task of retaining and motivating the key personnel to stay committed to the combined company. Sycamore may not be successful in retaining these key employees and any such failure could result in the failure to realize anticipated benefits of the merger.

   Sales of substantial amounts of Sycamore common stock in the public market after the proposed merger could materially adversely affect the market price of Sycamore's common stock.

   Based on the shares of Sirocco capital stock, and options and warrants to purchase Sirocco stock, that are outstanding on June 5, 2000, an aggregate of 28,378,690 shares of Sycamore's common stock will be issued in the merger or be issuable upon the exercise of options assumed by Sycamore in the merger. A number of these shares will be freely tradable immediately following the merger. Sales of a substantial number of shares of Sycamore common stock could cause Sycamore's stock price to fall. In addition, these sales could impair Sycamore's ability to raise capital through the sale of additional stock.

   Substantial Expenses Will be Incurred and Payments Made Even if the Merger is Not Consummated.

   If the merger agreement is terminated, under some circumstances, Sirocco may be required to pay Sycamore a termination fee of $96 million. See "The Merger Agreement-Payment of Termination Fee" on page 49. In addition, whether or not the merger is consummated, Sirocco and Sycamore will incur substantial expenses, including legal, financial advisor and administrative expenses, in pursuing the merger.

Risks Relating to Sirocco

   Officers of Sirocco and Certain Members of Sirocco's Board Of Directors Have Interests in the Merger in Addition to Their Interest as Stockholders of Sirocco.

   As described in greater detail under "Certain Transactions of Sirocco," 50% of the unvested shares of restricted stock held by officers of Sirocco, including Jonathan Reeves, who is also a director, will vest upon consummation of the merger. The balance of the unvested shares held by these persons will also vest over an accelerated period of either one or two years. Mr. Reeves, who is currently the President and Chief Executive Officer of Sirocco, will become Vice President and General Manager, Optical Networking of Sycamore. Officers and directors of Sirocco will be entitled to indemnification from Sycamore under certain circumstances.

Risks Relating to the Investment in Sycamore

   Sycamore Expects That Substantially All of Its Revenues Will Be Generated from a Limited Number of Customers, and Sycamore's Revenues Will Not Grow If Sycamore Does Not Successfully Sell Products to These Customers.

   Sycamore currently has a limited number of customers, one of whom, Williams Communications, accounts for substantially all of Sycamore's revenues to date. Williams is not contractually committed to purchase any minimum quantities of products from Sycamore. Sycamore expects that in the foreseeable future substantially all of Sycamore's revenues will continue to depend on sales of its intelligent optical networking products to Williams and a limited number of potential new customers. The rate at which Sycamore's current and prospective customers purchase products from them will depend, in part, on its success in selling communications services based on these products to its own customers. Any failure of current or prospective customers to purchase products from Sycamore for any reason, including any determination not to install Sycamore's products in their networks or downturn in their business, would seriously harm Sycamore's financial condition or results of its operations.

   Sycamore Has Been in Business for a Short Period of Time and Your Basis for Evaluating Sycamore is Limited.

   Sycamore was founded in February 1998. Sycamore began shipping its SN 6000 Intelligent Optical Transport product in May 1999, its 8000 Intelligent Optical Network Node in August 1999 and its SilvxManager Network Management System in November 1999. Sycamore has limited meaningful historical financial data upon which to base projected revenues and planned operating expenses and upon which investors may evaluate Sycamore and its prospects. In addition, Sycamore's operating expenses are largely based on anticipated revenue trends, and a high percentage of Sycamore's expenses are and will continue to be fixed. You should consider the risks and difficulties frequently encountered by companies like Sycamore in a new and rapidly evolving market. Sycamore's ability to sell products, and the level of success, if any, it achieves, depends, among other things, on the level of demand for intelligent optical networking products, which is a new and rapidly evolving market.

   Sycamore's Failure to Increase its Revenues Would Prevent it from Achieving and Maintaining Profitability.

   Sycamore has a history of losses and has not achieved profitability on an annual basis. While it had a loss from operations in the quarter ended April 29, 2000, Sycamore achieved profitability for the first time in this quarter on a net income basis. Sycamore may not sustain profitability on a quarterly basis or achieve profitability on an annual basis. Sycamore cannot assure you that its revenues will grow or that it will generate sufficient revenues to sustain profitability. Sycamore has large fixed expenses and expects to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses. Although its revenue has grown in recent quarters, Sycamore cannot be certain that its revenue growth will continue or increase in the future or that it will realize sufficient revenues to be profitable on an annual or quarterly basis.

   Sycamore is Entirely Dependent on its Line of Intelligent Optical Networking Products and its Future Revenue Depends on its Commercial Success.

   Sycamore's future growth depends on the commercial success of its line of intelligent optical networking products. To date, Sycamore's SN 6000 Intelligent Optical Transport product, SN 8000 Intelligent Optical Network Node, SN 16000 Intelligent Optical Switch and its SilvxManager Network Management System are the only products that have been shipped to customers. Sycamore intends to develop and introduce new products and enhancements to existing products in the future. Sycamore cannot assure you that it will be successful in completing the development or introduction of these products. Failure of its current or planned products to operate as expected could delay or prevent its adoption. If Sycamore's target customers do not adopt, purchase and successfully deploy its current and planned products, its revenues will not grow significantly.

   Because Sycamore's Products Are Complex and Are Deployed in Complex Environments, it May Have Errors or Defects That it Finds Only After Full Deployment, Which Could Seriously Harm its Business.

   Sycamore's intelligent optical networking products are complex and are designed to be deployed in large and complex networks. Because of the nature of the products, they can only be fully tested when completely deployed in very large networks with high amounts of traffic. Sycamore's customers may discover errors or defects in the hardware or the software, or the product may not operate as expected, after it has been fully deployed. If Sycamore is unable to fix errors or other problems that may be identified in full deployment, it could experience:

  .  loss of or delay in revenues and loss of market share;

  .  loss of customers;

  .  failure to attract new customers or achieve market acceptance;

  .  diversion of development resources;

  .  increased service and warranty costs;

  .  legal actions by its customers; and

  .  increased insurance costs.

   The Long and Variable Sales Cycles for Sycamore's Products May Cause Revenues and Operating Results to Vary Significantly from Quarter to Quarter.

   A customer's decision to purchase Sycamore's intelligent optical networking products involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. As a result, Sycamore's sales cycle is likely to be lengthy. Throughout the sales cycle, Sycamore spends considerable time and expense educating and providing information to prospective customers about the use and features of its products. Even after making a decision to purchase, Sycamore believes that its customers will deploy the products slowly and deliberately. Timing of deployment can vary widely and depends on the skills of the customer, the size of the network deployment, the complexity of the customer's network environment and the degree of hardware and software configuration necessary. Customers with complex networks usually expand their networks in large increments on a periodic basis. Accordingly, Sycamore may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. Because of Sycamore's limited operating history and the nature of its business, it cannot predict these sales and deployment cycles. The long sales cycles, as well as its expectation that customers will tend to sporadically place large orders with short lead times, may cause its revenues and results of operations to vary significantly and unexpectedly from quarter to quarter.

   Sycamore May Not Be Successful if its Customer Base Does Not Grow.

   Sycamore's future success will depend on its attracting additional customers. The growth of its customer base could be adversely affected by:

  . customer unwillingness to implement its new optical networking architecture;

  . any delays or difficulties that it may incur in completing the development and introduction of its planned products or product enhancements;

  .  new product introductions by its competitors;

  .  any failure of its products to perform as expected; or

  .  any difficulty it may incur in meeting customers' delivery requirements.

   The Intelligent Optical Networking Market is New and Sycamore's Business Will Suffer if it Does Not Develop as it Expects.

   The market for intelligent optical networking products is new. Sycamore cannot assure you that a viable market for its products will develop or be sustainable. If this market does not develop, or develops more slowly than it expects, Sycamore's business, results of operations and financial condition would be seriously harmed.

   If Sycamore Does Not Respond Rapidly to Technological Changes, its Products Could Become Obsolete.

   The market for intelligent optical networking products is likely to be characterized by rapid technological change, frequent new product introductions and changes in customer requirements. Sycamore may be unable to respond quickly or effectively to these developments. Sycamore may experience design, manufacturing, marketing and other difficulties that could delay or prevent its development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards, could render its existing or future products obsolete.

   In developing its products, Sycamore has made, and will continue to make, assumptions about the standards that may be adopted by its customers and competitors. If the standards adopted are different from those which Sycamore has chosen to support, market acceptance of its products may be significantly reduced or delayed and its business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render Sycamore's existing products obsolete.

   In addition, in order to introduce products incorporating new technologies and new industry standards, Sycamore must be able to gain access to the latest technologies of its customers, its suppliers and other network vendors. Any failure to gain access to the latest technologies could impair the competitiveness of its products.

   Customer Requirements Are Likely to Evolve, and Sycamore Will Not Retain Customers or Attract New Customers if it Does Not Anticipate and Meet Specific Customer Requirements.

   Sycamore's current and prospective customers may require product features and capabilities that its current products do not have. To achieve market acceptance for its products, it must effectively and timely anticipate and adapt to customer requirements and offer products and services that meet customer demands. Sycamore's failure to develop products or offer services that satisfy customer requirements would seriously harm its ability to increase demand for its products.

   Sycamore intends to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. Sycamore may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that it manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Sycamore's inability to effectively manage this transition would cause it to lose current and prospective customers.

   Sycamore's Market is Highly Competitive, and its Failure to Compete Successfully Would Limit its Ability to Increase its Market Share.

   Competition in the public network infrastructure market is intense. This market has historically been dominated by large companies, such as Lucent Technologies, Nortel Networks, Cisco Systems and Ciena Corporation. In addition, a number of private companies have announced plans for new products to address the same network problems which Sycamore's products address. Many of Sycamore's current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial, and other resources, including vendor-sponsored financing programs. Moreover, Sycamore's competitors may foresee the course of market developments more accurately and could in the future develop new technologies that compete with its products or even render their products obsolete. Due to the rapidly evolving markets in which it competes, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition.

   In order to compete effectively, Sycamore must deliver products that:

  .  provide extremely high network reliability;

  .  scale easily and efficiently with minimum disruption to the network;

  .  interoperate with existing network designs and equipment vendors;

  . reduce the complexity of the network by decreasing the need for overlapping equipment;

  .  provide effective network management; and

  .  provide a cost-effective solution for service providers.

   In addition, Sycamore believes that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for its customers, and an ability to provide vendor-sponsored financing, are important competitive factors in their market. Sycamore has limited ability to provide vendor-sponsored financing and this may influence the purchasing decisions of prospective customers, who may decide to purchase products from one of its competitors who are able to provide more extensive financing programs.

   If Sycamore is unable to compete successfully against its current and future competitors, it could experience price reductions, order cancellations and reduced gross margins, any one of which could materially and adversely affect its business, results of operations and financial condition.

   Sycamore is Likely to Face Difficulties in Obtaining and Retaining Customers if it Does Not Expand its Sales Organization and its Customer Service and Support Operations.

   Sycamore's products and services require a sophisticated sales effort targeted at a limited number of key individuals within their prospective customers' organizations. This effort requires specialized sales personnel and consulting engineers. Sycamore is in the process of building its direct sales force and plan to hire additional qualified sales personnel and consulting engineers. Competition for these individuals is intense, and Sycamore might not be able to hire and train the kind and number of sales personnel and consulting engineers required for it to be successful. In addition, Sycamore believes that its future success is dependent upon its ability to establish successful relationships with a variety of distribution partners. If Sycamore is unable to expand its direct sales operations, or expand its indirect sales channel, it may not be able to increase market awareness or sales of its products, which may prevent it from achieving and maintaining profitability.

   Sycamore currently has a small customer service and support organization and will need to increase its staff to support new customers. The support of its products requires highly trained customer service and support personnel. Hiring customer service and support personnel is very competitive in Sycamore's industry because there are a limited number of people available with the necessary technical skills and understanding of its market. Once Sycamore hires them, they may require extensive training in their intelligent optical networking products. If Sycamore is unable to expand its customer service and support organization and train its personnel rapidly, it may not be able to increase sales of its products.

   Sycamore Depends upon Contract Manufacturers and Any Disruption in These Relationships May Cause it to Fail to Meet the Demands of its Customers and Damage its Customer Relationships.

   Sycamore does not have internal manufacturing capabilities. It relies on a small number of contract manufacturers to manufacture its products in accordance with its specifications, and to fill orders on a timely basis. Sycamore has a contract with Celestica Corporation, which provides comprehensive manufacturing services, including assembly, test, control and shipment to its customers, and procures material on Sycamore's behalf. Sycamore also has a contract with Jabil Circuit, Inc. for comprehensive manufacturing services for certain products that are under development. Sycamore may not be able to effectively manage its relationship with its manufacturers, and these manufacturers may not meet its future requirements for timely delivery. Each of Sycamore's contract manufacturers also builds products for other companies, and it cannot assure you that it will always have sufficient quantities of inventory available to fill orders placed by its customers, or that it will allocate its internal resources to fill these orders on a timely basis. Except for its contracts with Celestica and Jabil, Sycamore does not have any on-going supply contracts with its manufacturers. At present, Sycamore purchases products from these other manufacturers on a purchase order basis. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming and could result in a significant interruption in the supply of its products. If Sycamore is required or chooses to change contract manufacturers, it may lose revenue and damage its customer relationships.

   Sycamore Relies on Single Sources for Supply of Certain Components and its Business May be Seriously Harmed if its Supply of Any of These Components and Other Components is Disrupted.

   Sycamore currently purchases several key components, including commercial digital signal processors, RISC processors, field programmable gate arrays, SONET transceivers and erbium doped fiber amplifiers, from single or limited sources. It purchases each of these components on a purchase order basis and has no long-term contracts for these components. Although Sycamore believes that there are alternative sources for each of these components, in the event of a disruption in supply, it may not be able to develop an alternate source in a timely manner or at favorable prices. Such a failure could hurt Sycamore's ability to deliver its products to its customers and negatively affect its operating margins. In addition, Sycamore's reliance on its suppliers exposes it to potential supplier production difficulties or quality variations. Any such disruption in supply would seriously impact present and future sales and revenue. Further, the optical component industry is expanding rapidly and manufacturers of optical components may be unable to meet the unpredictable and growing demand for components. Because optical components are integrated into Sycamore's products, a shortage or decrease in supply would seriously impact future sales and revenue.

   The Unpredictability of Sycamore's Quarterly Results May Adversely Affect the Trading Price of its Common Stock.

   Sycamore's revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of its control and any of which may cause its stock price to fluctuate. The primary factors that may affect it include the following:

  .  fluctuation in demand for intelligent optical networking products;

  .  the timing and size of sales of its products;

  .  the length and variability of the sales cycle for its products;

  .  the timing of recognizing revenue and deferred revenue;

  . new product introductions and enhancements by its competitors and itself;

  . changes in its pricing policies or the pricing policies of its competitors;

  . its ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

  . its ability to obtain sufficient supplies of sole or limited source components;

  .  increases in the prices of the components it purchases;

  . its ability to attain and maintain production volumes and quality levels for its products;

  .  the timing and level of prototype expenses;

  .  costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the telecommunications, Internet and related industries.

   Sycamore plans to increase significantly its operating expenses to fund greater levels of research and development, expand its sales and marketing operations, broaden its customer support capabilities and develop new distribution channels. Sycamore also plans to expand its general and administrative capabilities to address the increased reporting and other administrative demands which will result from the increasing size of its business. Its operating expenses are largely based on anticipated organizational growth and revenue trends and a high percentage of its expenses are, and will continue to be, fixed. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in its operating results from quarter to quarter and could result in substantial operating losses.

   Due to the foregoing factors, Sycamore believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance. You should not rely on Sycamore's results or growth for one quarter as any indication of its future performance. It is likely that in some future quarters, its operating results may be below the expectations of public market analysts and investors. In this event, the price of Sycamore's common stock could decrease.

   If Sycamore's Products Do Not Interoperate with its Customers' Networks, Installations Will Be Delayed or Cancelled and Could Result in Substantial Product Returns, Which Could Seriously Harm its Business.

   Many of Sycamore's customers will require that its products be specifically designed to interface with its existing networks, each of which may have different specifications and utilize multiple protocol standards. Its customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Sycamore's products must interoperate with all of the products within these networks as well as future products in order to meet its customers' requirements. The requirement that it modify product design in order to achieve a sale may result in a longer sales cycle, increased research and development expense, and reduced margins on its products. If Sycamore finds errors in the existing software used in its customers' networks, it would have to modify its products to fix or overcome these errors so that its products will interoperate and scale with the existing software and hardware. If Sycamore's products do not interoperate with those of its customers' networks, installations could be delayed, orders for its products could be cancelled or its products could be returned. This would also seriously harm Sycamore's reputation, all of which could seriously harm its business and prospects.

   Undetected Software or Hardware Errors and Problems Arising from Use of Sycamore's Products in Conjunction with Other Vendors' Products Could Result in Delays or Loss of Market Acceptance of its Products.

   Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. Sycamore expects that errors will be found from time to time in new or enhanced products after it begins commercial shipments. In addition, service providers typically use its products in conjunction with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause it to incur significant warranty, support and repair costs, divert the attention of its engineering personnel from its product development efforts and cause significant customer relations problems. The occurrence of these problems could result in the delay or loss of market acceptance of Sycamore's products and would likely have a material adverse effect on its business, results of operations and financial condition. Defects, integration issues or other performance problems in its products could result in financial or other damages to its customers or could damage market acceptance for its products. Sycamore's customers could also seek damages for losses from them. A product liability claim brought against Sycamore, even if unsuccessful, would likely be time consuming and costly.

   Sycamore's Failure to Establish and Maintain Key Customer Relationships May Result in Delays in Introducing New Products or Cause Customers to Forego Purchasing its Products.

   Sycamore's future success will also depend upon its ability to develop and manage key customer relationships in order to introduce a variety of new products and product enhancements that address the increasingly sophisticated needs of its customers. Sycamore's failure to establish and maintain these customer relationships may adversely affect its ability to develop new products and product enhancements. In addition, it may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products and enhancements or Sycamore's inability to introduce competitive new products may cause customers to forego purchases of its products and purchase those of its competitors, which could seriously harm its business.

   Sycamore's Failure to Continually Improve its Internal Controls and Systems, and Hire Needed Personnel, Could Impair its Future Growth.

   Sycamore has expanded its operations rapidly since its inception. It continues to increase the scope of its operations and has grown its headcount substantially. For example, at July 31, 1999, Sycamore had a total of 148 employees and at April 29, 2000, it had a total of 407 employees. In addition, Sycamore plans to continue to hire a significant number of employees this fiscal year. Its growth has placed, and its anticipated growth will continue to place, a significant strain on its management systems and resources. Sycamore's ability to successfully offer its products and implement its business plan in a rapidly evolving market requires an effective planning and management process. Sycamore expects that it will need to continue to improve its financial, managerial and manufacturing controls and reporting systems, and will need to continue to expand, train and manage its work force worldwide. It may not be able to implement adequate control systems in an efficient and timely manner. Competition for highly skilled personnel is intense, especially in the New England area. Any failure to attract, assimilate or retain qualified personnel to fulfill its current or future needs could impair its growth.

   Sycamore Depends on its Key Personnel to Manage its Business Effectively in a Rapidly Changing Market and if it is Unable to Retain its Key Employees, its Ability to Compete Could Be Harmed.

   Sycamore's future success depends upon the continued services of its executive officers and other key engineering, sales, marketing and support personnel, who have critical industry experience and relationships that it relies on to implement their business plan. None of Sycamore's officers or key employees is bound by an employment agreement for any specific term. It does not have "key person" life insurance policies covering any of its employees. The loss of the services of any of Sycamore's key employees could delay the development and introduction of, and negatively impact its ability to sell, its products.

   If Sycamore Becomes Subject to Unfair Hiring Claims, it Could Incur Substantial Costs in Defending Itself.

   Companies in Sycamore's industry, whose employees accept positions with competitors, frequently claim that their competitors have engaged in unfair hiring practices. Sycamore cannot assure you that it will not receive claims of this kind or other claims relating to its employees in the future as it seeks to hire qualified personnel or that those claims will not result in material litigation. Sycamore could incur substantial costs in defending themselves or its employees against such claims, regardless of their merits. In addition, defending itself or its employees from such claims could divert the attention of its management away from its operations.

   Sycamore's Ability to Compete Could Be Jeopardized if it is Unable to Protect its Intellectual Property Rights from Third-party Challenges.

   Sycamore relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. Sycamore also enters into confidentiality or license agreements with its employees, consultants and corporate partners, and control access to and distribution of their software, documentation and other proprietary information. Despite its effort to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use their products or technology. Monitoring unauthorized use of its products is difficult and Sycamore cannot be certain that the steps it has taken will prevent unauthorized use of its technology, particularly in foreign countries where the laws may not protect their proprietary rights as fully as in the United States. If competitors are able to use Sycamore's technology, its ability to compete effectively could be harmed.

   If Necessary Licenses of Third-party Technology Are Not Available to Sycamore or Are Very Expensive, its Products Could Become Obsolete.

   From time to time Sycamore may be required to license technology from third parties to develop new products or product enhancements. Sycamore cannot assure you that third party licenses will be available to it on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require it to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm the competitiveness of its products.

   Sycamore Could Become Subject to Litigation Regarding Intellectual Property Rights, Which Could Seriously Harm its Business and Require it to Incur Significant Costs.

   In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although Sycamore has not been involved in any intellectual property litigation, it may be a party to litigation in the future to protect its intellectual property or as a result of an allegation that it infringes others' intellectual property. Any parties asserting that its products infringe upon its proprietary rights would force it to defend itself and possibly its customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject it to significant liability for damages and invalidation of its proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force Sycamore to do one or more of the following:

  . stop selling, incorporating or using its products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  .  redesign those products that use such technology.

   If Sycamore is forced to take any of the foregoing actions, its business may be seriously harmed.

   Sycamore May Face Risks Associated with its International Expansion That Could Impair its Ability to Grow its Revenues Abroad.

   Sycamore intends to continue to expand its sales into international markets. This expansion will require significant management attention and financial resources to develop successfully direct and indirect international sales and support channels and to support customers in international markets. It may not be able to develop international market demand for its products.

   Sycamore has limited experience in marketing, distributing and supporting its products internationally and to do so, it expects that it will need to develop versions of its products that comply with local standards. In addition, international operations are subject to other inherent risks, including:

  . greater difficulty in accounts receivable collection and longer collection periods;

  .  difficulties and costs of staffing and managing foreign operations;

  .  the impact of recessions in economies outside the United States;

  .  unexpected changes in regulatory requirements;

  .  certification requirements;

  .  currency fluctuations;

  .  reduced protection for intellectual property rights in some countries;

  .  potentially adverse tax consequences; and

  .  political and economic instability.

   Any Acquisitions Sycamore Makes Could Disrupt its Business and Seriously Harm its Financial Condition.

   As part of Sycamore's ongoing business development strategy, it considers acquisitions and strategic investments in complementary companies, products or technologies. On June 6, 2000, Sycamore announced the signing of the merger agreement described in this proxy statement/prospectus. It may also evaluate other potential transactions and transaction prospects. In the event of any purchases, Sycamore could:

  . issue stock that would dilute its current stockholders' percentage ownership;

  .  incur debt;

  .  assume liabilities;

  . incur amortization expenses related to goodwill and other intangible assets; or

  .  incur large and immediate write-offs.

   Sycamore's operation of any acquired business will also involve numerous risks, including:

  .  problems combining the purchased operations, technologies or products;

  .  unanticipated costs;

  .  diversion of management's attention from its core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which it has no or limited prior experience; and

  . potential loss of key employees, particularly those of the purchased organizations.

   Sycamore cannot assure you that it will be able to successfully integrate any businesses, products, technologies or personnel that it might acquire in the future and any failure to do so could disrupt its business and seriously harm its financial condition.

Risks Relating to The Securities Markets

   The Price of Sycamore Common Stock May be Volatile.

   An active public market for the Sycamore common stock you will receive in the merger may not be sustained. The market for technology stocks has been extremely volatile. The following factors could cause the market price of the Sycamore common stock to fluctuate significantly:

  .  Sycamore's loss of a major customer;

  .  the addition or departure of key personnel;

  .  variations in Sycamore's quarterly operating results;

  . announcements by Sycamore or its competitors of significant contracts, new products or product enhancements;

  .  failure by Sycamore to meet its product milestones;

  . acquisitions, distribution partnerships, joint ventures or capital commitments;

  .  changes in financial estimates by securities analysts;

  .  sales of Sycamore common stock or other securities in the future;

  .  changes in market valuations of broadband access technology companies;

  . changes in market valuations of networking and telecommunications companies; and

  .  fluctuations in stock market prices and volumes.

   In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of Sycamore's common stock, regardless of its actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

   There May be Sales of a Substantial Amount of Sycamore Common Stock That Could Cause its Stock Price to Fall.

   As of April 29, 2000, options to purchase a total of 24,479,310 shares of Sycamore common stock were outstanding, which options are subject to vesting schedules. Sales of a substantial number of shares of Sycamore common stock could cause Sycamore's stock price to fall. In addition, the sale of shares by its stockholders could impair its ability to raise capital through the sale of additional stock.

   Insiders Have Substantial Control over Sycamore and Could Limit Your Ability to Influence the Outcome of Key Transactions, Including Changes of Control.

   As of April 29, 2000, Sycamore's executive officers, directors and entities affiliated with it, in the aggregate, beneficially owned approximately 61.5% of its outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by its stockholders, including the election of directors and the approval of mergers or other business combination transactions.

   Provisions of Sycamore's Charter Documents and Delaware Law May Have Anti-takeover Effects That Could Prevent a Change of Control.

   Provisions of Sycamore's amended and restated certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire it, even if doing so would be beneficial to its stockholders.

                  THE SPECIAL MEETING OF SIROCCO STOCKHOLDERS

   This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Sirocco's board of directors in connection with the proposed merger for use at the special meeting. This proxy statement/prospectus is first being furnished to stockholders of Sirocco on or about August 15, 2000.

Date, Time and Place of the Special Meeting

   The special meeting of the stockholders of Sirocco is scheduled to be held as follows:

                  September 7, 2000

                  9:00 a.m., local time

                  Day, Berry & Howard LLP

                  CityPlace I

                  185 Asylum Street

                  25th Floor

                  Hartford, Connecticut 06103

Purpose of the Special Meeting

   The special meeting is being held so that the stockholders of Sirocco may consider and vote upon a proposal to adopt the merger agreement among Sycamore, a wholly owned subsidiary of Sycamore and Sirocco and transact any other business that properly comes before the special meeting or any adjournment thereof. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

   If the stockholders of Sirocco adopt the merger agreement, a wholly owned subsidiary of Sycamore will merge into Sirocco, and Sirocco will survive the merger as a wholly owned subsidiary of Sycamore.

   After careful consideration, Sirocco's board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests. Sirocco's board of directors unanimously recommends that you vote FOR the adoption of the merger agreement.

Stockholder Record Date for the Special Meeting

   Sirocco's board of directors has fixed the close of business on July 28, 2000, as the record date for determination of Sirocco stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were 30,718,991 shares of Sirocco common stock, 60,000 shares of Series A preferred stock, 85,000 shares of Series B preferred stock, 2,654,548 shares of Series C preferred stock and 5,370,047 shares of Series D preferred stock issued and outstanding and held by approximately 155 holders of record.

Vote of Sirocco Stockholders Required for Approval of the Merger

   A majority of the outstanding shares of Sirocco common stock and each series of preferred stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of Sirocco's common stock and each series of preferred stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. You are entitled to one vote for each share of Sirocco common stock and each share of preferred stock held by you on the record date for each proposal to be presented to you at the special meeting.

   The Sirocco stockholders who are parties to the voting agreement with Sycamore have agreed to vote their shares of Sirocco common stock and preferred stock in favor of the adoption of the merger agreement. As of

July 28, 2000, these stockholders held outstanding shares of Sirocco common stock and preferred stock representing the following:

  .  62.11% of the Sirocco common stock;

  .  100% of the Sirocco Series A preferred stock;

  .  98.04% of the Sirocco Series B preferred stock;

  .  94.18% of the Sirocco Series C preferred stock; and

  .  90.84% of the Sirocco Series D preferred stock.

   Accordingly, as a result of the voting agreement, assuming no breach of the voting agreement by any party thereto, adoption of the merger agreement is assured.

   As of July 28, 2000, directors and executive officers of Sirocco and its affiliates beneficially owned and were entitled to vote approximately 8,633,890 shares of Sirocco common stock, which represented approximately 28% of all outstanding shares of Sirocco common stock entitled to vote at the special meeting in addition to approximately 17,340,034 shares of common stock, or approximately 53% of the outstanding shares of common stock, held by investment funds with which certain directors are affiliated. Each Sirocco director and executive officer has indicated his present intention to vote, or cause to be voted, the Sirocco common stock owned by him for adoption of the merger agreement.

Voting of Proxies

   All shares of Sirocco common stock and preferred stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on them. Properly executed proxies that do not contain voting instructions will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

   If you return a properly executed proxy and you have abstained from voting on the proposal, your Sirocco common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement.

   Because adoption of the merger agreement requires the affirmative vote of at least a majority of Sirocco's common stock outstanding as of the record date, any failure to return your proxy will have the same effect as a vote AGAINST adoption of the merger agreement.

   Sirocco does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

Revocability of Proxies

   You may revoke your proxy at any time before it is voted by:

  . notifying in writing the Secretary of Sirocco, 95 Barnes Road, Wallingford, Connecticut 06492;

  .  granting a subsequent proxy; or

  . appearing in person and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

   Sirocco and Sycamore will share equally all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus to Sirocco's stockholders and the filing fees related to the registration statement of which this proxy statement/prospectus forms a part. Sirocco will bear the cost of mailing and soliciting proxies from its stockholders. It is expected that approximately $1,000 will be spent in connection with the solicitation of Sirocco's stockholders.

   You should not send stock certificates with your proxy. A transmittal form with instructions for the surrender of stock certificates of Sirocco common stock and preferred stock will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

   This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement, the voting agreement and the escrow agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the merger.

Background of the Merger

   Senior management members of Sycamore and Sirocco have been familiar with each other for several years, having each previously been associated with Cascade Communications Corp., a networking company. On April 18, 2000, senior executives of Sycamore and Sirocco met to discuss Sirocco's current and proposed business operations.

   On May 19, 2000, Kevin Oye, Sycamore's Vice President of Business Development, spoke with Jonathan Reeves, Sirocco's Chief Executive Officer, to explore the possibility of developing a relationship between Sycamore and Sirocco. Messrs. Oye and Reeves agreed to organize a subsequent meeting to further review Sirocco's current and proposed business operations.

   On May 24, 2000, Mr. Reeves and W. Thomas Shea, Sirocco's Chief Operating Officer, together with several other Sirocco officers and employees met with Mr. Oye and other Sycamore representatives at Sirocco's principal offices in Wallingford, Connecticut to discuss Sirocco's products and product development.

   On May 25, 2000, Mr. Reeves, together with several Sirocco officers and employees, discussed Sirocco's products and product development in further detail with representatives of Sycamore by teleconference.

   On May 26, 2000, Mr. Oye spoke with Messrs. Reeves and Shea by telephone and proposed possible terms for a business combination of the two companies. Mr. Oye requested that as a condition of further discussions, Sirocco agree to negotiate exclusively with Sycamore for a period of time as to any possible business combination. On May 27, 2000, Messrs. Reeves and Shea agreed to negotiate exclusively with Sycamore through the close of business on June 5, 2000 with respect to a business combination which would value Sirocco within an agreed range. On May 28, 2000, Mr. Oye agreed that a preliminary valuation of Sirocco at $2.4 billion was within a range that would justify continuing discussions, conducting mutual due diligence and negotiating definitive documentation, all subject to the approval of their respective boards of directors.

   From May 29, 2000 through June 4, 2000, representatives of Sycamore and Sirocco, including their legal advisors, conducted mutual due diligence concerning their respective businesses and operations.

   From June 1, 2000 through June 5, 2000, representatives of Sycamore and Sirocco, together with their legal advisors, discussed and negotiated the terms and conditions of the merger agreement, the voting agreement and the escrow agreement and various other business, legal and financial issues, including among other things, employee matters and the tax and accounting treatment of the proposed transaction.

   On June 4, 2000, the board of directors of Sycamore held a telephonic meeting also attended by representatives of Morgan Stanley & Co. and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Sycamore. Sycamore management reported on the status of the negotiations with Sirocco and representatives of Morgan Stanley provided their financial analysis of the proposed combination. Representatives of Skadden Arps described the principal terms of the merger agreement, voting agreement and escrow agreement, and the board members discussed generally the merits of the proposed combination.

   On June 4, 2000, the Sirocco board of directors held a telephonic meeting attended by representatives of Day, Berry & Howard LLP, counsel to Sirocco, and Ropes & Gray, special counsel to Sirocco. Sirocco management reported on the status of the negotiations with Sycamore and representatives of Day, Berry & Howard and Ropes & Gray described the current status of the negotiations of the principal terms of the merger agreement, voting agreement and escrow agreement. The Sirocco board members discussed the factors in favor of the merger, as well as potentially negative factors.

   The Sirocco board of directors had a further telephone meeting on June 5, 2000 at which they were updated by members of Sirocco management and by representatives of Day, Berry & Howard and Ropes & Gray as to the current status of the negotiations and the remaining issues separating the companies.

   The Sirocco board of directors had a second telephone meeting on June 5, 2000, again attended by members of Sirocco management and representatives of Day, Berry & Howard and Ropes & Gray. The Sirocco board members were updated on the status of the negotiations and the proposed terms of the merger agreement and other documents. Following considerable discussion, the Sirocco board of directors unanimously approved the merger agreement, the voting agreement, the escrow agreement and related documents, and determined that the merger is fair to the stockholders of Sirocco and in their best interests. The Sirocco board of directors directed that the merger agreement be submitted to Sirocco's stockholders for approval, together with a recommendation from the board that the stockholders vote in favor of the merger.

   On June 5, 2000, the Sycamore board of directors again met telephonically with Sycamore senior management and representatives of Morgan Stanley and Skadden Arps. The board was updated on the status of the negotiations and the proposed terms of the merger agreement and other documents. Representatives of Morgan Stanley summarized their financial analysis previously discussed with the board. Following discussion, the Sycamore board of directors concluded that the merger was fair to and in the best interests of Sycamore and unanimously approved the merger agreement, the voting agreement, the escrow agreement and related documents.

   Sycamore and Sirocco entered into the merger agreement as of June 5, 2000. Also as of June 5, 2000, certain Sirocco stockholders entered into the voting agreement with Sycamore and Sirocco.

   On June 6, 2000, Sirocco and Sycamore issued a press release announcing the transaction.

Sycamore's Reasons for the Merger

   Sycamore believes the combined company following the merger will have a more complete, scalable product family of intelligent optical networking products and therefore will be positioned to deliver the end-to-end intelligent optical networking solutions that its customers seek. Sycamore believes that the combined company after the merger will be able to more rapidly bring this family of intelligent optical network products to market than if Sycamore had relied solely on internal product development. Sycamore believes that this will strengthen its ability to compete in the changing optical networking market, where the ability to compete can require companies to develop or acquire new competencies within a short period of time.

   Sycamore also believes that the Sirocco team will add substantial talent and skill to the existing Sycamore team, primarily in the research, development and sale of optical access and switching products and technologies geared to meet the needs of service providers in the access and metropolitan sectors of the fiber optic network. Understanding the needs of the optical access segment of the network and developing the ability to build compact and capable optical access products requires specialized talents. Sycamore believes that the Sirocco team will bring expertise in this area to Sycamore as many of the founders and key employees of Sirocco have extensive experience researching and developing optical access products and technologies. Sycamore believes that the merger will not only accelerate its entry into the optical access market, but also will create an optical access group that will continue to enhance Sycamore's future capabilities in this area.

   For the strategic reasons set forth above, after consultation with its management and advisers and consideration of the terms of the merger agreement and the transactions contemplated by the merger agreement, the Sycamore board of directors determined that the merger agreement and the merger were in the best interests of Sycamore and its stockholders.

Sirocco's Reasons for the Merger

   In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement by Sirocco stockholders, the Sirocco board of directors carefully considered the terms of the merger agreement and the proposed merger and the other transactions contemplated by the merger agreement.

   Among the factors that the Sirocco board of directors considered in favor of the merger were:

  . the current and anticipated market price of Sycamore stock and the relative value of the merger consideration being offered to Sirocco stockholders;

  . the likelihood that the merger would receive tax-free treatment for stockholders for federal income tax purposes pursuant to Section 368(a) of the Internal Revenue Code;

  . the belief that the opportunity to own stock of a larger, publicly traded company would provide greater security to stockholders and a better return on their investment, and would eliminate some of the risks of owning an illiquid investment in a privately held company;

  . the opportunity afforded to stockholders to participate in the growth of the combined business;

  . the difficulty of maximizing the potential of Sirocco's products within a small, privately owned business;

  . the access to greater financial, administrative and marketing resources that would be afforded to Sirocco products through the integration of Sirocco's business with the business of Sycamore;

  . the strategic fit and complementary nature of Sirocco's business with the business of Sycamore, and the belief that each of the businesses would be stronger as a result of the merger;

  . the likelihood that Sirocco would continue to need significant financing to support its plans for growth; and

  .  Sycamore's plans for continuing development of Sirocco's business.

   Among the factors that the Sirocco board of directors considered as potentially negative were:

  . the risk that the potential benefits sought in the merger might not be realized fully, or within the time frame contemplated, if at all;

  .  the possibility that the merger would not be consummated;

  . the risk that, despite the efforts of Sirocco and Sycamore, key technical, marketing and management personnel might choose not to remain employed by Sycamore after the merger; and

  . the other risks associated with Sycamore's business and the merger described under "Risk Factors."

   The Sirocco board of directors believes that the potential benefits of the merger outweigh the risks.

   The foregoing discussion of the information and factors considered by the Sirocco board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Sirocco board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Sirocco board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Sirocco board of directors may have given different weight to different factors.

Recommendation of Sirocco's Board of Directors

   After careful consideration, the Sirocco board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests. The Sirocco board of directors unanimously recommends that you vote FOR the adoption of the merger agreement.

   In considering the recommendation of Sirocco's board of directors with respect to the merger agreement, you should be aware that some directors, officers and employees of Sirocco have interests in the merger that are different from, or are in addition to, your interests. Please read the section entitled "Certain Transactions of Sirocco" on page 92 of this proxy statement/prospectus.

Stock Restriction Agreements

   Pursuant to Stock Restriction Agreements between Sirocco and each of Jonathon Reeves, W. Thomas Shea and Edward Stern, the executives have purchased restricted stock of Sirocco. Upon the consummation of the merger, Sirocco's purchase option covering the restricted stock held by the executives lapses with respect to 50% of the shares it covered immediately prior to the transaction. Thereafter, the purchase option will continue to lapse at the rate of 8.33% per month, such that it expires entirely one year after the transaction. In the event that an executive is terminated without cause or resigns for just cause after the transaction is completed, all of such executive's unvested shares will immediately become vested.

Sirocco's 1998 Stock Plan

   At the time the merger is completed, restricted stock and stock options issued and outstanding under Sirocco's 1998 stock plan, whether vested or unvested, will be assumed by Sycamore, and assuming that no options that are currently outstanding to purchase Sirocco common stock expire or are terminated and that all the issued and outstanding shares of Sirocco Series D preferred stock convert into Sirocco common stock, each option will be converted into an option to acquire .6798 of a share of Sycamore common stock. If shares of Sirocco Series D preferred stock are not converted into Sirocco common stock prior to completion of the merger, the Sirocco common stock exchange ratio will be adjusted upward. If none of the issued and outstanding shares of Sirocco Series D preferred stock are converted, each option will be converted into an option to acquire .8360 of a share of Sycamore common stock. We expect that all of the issued and outstanding shares of Sirocco Series D preferred stock will be converted into Sirocco common stock prior to completion of the merger, and accordingly, we expect that each option will be converted into an option to acquire .6798 of a share of Sycamore common stock. Sycamore will assume these options on the same terms and conditions, including vesting provisions and repurchase provisions relating to any shares of Sirocco restricted stock, that were applicable to the options prior to completion of the merger. Fifty percent of the shares covered by outstanding unvested restricted stock and stock options will automatically vest upon the consummation of the merger. The balance of the unvested shares held by these persons will vest over an accelerated period of either one or two years.

Indemnification and Insurance

   The merger agreement provides that all rights to indemnification existing in favor of the present and former officers, directors, employees and agents of Sirocco, to the extent provided in the Sirocco charter and the Sirocco by-laws, will be assumed by Sycamore and the surviving corporation in the merger. The merger agreement also provides that for four years after the effective time of the merger, Sycamore will maintain policies of directors' and officers' fiduciary liability insurance for acts or omissions occurring prior to the effective time of the merger, on terms no less advantageous than those in effect on the date of the merger agreement. However, if the annual premiums for this insurance exceed two times the annual premiums paid by Sirocco prior to June 5, 2000, the surviving corporation will only be required to provide as much coverage as possible for an annual premium equal to two times the last annual premium paid by Sirocco.

Employee Non-Competition and Non-Disclosure Agreements

   Certain key employees of Sirocco have also entered into non-competition and non-disclosure agreements with Sycamore and Sirocco in connection with the merger. The agreements provide that the employees bound by such agreements will not compete with Sycamore for a period of the later of two years from the date of the agreement or one year following any termination of employment by Sycamore. For a period of one year following termination of employment, the employees who are party to such agreements may not solicit any of Sycamore's current or potential customers, solicit the employment or services of certain of Sycamore's employees or consultants, or otherwise interfere with Sycamore's business. The employees who are party to the non-competition and non-disclosure agreements have also agreed not to disclose any proprietary information regarding Sycamore or Sirocco. The non-competition and non-disclosure agreements will become effective upon consummation of the merger and shall be null and void if the merger agreement is terminated.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of Sirocco. Upon adoption of the merger agreement, the stockholders of Sirocco will be deemed to have acknowledged their approval of their indemnification obligations set forth in the merger agreement and the escrow agreement and the appointment of G. Felda Hardymon to act as representative of the stockholders of Sirocco pursuant to the terms and conditions of the merger agreement and the escrow agreement. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

   We are working towards completing the merger as quickly as possible. We expect to complete the merger during the third calendar quarter of 2000.

Structure of the Merger and Conversion of Sirocco Common Stock and Preferred
Stock

   In accordance with the merger agreement and Delaware law, a newly-formed and wholly owned subsidiary of Sycamore will be merged with and into Sirocco. As a result of the merger, the separate corporate existence of the newly-formed subsidiary of Sycamore will cease, and Sirocco will survive the merger as a wholly owned subsidiary of Sycamore.

   Upon completion of the merger, each outstanding share of Sirocco common stock, other than shares held as treasury stock, and each outstanding share of Sirocco preferred stock will be converted into, and you will have, the right to receive:

  . .1181 of a share of Sycamore common stock for each share of Sirocco Series A preferred stock you own;

  . .1772 of a share of Sycamore common stock for each share of Sirocco Series B preferred stock you own;

  . .0259 of a share of Sycamore common stock for each share of Sirocco Series C preferred stock you own; and

  . .6798 of a share of Sycamore common stock for each share of Sirocco common stock you own. This common stock exchange ratio will be adjusted under certain circumstances if outstanding options, or offers relating to the grant of options, to purchase shares of Sirocco common stock expire or are terminated without exercise prior to completion of the merger. In addition, the exchange ratios listed above assume that all of the issued and outstanding shares of Sirocco Series D preferred stock will be converted into Sirocco common stock prior to the completion of the merger. Each share of Sirocco Series D preferred stock is convertible, at the option of the holder, into 1.5 shares of Sirocco common stock. If shares of Sirocco Series D preferred stock are not converted prior to completion of the merger:

    . upon completion of the merger, each outstanding share of Sirocco Series D preferred stock will be converted into the right to receive .0436 of a share of Sycamore common stock; and

    . the exchange ratio for the Sirocco common stock of .6798 will be adjusted upward.

If none of the shares of Series D preferred stock are converted, upon completion of the merger, each outstanding share of Sirocco common stock outstanding will be converted into the right to receive .8360 of a share of Sycamore common stock, assuming none of the currently outstanding options expire or are terminated. We expect that all of the issued and outstanding shares of Sirocco Series D preferred stock will be converted into Sirocco common stock prior to completion of the merger, and accordingly, we expect that you will receive .6798 of a share of Sycamore common stock for each share of Sirocco common stock you own.

   The number of shares of Sycamore common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend recapitalization, subdivision, reclassification, exchange, combination or similar transaction with respect to Sirocco common stock or preferred stock or Sycamore common stock effected between the date of the merger agreement and the completion of the merger. Each share of Sycamore common stock issued to you in the merger will be fully paid and nonassessable.

   No certificate representing fractional shares of Sycamore common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of Sycamore common stock. Specifically, you will receive an amount of cash equal to $84.5705 multiplied by the fraction of a share.

Exchange of Sirocco Stock Certificates for Sycamore Stock Certificates

   When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your Sirocco stock certificates in exchange for Sycamore stock certificates. When you deliver your Sirocco stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Sirocco stock certificates will be canceled and you will receive Sycamore stock certificates representing the number of whole shares of Sycamore common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of Sycamore common stock which would have been otherwise issuable to you as a result of the merger, as described above.

   The exchange of your Sirocco shares in the merger for shares of Sycamore common stock will be in full satisfaction of your rights as a Sirocco or Sycamore stockholder, subject to any rights you may have to the escrowed shares upon termination of the escrow agreement.

   You should not submit your Sirocco stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

   You are not entitled to receive any dividends or other distributions on Sycamore common stock until the merger is completed and you have surrendered your Sirocco stock certificates in exchange for Sycamore stock certificates.

   If there is any dividend or other distribution on Sycamore common stock with a record date after the merger and a payment date prior to the date you surrender your Sirocco stock certificates in exchange for Sycamore stock certificates, you will receive it with respect to the whole shares of Sycamore common stock issued to you promptly after they are issued. If there is a dividend or other distribution on Sycamore common stock with a record date after the merger and a payment date after the date you surrender your Sirocco stock certificates in exchange for Sycamore stock certificates, you will receive it with respect to the whole shares of Sycamore common stock issued to you promptly after the payment date.

   Sycamore will only issue a Sycamore stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Sirocco stock certificate is registered if you present the exchange agent with all the documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

United States Federal Income Tax Consequences of the Merger

   The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of Sirocco common stock and preferred stock who exchange their Sirocco stock for Sycamore common stock in the merger. This discussion addresses only such stockholders who hold their Sirocco stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

  .  financial institutions,

  .  mutual funds,

  .  tax-exempt organizations,

  .  insurance companies,

  .  dealers in securities or foreign currencies,

  . traders in securities who elect to apply a mark-to-market method of accounting,

  .  foreign holders,

  . persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction,

  . holders who acquired their shares upon the exercise of employee stock options or similar derivative securities or otherwise as compensation, or

  .  holders of any employee stock options or restricted stock.

   The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and federal laws other than federal income tax laws, are not addressed.

   Sirocco stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

   It is a condition to the consummation of the merger that (i) Sirocco receives an opinion from Day, Berry & Howard LLP, special tax counsel to Sirocco, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) Sycamore receives an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Sycamore, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The conditions relating to the tax opinions may not be waived by Sirocco or Sycamore after receipt of the Sirocco stockholder approval unless further stockholder approval is obtained with appropriate disclosure. The opinions will be based on customary assumptions and customary representations made by Sirocco, Sycamore and Sycamore's wholly owned subsidiary with which Sirocco will merge. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

   Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of Sirocco stock who exchange their Sirocco stock solely for Sycamore common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of Sycamore common stock. Each holder's tax basis in the Sycamore common stock received in the merger will be the same as his or her aggregate tax basis in the Sirocco stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Sycamore common stock received in the merger by a Sirocco stockholder will include the holding period of the Sirocco stock that he or she surrendered in the merger.

   A Sirocco stockholder who receives cash in lieu of a fractional share of Sycamore common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Sycamore common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her Sirocco stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

   Under the escrow agreement, 10% of the aggregate number of shares of Sycamore common stock that the Sirocco stockholders would otherwise receive in the merger will be placed in escrow. For United States federal income tax purposes, Sirocco stockholders will be treated as having received the escrow shares upon the consummation of the merger. Accordingly, until the escrow shares are released, the interim basis of the Sycamore common stock received by Sirocco stockholders will be determined as though the maximum number of shares of Sycamore common stock were received by Sirocco stockholders. Former Sirocco stockholders may be required to include in their income distributions with respect to the escrow shares and income generated from the investment of such distributions. However, Sycamore has never paid or declared any cash dividends on Sycamore common stock and does not anticipate paying cash dividends in the foreseeable future. If escrow shares are required to by paid to Sycamore, former Sirocco stockholders would not recognize gain or loss on such payment and such former stockholders would allocate their tax basis in any surrendered escrow shares among their remaining shares of Sycamore common stock received (or treated as received) in the merger. No gain or loss will be recognized and no amount will be included in the income of the former Sirocco stockholders by reason of the release of escrow materials to such former stockholders.

   Upon the consummation of the merger, certain currently unvested employee stock options shall become vested and exercisable and restrictions will lapse with respect to shares of restricted stock of Sirocco. This acceleration of vesting and/or lapse of restrictions may be deemed to be an "excess parachute payment" (within the meaning of Section 280G of the Internal Revenue Code) to the holders of the options or restricted stock. Individuals who receive "excess parachute payments" may be subject to an excise tax on such payments pursuant to Section 4999 of the Internal Revenue Code. Holders of unvested Sirocco stock options and restricted stock of Sirocco are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability of Sections 280G and 4999 of the Internal Revenue Code in their particular circumstances.

Accounting Treatment of the Merger

   Sirocco and Sycamore intend to account for the merger as a "pooling of interests" business combination. It is a condition to completion of the merger that Sycamore be advised by PricewaterhouseCoopers LLP that they concur with Sycamore's conclusion that the transactions contemplated by the merger agreement can properly be accounted for as a "pooling of interests" business combination, although this condition may be waived exclusively by Sycamore. Under the "pooling of interests" method of accounting, as of the effective time of the merger, the historical recorded assets and liabilities of Sirocco will be carried forward to those of Sycamore at their recorded amounts. In addition, the operating results of the combined company will include Sirocco and Sycamore's operating results for the entire fiscal year in which the merger is completed, and Sirocco and Sycamore's historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

Regulatory Filings and Approvals Required to Complete the Merger

   The merger is reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On June 20, 2000, Sycamore and Sirocco each filed with the Antitrust Division of the Department of Justice and the Premerger Notification Office of the Federal Trade Commission (the "Agencies") certain financial and competitive information in Premerger Notification and Report Forms (the "HSR Form"). Filing of the HSR Form by both parties started a 30-day waiting period, and early termination was granted on June 30, 2000.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, the parties will prevail.

Restrictions on Sales of Shares by Affiliates of Sirocco and Sycamore

   The shares of Sycamore common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Sycamore common stock issued to any person who is deemed to be an "affiliate" of either Sycamore or Sirocco at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Sycamore or Sirocco and may include some of either Sycamore's or Sirocco's officers and directors, as well as their principal stockholders. Affiliates may not sell their shares of Sycamore common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  .  an exemption under paragraph (d) of Rule 145 under the Securities Act;
     or

  .  any other applicable exemption under the Securities Act.

   In addition, each of Sycamore and Sirocco has agreed to cause its affiliates to enter into an agreement pursuant to which each affiliate will agree not to engage in any transfer of its shares of Sycamore common stock until publication of combined financial results covering at least 30 days of post-merger combined operations of Sycamore and Sirocco.

   Sycamore's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Sycamore common stock to be received by our affiliates in the merger.

Listing on the Nasdaq National Market of the Common Stock to be Issued by Sycamore

   Sycamore will use reasonable efforts to cause the shares of Sycamore common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger.

Dissenters' and Appraisal Rights

   Under the Delaware General Corporation Law, holders of Sirocco common stock have appraisal rights (sometimes referred to as "dissenters' rights") in connection with the merger. However, it is a condition to Sycamore's obligation to complete the merger that no more than 5% of the issued and outstanding shares of Sirocco common stock as of July 28, 2000 exercise their appraisal rights. If holders of more than 5% of the outstanding shares of Sirocco common stock exercise their appraisal rights, Sycamore may exercise its right to terminate the merger agreement. Furthermore, if Sycamore exercises this right, and within one year after the termination of the merger agreement Sirocco directly or indirectly enters into an agreement for, or completes the sale of at least 50% of its equity securities or the fair market value of its assets, then Sirocco must pay Sycamore a termination fee of $96 million. Any stockholder who is eligible to exercise appraisal rights and properly does so will be paid in cash the "fair value" of their shares. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the applicable merger.

   Stockholders who elect to exercise appraisal rights must comply with the procedures described in Section 262 of the Delaware General Corporation Law. We have attached a copy of Section 262 of the Delaware General Corporation Law as Appendix D to this proxy statement/prospectus.

   This proxy statement/prospectus is being sent to you as a holder of record of Sirocco common stock as of the record date for the Sirocco special meeting and constitutes notice of the appraisal rights available to you under Section
262. The statutory right of appraisal granted by Section 262 is complex and requires strict compliance with the procedures in Section 262. Failure to follow any of these procedures may result in a termination or waiver of your appraisal rights under Section 262. The following is a summary of the principal provisions of Section 262. This summary is qualified in its entirety by reference to Section 262 which is incorporated in this proxy statement/prospectus by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement/prospectus.

   If you elect to exercise your appraisal rights under Section 262, you must:

  . Deliver a written demand for appraisal of your shares of Sirocco common stock prior to the vote on the merger. The written demand must identify you as a stockholder of record and state your intention to demand appraisal of your shares. Merely voting against adoption of the merger agreement, abstaining from voting or failing to vote with respect to adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. Demand for appraisal must be executed by or for you as a holder of record, fully and correctly, as your name appears on your stock certificates representing shares of Sirocco common stock. If you own Sirocco common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand in that capacity. If you own Sirocco common stock jointly with one or more persons, all of the joint owners must sign the demand for appraisal. Your demand should be delivered to: Jonathan Reeves, President and Chief Executive Officer, Sirocco Systems, Inc., 95 Barnes Road, Wallingford, Connecticut 06492.

  . Refrain from voting for adoption of the merger agreement. If you vote, by proxy or in person, in favor of adoption of the merger agreement, you will terminate your right to appraisal. In addition, you will terminate your right to appraisal if you return a signed proxy and (1) fail to vote against adoption of the merger agreement or (2) fail to note that you are abstaining from voting. In items (1) and (2), your appraisal rights will be terminated even if you previously filed a written demand for appraisal.

  . Continuously hold your shares of Sirocco common stock from the date you make the demand for appraisal through the completion of the merger. If you are the record holder of Sirocco common stock on the date you make the written demand for appraisal, but transfer your shares prior to the merger, you will lose any right to appraisal with respect to those shares.

   Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the Sirocco special meeting.

   Shares of Sirocco common stock outstanding immediately prior to the effective time of the merger, with respect to which appraisal shall have been properly demanded in accordance with Section 262, will not be converted into the right to receive shares of Sycamore common stock in the merger unless and until the holder of such shares withdraws the demand for appraisal or becomes ineligible for appraisal.

   Within 10 days after the merger, the surviving corporation in the merger is required to send notice of the effectiveness of the merger to each stockholder who prior to the completion of the merger has complied with the requirements of
Section 262.

   Within 120 days after the effective date of the merger, the surviving corporation in the merger or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Sirocco common stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on Sirocco, as the surviving corporation in the merger. If no petition is filed by either Sycamore or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder's right to an appraisal to cease.

   Within 120 days after the time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the total number of shares of Sirocco common stock not voted in favor of the merger with respect to which demands for appraisal have been received and the number of holders of those shares. The statement must be mailed within 10 days after Sirocco has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection
(d) of Section 262 has expired, whichever is later.

   If a petition for an appraisal is filed in a timely manner, at the hearing on that petition the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Sirocco common stock owned by those stockholders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the fair value. The Delaware Court of Chancery may require the stockholders who have demanded appraisal rights for their shares of Sirocco common stock and who hold certificates representing such shares to submit such certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with any such directions.

   Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Sirocco common stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

   Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Sirocco common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the effective date of the merger.

   A stockholder may withdraw a demand for appraisal and accept the Sycamore common stock at any time within 60 days after the effective date of merger, or thereafter may withdraw a demand for appraisal with the written approval of the surviving corporation in the merger. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and this approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of Sirocco common stock who had demanded appraisal for its shares fails to perfect or loses its right to appraisal, those shares will be treated under the merger agreement as if they were converted into Sycamore common stock at the time of the merger.

   In view of the complexity of these provisions of Section 262 of the Delaware General Corporation Law, any Sirocco stockholder who is considering exercising appraisal rights should consult a legal advisor.

                              THE MERGER AGREEMENT

   The following description summarizes the material provisions of the merger agreement. You should read carefully the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

   Please note that the italicized terms Acquisition Proposal and Acquisition Transaction used in this section are defined on pages 46 and 49.

Our Representations and Warranties. We each made a number of representations and warranties in the merger agreement relating to, among other things:

  . corporate organization and similar corporate matters of Sirocco and Sycamore

  .  subsidiaries of Sirocco

  .  capitalization of Sirocco and Sycamore

  . authorization, execution, delivery, performance and enforceability of the merger agreement by Sirocco and Sycamore and of the escrow agreement by Sycamore

  . absence of a breach of the certificate of incorporation, by-laws, laws or material agreements by Sirocco or of the certificate of incorporation, by-laws or laws by Sycamore as a result of the merger

  . governmental consents, approvals, orders and authorizations required in connection with the merger

  .  absence of undisclosed liabilities of Sirocco

  .  intellectual property and year 2000 matters of Sirocco

  . absence of certain changes or events in Sirocco's business since December 31, 1999

  .  Sycamore's filings and reports with the Securities and Exchange
     Commission

  .  the absence of undisclosed litigation involving Sirocco or Sycamore

  .  filing of tax returns and payment of taxes by Sirocco

  .  compliance with applicable laws by Sirocco

  .  Sirocco's employee benefit plans

  . the treatment of the merger as a "pooling of interests" for accounting purposes and as a tax-free reorganization under the Internal Revenue Code

  . the accuracy of information supplied by Sirocco and Sycamore in connection with this proxy statement/prospectus and the registration statement of which it is a part

  . payment of fees to finders and financial advisors in connection with the merger agreement

   The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of the Buyer."

Sirocco's Conduct of Business Before Completion of the Merger. Sirocco has agreed that until the merger is terminated or completed, or unless Sycamore consents in writing, it will, except as otherwise agreed, conduct its business with the goal of:

  . carrying on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted

  .  paying or performing its obligations when due

  .  preserving intact its business organization

  .  keeping available the services of its present officers and employees

  . preserving its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it

   Sirocco also agreed that until the merger is terminated or completed, or unless Sycamore consents in writing, Sirocco will, except as otherwise agreed, conduct its business in compliance with specific restrictions relating, among other restrictions, to the following:

  .  employees and employee benefits

  .  the transfer or license of intellectual property rights

  .  issuance of dividends or other distributions

  .  the issuance, reclassification or redemption of securities

  .  the acquisition of assets or other entities

  .  the disposition of Sirocco's assets

  .  the incurrence of indebtedness

  .  capital expenditures

  .  accounting policies and procedures

  .  revaluation of assets

  .  modification of Sirocco's certificate of incorporation or by-laws

  .  entrance into or modification of contracts

  .  tax elections and liabilities

  .  litigation and arbitration

   The agreements related to the conduct of Sirocco's business in the merger agreement are complicated and not easily summarized. We urge you to carefully read the article of the merger agreement entitled "Conduct of Business."

No Other Negotiations Involving Sirocco. Until the merger is completed or the merger agreement is terminated, Sirocco has agreed that it will not, directly or indirectly, through any officer, director, employee, stockholder, representative or agent of Sirocco, take any of the following actions:

  . solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to an Acquisition Proposal

  . engage in negotiations or discussions concerning, or provide any information concerning Sirocco to any person relating to, any Acquisition Proposal

  .  agree to, approve or recommend any Acquisition Proposal

   Sirocco has agreed to provide Sycamore with detailed information about any Acquisition Proposal it receives.

   An Acquisition Proposal is a proposal or offer for a merger, consolidation, business combination, sale of substantial assets (other than sales of inventory in the ordinary course of business consistent with past practice), sale of shares of capital stock or similar transactions involving Sirocco, other than the transactions contemplated by the merger agreement.

Treatment of Sirocco Stock Options. Upon completion of the merger, each stock option issued by Sirocco under Sirocco's 1998 Option Plan will be assumed by Sycamore.

   Upon completion of the merger, each outstanding option to purchase Sirocco common stock will be converted into an option to acquire the number of shares of Sycamore common stock determined by multiplying the number of shares of Sirocco common stock subject to such option immediately prior to the completion of the merger by the common stock exchange ratio. The exercise price for each converted option will be equal to the exercise price per share of each Sirocco stock option divided by the exchange ratio, rounded up to the nearest whole cent.

   The other terms of each option and the Sirocco option plan referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for vesting and acceleration.

Conditions to Completion of the Merger. The respective obligations of Sirocco and Sycamore to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

  . the merger agreement must be approved and adopted by holders of a majority of Sirocco common stock and holders of a majority of each series of Sirocco preferred stock

  . the applicable waiting periods under antitrust laws must expire or be terminated

  . no injunction or order preventing the completion of the merger or prohibiting or limiting Sycamore's ownership of Sirocco may be in effect and no litigation seeking to prevent the merger or significant damages in connection with the merger may be pending or threatened

  . Sycamore, the stockholder representative and the escrow agent must have executed and delivered the escrow agreement

  .  Sycamore's registration statement on Form S-4 must be effective

  . the shares of Sycamore common stock to be issued to Sirocco stockholders in the merger must have been approved for listing on the Nasdaq National Market

  . the receipt of opinions of special tax counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code

   Sycamore's obligation to effect the merger is also subject to the satisfaction or waiver of the following conditions:

  . there shall be no pending or threatened litigation that seeks to prevent the consummation of the merger or that would have a material adverse effect on Sycamore

  . Sycamore must receive an opinion of Sirocco's counsel relating to specified corporate matters

  .  certain of the officers and directors of Sirocco shall have resigned

  . Sirocco must obtain any required approvals and consents from third parties relating to the merger

  . employment agreements entered into by specified key employees of Sirocco must remain in effect

  . Sycamore must receive letters from PricewaterhouseCoopers LLP stating that the business combination to be effected by the merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles

  . Sirocco must receive letters from PricewaterhouseCoopers LLP stating that they agree with management's conclusion that Sirocco has not taken or agreed to take any action that would prevent

     Sycamore from accounting for the business combination to be effected by the merger as a "pooling of interests" transaction under generally accepted accounting principles

  . Sirocco's affiliates must deliver executed affiliate agreements to Sycamore, which are in full force and effect

   In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

  . the representations and warranties of the other party set forth in the merger agreement must be true and correct without giving effect to any limitation or qualification as to materiality or material adverse effect set forth therein both when made and at and as of the date the merger is to be completed as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct without giving effect to any limitations or qualifications as to materiality or material adverse effect set forth therein would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on such other party

  . the other party to the merger agreement must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement

   The merger agreement provides that a material adverse effect means, when used in connection with Sirocco or Sycamore, a material adverse effect on the business, operations, assets, condition (financial or otherwise), results of operations or prospects of Sirocco or Sycamore or the ability of Sirocco or Sycamore to perform their respective obligations under or to consummate the transactions contemplated by the merger agreement.

Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to completion of the merger:

  .  by mutual consent of Sirocco and Sycamore

  . by Sycamore or Sirocco if the merger is not completed before November 30, 2000, except that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been a cause of the failure to complete the merger on or before November 30, 2000

  . by Sycamore or Sirocco if there is any order of a court or governmental authority permanently prohibiting the completion of the merger which is final and nonappealable, unless the party relying on that order has not complied with certain of its obligations under the merger agreement

  . by Sycamore if any stockholder of Sirocco party to the voting agreement breaches the voting agreement or any director, officer, employee or stockholder of Sirocco breaches certain non-solicitation and accounting treatment obligations of the merger agreement

  . by Sycamore if the sum of Sirocco shares to which dissenter's rights have been properly asserted under Delaware law exceed 5% of the Sirocco common stock issued and outstanding as of July 28, 2000

  . by Sycamore upon a breach or failure to perform any of Sirocco's representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would cause certain closing conditions to not be satisfied and which breach is not cured within 10 business days of notice of that breach

  . by Sirocco upon a breach or failure to perform any of Sycamore's representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would cause certain closing conditions to not be satisfied and which breach is not cured within 10 business days of notice of that breach

Payment of Termination Fee. Sirocco will pay to Sycamore a termination fee of $96 million under the following circumstances:

  .  if Sycamore terminates the merger agreement because:

    . any stockholder of Sirocco party to the voting agreement breached the voting agreement

    . any director, officer, employee or stockholder of Sirocco breached certain non-solicitation obligations of the merger agreement

    . Sirocco breached its obligations to cause the merger to be accounted for as a pooling of interests for accounting purposes

   Sirocco will also pay a termination fee of $96 million to Sycamore under the following circumstances:

  . if Sycamore terminates the merger agreement because the sum of Sirocco shares to which dissenter's rights have been properly asserted under Delaware law exceeds 5% of the Sirocco common stock issued and outstanding as of July 28, 2000 and Sirocco has entered into or consummated an Acquisition Transaction within one year after the termination of the merger agreement (in such case, the termination fee being payable immediately upon the entering into or consummation of the Acquistition Transaction).

  . if Sycamore terminates the merger agreement because of Sirocco's breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform caused certain closing conditions to not be satisfied and which breach was not cured within 10 business days of notice of that breach and Sirocco has entered into or consummated an Acquisition Transaction within one year after the termination of the merger agreement (in such case, the termination fee being payable immediately upon the consummation of the Acquisition Transaction).

   An Acquisition Transaction is either a transaction or a merger or other business combination, or a series thereof, involving Sirocco pursuant to which any third party acquires 50% or more of the outstanding equity securities of Sirocco or the entity surviving such merger or business combination, any other transaction or series of transactions pursuant to which any third party acquires control of assets of Sirocco having a fair market value equal to 50% or more of the fair market value of all the assets of Sirocco immediately prior to such transaction or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Extension, Waiver and Amendment of the Merger Agreement. We may amend the merger agreement before completion of the merger.

   Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                             THE VOTING AGREEMENT

   The following description summarizes the material provisions of the voting agreement, as amended. You should read carefully the voting agreement, as amended, which is attached as Appendix B to this proxy statement/prospectus.

   In connection with the execution of the merger agreement, stockholders representing over a majority of the voting power of Sirocco's common stock and each series of Sirocco's preferred stock entered into a voting agreement with Sycamore. Under the voting agreement, each of these Sirocco stockholders agreed to vote all of their shares of Sirocco stock in favor of adoption of the merger agreement. In addition, under the voting agreement, these stockholders may transfer shares of the Sirocco stock they own or their options to purchase

Sirocco stock only if the transferees agree to be bound by the provisions of the voting agreement or if the stockholders obtain Sycamore's consent to the transfer. These Sirocco stockholders were not paid additional consideration in connection with the voting agreement.

   The voting agreement contains certain other agreements made by the Sirocco stockholders that are parties to the voting agreement. The Sirocco preferred stockholders that have entered the voting agreement agreed that the consideration they will receive upon consummation of the merger will be in full satisfaction of their rights as a Sirocco or Sycamore stockholder. The stockholders that hold Sirocco preferred stock agreed not to make an election not to treat the merger as a liquidation, dissolution or winding up of Sirocco under Sirocco's certificate of incorporation. In addition, the holders of Sirocco Series A preferred stock, Series B preferred stock and Series C preferred stock agreed not to redeem the Sirocco Series A preferred stock, Series B preferred stock and Series C preferred stock in connection with the proposed merger. For a further explanation of these elections, please read the section entitled "Comparison of Rights of Holders of Sirocco Common Stock and Sycamore Common Stock" on page 104 of this proxy statement/prospectus.

   The Sirocco stockholders who entered into the voting agreement own a majority of the Sirocco common stock and each series of Sirocco preferred stock outstanding. Accordingly, assuming no breach of the voting agreement by any party thereto, adoption of the merger agreement is assured.

                              THE ESCROW AGREEMENT

   The following description summarizes the material provisions of the escrow agreement. You should read carefully the escrow agreement, which is attached as Appendix C to this proxy statement/prospectus.

   Under the escrow agreement, Sycamore will deposit 10% of the shares of Sycamore common stock the Sirocco stockholders would otherwise receive in connection with the merger into an escrow account. The escrow shares may be used to compensate Sycamore in the event it is entitled to indemnification under the merger agreement. To the extent that some or all of the escrowed shares are not required to indemnify Sycamore, such shares will be distributed pro rata among Sirocco Stockholders entitled to receive Sycamore shares in the merger on the earlier of the first anniversary of the date the merger is completed or the date of the first independent audit report on Sycamore's financial statements after completion of the merger that include the financial results of Sirocco.

   Until the proceeds of the escrow account are distributed, all cash dividends and other cash distributions on the shares of Sycamore common stock held in the escrow account will be invested by the escrow agent at the direction of a representative of the Sirocco stockholders, and all noncash dividends and other noncash distributions will become part of the escrow fund.

   As a result of the escrow, depending on the amounts to which Sycamore is entitled to indemnification under the merger agreement, you may never receive up to 10% of the shares of Sycamore common stock you would otherwise be entitled to receive.

   At the time of the closing of the merger, G. Felda Hardymon, as representative of Sirocco stockholders entitled to receive Sycamore shares in the merger, will enter into an escrow agreement with Sycamore and an independent escrow agent.

                          OPERATIONS AFTER THE MERGER

   Following the merger, Sycamore may integrate some or all of Sirocco's operations or continue Sirocco's operations as a wholly owned subsidiary of Sycamore. The stockholders of Sirocco will become stockholders of Sycamore, and their rights as stockholders will be governed by Sycamore's Amended and Restated Certificate of Incorporation and the Sycamore Amended and Restated By-Laws, each as currently in effect, and the laws of the State of Delaware. See "Comparison of Rights of Holders of Sirocco Common Stock and Sycamore Common Stock."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SYCAMORE

Overview

   Sycamore develops and markets products that transport voice and data traffic over wavelengths of light. Its products enable service providers to quickly and cost effectively provide bandwidth and create new high-speed data services. From Sycamore's inception on February 17, 1998 through May 1, 1999, its operating activities consisted primarily of research and development, product design, development and testing. During this period, it also staffed and trained its administrative, marketing and sales personnel and began sales and marketing activities. Sycamore began shipping its SN 6000 Intelligent Optical Transport product in May 1999, its SN 8000 Intelligent Optical Network Node in August 1999 and its SilvxManager Network Management System in November 1999. To date all of its product revenues have been derived from these products. During the quarter ended April 29, 2000, Sycamore had a loss from operations but achieved profitability for the first time on a net income basis. During periods prior to its most recent fiscal quarter, it incurred significant losses. As of April 29, 2000, it had an accumulated deficit of $18.1 million. Sycamore has not achieved profitability on an annual basis.

   While Sycamore is developing and plans to introduce new products and enhancements, it cannot assure you that it will be successful in these efforts.

   Sycamore has a lengthy sales cycle for its products and, accordingly, it expects to incur sales and other expenses before Sycamore realizes the related revenue. Sycamore expects to continue to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, it will need to generate significant revenues to achieve and maintain profitability. Sycamore's policy is to recognize revenue from product sales upon shipment provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the fee is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when the uncertainties are resolved. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements. Sycamore records a warranty liability for parts and labor on its products. Warranty periods are generally three years from installation date. Estimated warranty costs are recorded at the time of revenue recognition.

   Sycamore's manufacturing expenses consists of amounts paid to third party manufacturers, manufacturing start-up expenses, manufacturing personnel and related costs and its customer support group. Sycamore's outsources its manufacturing and assembly requirements. Accordingly, a significant portion of its manufacturing expenses consists of payments to a third-party contract manufacturer. Manufacturing and engineering documentation controls are performed at its facility in Chelmsford, Massachusetts. Sycamore believes that its gross margins will be affected primarily by the following factors:

  .  demand for its products;

  .  new product introductions both by Sycamore and by its competitors;

  .  changes in Sycamore's pricing policies and those of its competitors;

  .  the mix of product configurations sold; and

  . the volume of manufacturing and its effect on manufacturing and component costs.

   Research and development expenses consist primarily of salaries and related personnel costs, prototype costs and other costs related to the design, development, testing and enhancement of its products. To date, Sycamore has expensed its research and development costs as they were incurred. Several components of its research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in Sycamore's expenses. Sycamore incurs significant expenses in connection with the purchase of testing equipment for its products. Sycamore believes that research and development is critical to its strategic product development objectives and intends to enhance its technology to meet the changing requirements of its customers. As a result, Sycamore expects its research and development expenses to increase in absolute dollars in the future.

   Sales and marketing expenses consist primarily of salaries and the related personnel costs of sales and marketing personnel, commissions, promotional, travel and other marketing expenses and recruiting expenses. Sycamore expects that sales and marketing expenses will increase in absolute dollars in the future as it increases its direct sales efforts, expand its operations internationally, hire additional sales and marketing personnel, initiate additional marketing programs and establish sales offices in new locations.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, legal, facilities, human resources and information technology personnel, recruiting expenses and professional fees. Sycamore expects that general and administrative expenses will increase in absolute dollars as it adds personnel and incurs additional costs related to the growth of its business and its operation as a public company.

   In connection with the granting of certain stock options and the issuance of certain restricted shares during the period from inception (February 17, 1998) through July 31, 1998, the fiscal year ended July 31, 1999 and the nine months ended April 29, 2000, which were deemed to be below fair market value, Sycamore recorded deferred stock compensation expense of approximately $184,000, $25.2 million and $31.7 million, respectively.

   Deferred stock compensation expense consists of charges resulting from the granting of stock options and restricted shares with exercise or sales prices deemed to be below the fair value of its common stock on the date of grant. These amounts are being amortized ratably over the vesting periods of the applicable options or restricted stock, which are typically five years, with 20% vesting on the first anniversary of the date of grant and 5% vesting quarterly thereafter.

Results of Operations

 Nine Months Ended April 29, 2000 and May 1, 1999

 Revenues

   Revenues for the nine months ended April 29, 2000 were $107.7 million, (none for the corresponding period in the prior year). Sycamore began shipping the SN 6000 in May 1999, the SN 8000 in August 1999, and SilvxManager in November 1999. For the nine months ended April 29, 2000, one customer accounted for substantially all of its revenues.

 Cost of Revenues

   Cost of revenues were $57.1 million for the nine months ended April 29, 2000, compared to $1.2 million for the same period in fiscal 1999. The increase in cost of revenues is primarily related to increased revenues since Sycamore began shipping products in May 1999, as well as headcount increases in its manufacturing overhead and customer service organizations, warranty and other period costs. Sycamore expects cost of revenues to continue to increase as net revenues increase.

 Research and Development Expenses

   Research and development expenses increased $26.3 million to $32.9 million for the nine months ended April 29, 2000 compared to $6.6 million for the same period in fiscal 1999. The increase in expenses were primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses, increases in non-recurring engineering costs and increases in prototype expenses for the design and development of new products as well as enhancements to existing products. Research and development is essential to its future success, and Sycamore expects the dollar amounts of research and development expenses will increase in future periods to support the continued development of its intelligent optical transport and optical switching products as well as new or complementary technologies.

 Sales and Marketing Expenses

   Sales and marketing expenses increased $14.9 million to $16.5 million for the nine months ended April 29, 2000 compared to $1.6 million for the same period in fiscal 1999. The increase in expenses reflect the hiring of additional sales and marketing personnel, sales based commissions, additional office space and marketing program costs, including web development, trade shows and new product launch activities. Sycamore intends to continue to expand its domestic and international sales force and marketing efforts, and as a result, expects that the dollar amounts of sales and marketing expenses will increase in future periods.

 General and Administrative Expenses

   General and administrative expenses increased $3.1 million to $3.8 million for the nine months ended April 29, 2000 compared to $752,000 for the same period in fiscal 1999. The increase in expenses reflect the hiring of additional general and administrative personnel and expenses necessary to support increased levels of business activities. Sycamore expects that the dollar amounts of general and administrative expenses will increase in future periods as a result of expansion of business activity and increases in the number of its employees.

 Amortization of Stock Compensation

   Amortization of stock compensation expense was $9.5 million for the nine months ended April 29, 2000, compared to $802,000 for the same period in fiscal 1999. Amounts for the nine months ended April 29, 2000 include $1.4 million of compensation expense associated with the grant of options to purchase common stock to non-employees and consultants. Amortization of stock compensation expense primarily resulted from the granting of stock options and restricted shares with an exercise or sale prices which were deemed to be below fair market value. Amortization of stock compensation relating to these grants is expected to impact Sycamore's reported results of operations through the first quarter of fiscal 2005.

 Interest Income, Net

   Interest income, net increased $17.1 million to $17.6 million for the nine months ended April 29, 2000 compared to $488,000 for the same period in fiscal 1999. The increase in interest income primarily reflects the invested proceeds of Sycamore's two public offerings within fiscal year 2000.

 Provision for Income Taxes

   During the nine months ended April 29, 2000, Sycamore reduced its valuation allowance related to its deferred tax assets by $2 million as the realization of such assets became probable. Sycamore currently estimates that its annual effective income tax rate will be approximately 27.0% for the remainder of its fiscal year ending July 31, 2000, primarily due to the reduction in the valuation allowance and the use of its net operating loss carryforwards.

 Period from inception (February 17, 1998) through July 31, 1998 (fiscal 1998) and the year ended July 31, 1999

 Revenues

   Sycamore began shipping the SN 6000 in May 1999 and recognized $11.3 million of revenue for the year ended July 31, 1999. All revenue was derived from the shipments of the SN 6000 product. For the year ended July 31, 1999, one customer accounted for all of its revenue.

 Cost of Revenues

   Cost of revenues was $8.5 million, or 75% of revenue, for the year ended July 31, 1999. Sycamore began shipping the SN 6000 in May 1999. Cost of revenues as a percentage of revenue in fiscal 1999 were higher than they are anticipated to be in the future due to the high cost of initial start-up of production, including the increase in personnel and the low volume of sales.

 Research and Development Expenses

   Research and development expenses were $497,000 for fiscal 1998 and $14.0 million for fiscal 1999 and represented 63% and 61% of total operating expenses for fiscal 1998 and 1999, respectively. The increase in expenses was primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses, an increase in non-recurring engineering costs and an increase in prototype expenses for the design and development of the SN 6000, SN 8000 and SN 16000 products. Research and development is essential to Sycamore's future success and it expects that research and development expenses will increase in absolute dollars in future periods.

 Sales and Marketing Expenses

   Sales and marketing expenses were $92,000 for fiscal 1998 and $4.1 million for fiscal 1999 and represented 12% and 18% of total operating expenses in fiscal 1998 and 1999, respectively. The increase in expenses reflects the hiring of additional sales and marketing personnel, sales based commissions and marketing program costs, including web development, trade shows and product launch activities. Sycamore intends to continue to expand its domestic and international sales force and marketing efforts and as a result expect sales and marketing expenses will increase in absolute dollars in future periods.

 General and Administrative Expenses

   General and administrative expenses were $199,000 for fiscal 1998 and $1.4 million for fiscal 1999 and represented 25% and 6% of total operating expenses in fiscal 1998 and 1999, respectively. The increase in expenses reflects the hiring of additional general and administrative personnel and expenses necessary to support and scale Sycamore's operations.

 Amortization of Stock Compensation

   Amortization of stock compensation expense was $5,000 and $1.4 million for fiscal 1998 and fiscal 1999, respectively. Amortization of stock compensation expense in fiscal 1998 resulted from the granting of stock options and restricted shares with the exercise or sales prices below the deemed fair value of Sycamore's common stock on the date of grant. Additionally, in fiscal 1999, it incurred $2.1 million of compensation expense associated with the grant of options to non-employees and members of its advisory boards.

 Interest Income, Net

   Interest income, net was $100,000 and $559,000 for fiscal 1998 and fiscal 1999, respectively. Interest income consists of interest earned on Sycamore's cash balances and marketable securities and interest expense associated with its equipment note payable. The increase in interest income reflects higher invested balances in 1999, offset by interest payments on its equipment note payable in 1999.

 Quarterly Results of Operations

   The following table presents Sycamore's operating results for the quarters ended July 31, 1999, October 30, 1999, January 29, 2000 and April 29, 2000, which are the only quarters for which it has recognized revenue, together with the percentage of revenues of certain items in its statement of operations for these quarters. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments consisting only of normal recurring adjustments necessary for a fair statement of the unaudited quarterly results when read in conjunction with Sycamore's audited financial statements and the related notes appearing elsewhere in this prospectus have been included. These operating results are not necessarily indicative of the results of any future period.

                          July 31,      October 30,    January 29,     April 29,
                            1999           1999           2000           2000
                         ------------   ------------   ------------   ------------
                               (in thousands, except percentages)
Consolidated Statement
 of Operations Data:
Revenues................ $11,330  100%  $19,510  100%  $29,049  100%  $59,183  100%
Cost of revenues
 (exclusive of non-cash
 stock compensation
 expense of $56, $262,
 $328 and $328,
 respectively...........   7,313   65    10,340   53    15,396   53    31,367   53
                         -------  ---   -------  ---   -------  ---   -------  ---
    Gross profit........   4,017   35     9,170   47    13,653   47    27,816   47
                         -------  ---   -------  ---   -------  ---   -------  ---
Operating expenses:
  Research and
   development..........   7,383   65     7,844   40    10,175   35    14,892   25
  Sales and marketing...   2,466   22     3,445   18     4,950   17     8,062   14
  General and
   administrative.......     653    6       751    4     1,159    4     1,909    3
  Amortization of stock
   compensation.........   2,667   23     3,289   17     3,066   11     3,139    5
                         -------  ---   -------  ---   -------  ---   -------  ---
    Total operating
     expenses...........  13,169  116    15,329   79    19,350   67    28,002   47
                         -------  ---   -------  ---   -------  ---   -------  ---
Loss from operations....  (9,152) (81)   (6,159) (32)   (5,697) (20)     (186)   0
Interest income, net....      71    1       442    3     4,063   14    13,090   22
                         -------  ---   -------  ---   -------  ---   -------  ---
Income (loss) before
 income taxes...........  (9,081) (80)   (5,717) (29)   (1,634)  (6)   12,904   22
Provision for income
 taxes..................     --   --        --   --        --   --      3,484    6
                         -------  ---   -------  ---   -------  ---   -------  ---
Net income (loss)....... $(9,081) (80)% $(5,717) (29)% $(1,634)  (6)% $ 9,420   16%
                         =======  ===   =======  ===   =======  ===   =======  ===

   Sycamore's revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of its control and any of which may cause its stock price to fluctuate. The primary factors that may affect Sycamore include the following:

  .  fluctuation in demand for intelligent optical networking products;

  .  the timing and size of sales of its products;

  .  the length and variability of the sales cycle for its products;

  .  the timing of recognizing revenue and deferred revenue;

  . new product introductions and enhancements by its competitors and ourselves;

  . changes in its pricing policies or the pricing policies of its competitors;

  . its ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

  . its ability to obtain sufficient supplies of sole or limited source components;

  .  increases in the prices of the components it purchases;

  . its ability to attain and maintain production volumes and quality levels for its products;

  .  the timing and level of prototype expenses;

  .  costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the telecommunications, Internet and related industries.

   Sycamore plans to increase significantly its operating expenses to fund greater levels of research and development, expand its sales and marketing operations, broaden its customer support capabilities and develop new distribution channels. Sycamore also plans to expand its general and administrative capabilities to address the increased reporting and other administrative demands which will result from increasing the size of its business. Sycamore's operating expenses are largely based on anticipated organizational growth and revenue trends and a high percentage of its expenses are, and will continue to be, fixed. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in its operating results from quarter to quarter and could result in substantial operating losses.

   Due to the foregoing factors, Sycamore believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance. You should not rely on its results or growth for one quarter as any indication of its future performance. It is likely that in some future quarters, its operating results may be below the expectations of public market analysts and investors. In this event, the price of its common stock will probably decrease.

Liquidity and Capital Resources

   Prior to Sycamore's initial public offering, which it completed in October 1999, it financed its operations primarily through private sales of its capital stock totaling approximately $58.7 million and through borrowings on long-term debt agreements for the purchase of capital equipment. In its initial public offering, Sycamore sold 22,425,000 shares of common stock at a price to the public of $12.67 per share. The net proceeds of its initial public offering, after deducting underwriting discounts and other offering expenses, were approximately $263.0 million. Sycamore completed a follow-on public offering of 10,200,000 common shares in March 2000, of which it sold 8,428,401 common shares and existing stockholders sold 1,771,599 common shares. In this follow-on offering, it raised approximately $1.2 billion, net of offering costs. Sycamore primarily invests excess funds in investment grade short-term money market funds, commercial paper, government and non-government debt securities. At April 29, 2000, Sycamore had $677.1 million in cash and cash equivalents, $508.6 million in marketable securities and $328.4 million in long-term marketable securities and investments. Sycamore has primarily financed its operations through the sale of equity securities and through borrowings on long-term debt agreements for the purchase of capital equipment.

   Cash used in operating activities was $598,000 in fiscal 1998 and $27.6 million for the year ended July 31, 1999. The increase in cash used in operating activities in fiscal 1999 compared to fiscal 1998 reflects increases in net losses, accounts receivables, inventory purchases and irrevocable standby letters of credit, offset by non-cash charges for amortization of stock compensation and depreciation and increased accounts payable and accrued expenses, reflecting the growth in business activity. For the nine months ended April 29, 2000, the cash provided by operating activities was $20.1 million, an increase of $30.0 million as compared to $9.9 million cash used in fiscal 1999. The increase in cash provided by operating activities is primarily due to decreased net losses and increased non-cash charges for amortization of stock compensation and depreciation, increased accrued expenses, deferred revenue and accounts payable, partially offset by increased inventory purchases and accounts receivable.

   Cash used in investing activities was $3.7 million in fiscal 1998, $10.0 million for the year ended July 31, 1999, $847.9 million and $4.3 million in the nine months ended April 29, 2000 and May 1, 1999, respectively. The increase in net cash used in investing activities reflects the net investment of Sycamore's public offerings proceeds into marketable securities and increased purchases of property and equipment, primarily for computers and test equipment for its development and manufacturing activities.

   Cash provided by financing activities was $5.5 million in fiscal 1998, $58.4 million for the year ended July 31, 1999, $1.5 billion and $36.3 million in the nine months ended April 29, 2000 and May 1, 1999, respectively. The increase in cash provided by financing activities is primarily due to net proceeds raised through Sycamore's public offerings and the exercise of stock options.

   In December 1998, Sycamore issued an irrevocable stand-by letter of credit for $92,000 for an office facility lease which is collateralized by an U.S. Treasury Bill. The letter of credit is irrevocable and expires in January 2002.

   Increasingly, as a result of the financial demands of major network deployments, service providers are looking to their suppliers for financing assistance. From time to time Sycamore may provide or commit to extend credit or credit support to its customers as it considers appropriate in the course of its business, considering its limited resources. This financing may include extending credit to customers or guaranteeing the indebtedness of customers to third parties. Depending upon market conditions, Sycamore may seek to factor these arrangements to financial institutions and investors to free up its capital and reduce the amount of its commitments for such arrangements. Sycamore's ability to provide customer financing is limited and depends upon a number of factors, including its capital structure and level of its available credit and its ability to factor commitments. Any extension of financing to Sycamore's customers will limit the capital that it has available for other uses.

   Although Sycamore believes that its current cash balances will be sufficient to fund its operations for at least the next 12 months, there can be no assurance that it will not require additional financing within this time frame or that such additional funding, if needed, will be available on terms acceptable to it or at all.

Year 2000 Computer Systems Compliance

   To date, the results of Sycamore's year 2000 readiness plan indicate that its assessment, improvement and testing program succeeded in providing it with a smooth transition to the year 2000. Sycamore has not experienced any significant year 2000 disruptions with its products, its internal information technology systems or its major vendors. Based on its experience to date, Sycamore does not anticipate incurring material expenses or experiencing any material operational disruption related to the year 2000 transition. Sycamore will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent year 2000 matters that may arise are addressed promptly.

Market Risk

   The following discussion about Sycamore's market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Sycamore is exposed to market risk related to changes in interest rates and foreign currency exchange rates. Sycamore does not use derivative financial instruments for speculative or trading purposes.

Interest Rate Sensitivity

   Sycamore maintains a portfolio of cash equivalents and short-term and long-term investments in a variety of securities including: commercial paper, certificates of deposit, money market funds and government and non-government debt securities. These available for sale securities are subject to interest rate risk and may fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10 percent from levels at April 29, 2000, the fair value of the portfolio would decline by approximately $6.7 million. Sycamore has the ability to hold its fixed income investments until maturity, and therefore do not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its securities portfolio.

Exchange Rate Sensitivity

   Sycamore operates primarily in the United States, and all sales to date have been made in US dollars. Accordingly, there has not been any material exposure to foreign currency rate fluctuations.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Sycamore will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on its financial condition or results of operations.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 will be required in Sycamore's first quarter of fiscal year 2001. The effects of applying this guidance, if any, will be reported as a cumulative effect adjustment resulting in a change in accounting principle. Sycamore's evaluation of SAB 101 is not yet complete.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events if they had occurred after either December 15, 1998 or January 12, 2000. Sycamore does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

                              SYCAMORE'S BUSINESS

Overview

   Sycamore develops and markets software-based intelligent optical networking products that enable network service providers to quickly and cost-effectively provide bandwidth and create new high speed data services. Sycamore believes that the existing public network is unable to meet the demands of high speed data applications that are driving network growth. As data traffic on the public network continues to grow at rates that surpass available network capacity, Sycamore believes that service providers require new solutions to relieve network congestion and create new data services. Its intelligent optical networking products are designed to allow service providers to deploy, manage and optimize the performance of their fiber optic networks. Sycamore's products are based on a common software architecture that it believes will accelerate its release of new products and enable its customers to upgrade with minimal network impact and operator training. Sycamore has designed its products to protect service providers' existing investment in fiber optic and transmission equipment and provide a migration path to the next generation optical public network infrastructure.

Industry Background

 Increase in Data Traffic on the Public Network

   Over the past decade, the volume of high speed data traffic across the public network has grown significantly, reflecting the increasing use of the network for Internet access, electronic mail communications, electronic commerce, remote access by telecommuters and other network data transmission services. To meet the growth in the demand for high speed data services, service providers are investing significantly to upgrade the public network infrastructure, which was originally built for voice traffic. Service providers are laying fiber optic cable and installing transmission equipment which transforms the fiber from available capacity to usable bandwidth by lighting the fiber. Recent investments in building and enhancing the transmission capability of the public network have been spread across SONET/SDH equipment, dense wave division multiplexing equipment, known as DWDM, and optical networking equipment.

 Existing Public Network Transmission Infrastructure

   Despite these investments, service providers are still unable to quickly respond to the bandwidth demands of their customers. Sycamore believes that this inability is due in large part to the transmission architecture of the existing public network. This architecture is based upon telecommunications standards, referred to as SONET in North America and SDH elsewhere in the world, which set the hierarchical characteristics for transmitting optical signals. A SONET/SDH network typically consists of three primary components:

  . fiber optic cable that serves as the physical transmission medium and provides the available capacity;

  . DWDM equipment, which multiplies the transmission capacity of a specific fiber by dividing a single strand into multiple lightpaths, or wavelengths; and

  . SONET/SDH transmission equipment, which converts data traffic from an electrical signal to an optical signal for transport over the fiber network.

   In the current public network transmission infrastructure, the ability to manage data resides in the SONET/SDH equipment which converts the data traffic from an electrical signal to an optical signal which is transmitted over the fiber. The optical fiber itself is only a physical transmission medium with no imbedded intelligence. As a result, moving data through the network involves the following complex processes that add cost and make scaling difficult:

  . Traffic enters the network as an electrical signal and is converted by the SONET/SDH equipment into an optical signal for transmission across the network;

  . At each network transit point, the optical data traveling across the network is terminated at a SONET/SDH network terminal;

  . The optical data is then converted into an electrical signal and examined to see which portions of the data are to be extracted from the network at that transit point; and

  . The data is then converted back to an optical signal by the SONET/SDH equipment for transport to the next network transit point, where the process is repeated.

 Limitations of the Existing Public Network Transmission Infrastructure

   The SONET/SDH network architecture was originally designed to transport voice traffic rather than for today's high speed data services. Unlike voice traffic, which is generally characterized by slow growth and stable demand, data traffic is characterized by rapid growth and unpredictable demand. Data networks must be capable of being deployed cost-effectively and expanded quickly.

   The SONET/SDH network architecture, however, is not sufficiently flexible to meet these requirements. Generally, the process of expanding the capacity of a SONET/SDH network is time-consuming and requires significant capital investment by the service provider. There are currently only two methods to expand a SONET/SDH network. The first option is to increase the speed at which the network operates. Because SONET/SDH equipment is designed to operate at a specific speed and all devices on a ring must operate at the same speed, this option requires that all equipment on the SONET/SDH ring be replaced with higher speed devices on a concurrent basis. In addition, because the rings at the core of the network must carry the aggregate traffic of all of the rings feeding them, the upgrading of one SONET/SDH ring frequently requires the upgrading of some or all of the interconnected SONET/SDH rings. Accordingly, adding capacity to a SONET/SDH ring network is a complex and time consuming process. The second option to expand a SONET/SDH ring network is to construct new rings with new fiber or increase the capacity of each individual fiber on a ring through the utilization of DWDM technology, which can transform each fiber strand into multiple parallel optical wavelengths. Under either approach, network complexity increases since each optical wavelength must be terminated by SONET/SDH equipment and the interconnection of multiple SONET/SDH rings will absorb some available network capacity.

   Data traffic will typically transit through multiple SONET/SDH rings when traversing the public network. In addition, in SONET/SDH networks, up to 50% of network capacity must be reserved to provide alternative routing for traffic in the event of a network outage. This redundancy, and the numerous optical-to-electrical-to-optical conversions within each ring and between rings, create a costly and complex network architecture.

   As a result of these limitations, the buildout of a SONET/SDH network generally requires lengthy time commitments and significant initial equipment investment by service providers. In today's competitive environment, long lead times for service provisioning and significant purchase commitments are often not compatible with the need of service providers to rapidly and cost-effectively deploy new services and be responsive to their customer demand. To manage the frequently unpredictable demand of data traffic, service providers need to move toward a "just-in-time" investment and service delivery model allowing them to introduce and expand services when and where needed in response to demand. The migration to a "just-in-time" model will require a public network architecture that is scalable, flexible and cost-effective and that is capable of supporting the anticipated growth in high speed data communications services.

The Sycamore Solution

   Sycamore develops and markets software-based intelligent optical networking products that enable service providers to quickly and cost-effectively provide bandwidth and create new high speed data services. Sycamore's products are designed to move data directly onto the fiber without a requirement for intermediary SONET/SDH equipment. Once on the optical network, data moves through the network without the need to convert the optical signals to electrical signals at each network transit point. Sycamore believes that adding intelligence to the optical network enhances the functionality of the network and preserves the management and restoration benefits of SONET/SDH, while providing the capacity benefits of DWDM. Sycamore's products will provide the tools to enable service providers to utilize, restore, provision and maintain intelligent optical networks and optimize the performance of these networks, while providing a migration path to the next generation optical network.

   Key benefits of Sycamore's solution include the following:

   Improves Network Flexibility and Scalability. Sycamore's software-based products are designed to allow service providers to improve the flexibility and scalability of their networks without the long lead times and large, upfront capital investment presently required for a network buildout. The software-based capabilities of its products will permit service providers to change and upgrade their network infrastructure and services without significant hardware changes or additions. This improved flexibility and scalability will enable service providers to more easily expand their network architecture, support new high speed data applications and introduce value-added services for the benefit of their customers.

   Enables Rapid Service Delivery. The competitive marketplace facing service providers and the pace of technological change require that the public network infrastructure be adaptable to accommodate rapid changes in the demand for service. Sycamore's products are designed to shorten the time it takes for service providers to increase bandwidth and provide services, thereby enabling its customers to introduce network services on a rapid basis in response to their customers' demand. Sycamore believes that this flexibility will be cost-effective for service providers because it will enable them to increase capacity based on current, rather than forecasted, market demand for their services.

   Facilitates Introduction of New Data Services and Creation of New Revenue Opportunities for Service Providers. Because Sycamore's products are software-based, it is able to rapidly introduce new features into its products, which can in turn be offered by service providers to their customers as new services or service enhancements. Sycamore believes that these added features will provide revenue opportunities for its customers and will enable them to differentiate their network services from those of their competitors. Sycamore has designed a comprehensive network management solution, which will enable service providers to monitor the performance of their network, isolate and manage network faults, and otherwise manage their network on a real-time basis. With its network management system, service providers will be able to offer value-added services such as customer network management to their customers.

   Protects Existing Investments. Sycamore's products are designed to enable its customers to increase the functionality and improve the performance of their networks without sacrificing their infrastructure investments in SONET/SDH equipment. Sycamore's products are designed to facilitate a gradual migration from existing electro-optical SONET/SDH networks to all-optical networks. Service providers will be able to introduce Sycamore's products into an existing optical network environment, when and where needed, without replacing the current architecture. For example, over a common fiber infrastructure, a service provider's existing SONET/SDH network could be used to continue to support low speed voice and data services, while new higher speed data services could be supported by Sycamore's intelligent optical network products. Furthermore, the common software architecture, which will serve as the basis for Sycamore's future products, is intended to ensure the continued interoperability and manageability of Sycamore's products as its product line evolves.

Strategy

   Sycamore's objective is to be the leading provider of intelligent optical networking products. Key elements of Sycamore's strategy include the following:

   Offer End-to-End Optical Network Solutions To Customers. Sycamore intends to develop and offer a full range of intelligent optical networking products to its customers. Sycamore's commercially available products help service providers improve the utilization of fiber optic capacity that has already been deployed in the network. Sycamore's optical switch, which is in the test stage, will facilitate the creation of meshed network environments. A meshed-based network provides greater flexibility than a ring-based network and provides for more direct routes between network points, enabling more efficient network restoral or redundancy schemes. In addition, Sycamore intends to differentiate itself from its competition by offering other products that will enable customers to utilize, restore and provide data services over wavelengths and monitor and improve the performance level of network traffic.

   Collaborate With Customers To Generate Demand For High Speed Data
Services. Sycamore works collaboratively with its customers to help them identify and create new high speed data services. Its professional services team provides assistance in such areas as network planning, design, implementation and service launch to facilitate the introduction of these services. By helping its customers to create new services, it helps generate additional revenue opportunities for its customers and drives additional demand for its products.

   Utilize Software-Based Product Architecture. Sycamore's products utilize a common software-based architecture that permits improved flexibility and interoperability and expanded network management capabilities. The common architecture is designed to reduce the complexity of introducing new software revisions across the network. Sycamore believes that this architecture will accelerate the release of new products and enable its customers to upgrade with minimal network impact and operator training.

   Incorporate Commercially Available Optical Hardware Components. Sycamore uses commercially available optical hardware components in its products wherever feasible. Sycamore believes that by using these third-party components, it benefits from the research and development of the vendors of these products, as well as from the efficiencies of scale that these vendors generate by producing the components in higher volumes. As a result of Sycamore's use of these components, Sycamore believes that it can more quickly bring to market a broad-based product line at a lower cost than if it had utilized proprietary components.

   Outsource Manufacturing. Sycamore outsources the manufacturing of its products to reduce its cost structure and to maintain its focus on the development of value-added software. Sycamore believes that most optical networking companies have manufactured their own products in order to implement specialized manufacturing techniques historically required for optical componentry. However, Sycamore believes that the quality and consistency of optical manufacturing techniques have advanced significantly and that, as a result, it is now possible to engage third party manufacturers to build its products without sacrificing quality or performance.

   Focus On Just-In-Time Implementation. Sycamore's product architecture strategy is to develop products that will enable service providers to expand and upgrade their networks in response to demand on a "just-in-time" basis. Sycamore's software-based product architecture is designed to help it achieve this goal. Sycamore's software capabilities support a modular "plug and play" hardware architecture which is designed to allow new and enhanced modules to be easily and nondisruptively inserted into the network as optical component technology advances.

   Capitalize On Extensive Industry Experience. Sycamore has significant management, engineering and sales experience in the networking and optics industries and long-standing relationships with key personnel in its target customer base. Sycamore believes that its experience and relationships will be important in enabling it to develop products to meet its customers' needs and to penetrate its target market.

Products and Technology

 Product Architecture

   Sycamore's software-based intelligent optical networking products will enable service providers to use their existing optical network infrastructure to deliver high speed end-to-end services to meet the bandwidth intensive needs of data applications. Its products will enable service providers to offer high speed services over wavelengths directly from the optical network.

   Sycamore's product architecture is designed to provide the following benefits:

  . lowered network infrastructure cost by reducing the number of optical-to-electrical-to-optical conversions required to transmit data traffic across the network;

  . network simplification by eliminating the need for a separate layer of SONET/SDH equipment for new services;

  . more rapid service delivery by enabling automated end-to-end provisioning of services;

  .  non-disruptive network upgrades through advanced software capabilities;

  . a practical migration path from a SONET/SDH architecture to an all-optical network; and

  . new revenue opportunities for service providers through advanced features that support value-added service offerings.

   Sycamore believes that the acceptance and implementation of intelligent optical networking technology by service providers will be a gradual process driven by high speed data service demands and network scaling requirements. Its product strategy will allow service providers to migrate from today's SONET/SDH network architecture to an intelligent optical network while preserving their investment in the existing network. As intelligent optical networking equipment is introduced into an existing SONET/SDH network, the service provider can increasingly deliver high speed services directly from the optical network. As the intelligent optical network continues to grow, switching can be introduced into the optical network to support increased scaling and efficient traffic routing and to complete the transition to a meshed-based network architecture. Throughout all of these stages of network development, Sycamore expects to offer the software-based management tools which will allow the service provider to effectively provision and manage services end-to-end.

   Sycamore's intelligent optical networking products incorporate the following features:

   Intelligent Optical Networking Software. Sycamore's entire product line shares a common software base. This software foundation allows it to minimize product development time by leveraging its software architecture across multiple product lines. Sycamore's software architecture is designed to provide service providers with tools to continue to evolve their network without requiring the replacement of existing infrastructure. In addition, the architecture is designed to enable service providers to rapidly absorb new optical technology and functionality into the network with minimal effort, training and incremental investment. Software-based features such as topology discovery, system self-inventory and dynamic power balancing will allow service providers to quickly respond to customer needs. Additionally, advances in optical components, such as new lasers, filters, and amplifiers, can be quickly integrated within this software-based environment.

   SONET/SDH Functionality. Sycamore's products are designed to provide the optical interfaces and management and restoration capabilities traditionally offered on SONET/SDH equipment. By supporting these capabilities within the optical domain, rather than the electrical domain, service providers can directly offer services without the need for separate SONET/SDH products.

   DWDM Technology. DWDM technology creates capacity by multiplying the number of wavelengths that a single fiber can support. Sycamore integrates commercially available DWDM optical technology into its products, providing a comprehensive solution for its customers' multiplexing needs.

   Network Management. Sycamore's network management products will provide end-to-end management and control of the intelligent optical network. Network management functions include fault management, configuration management, accounting management, performance management and security management. Comprised of SilvxManager, a network management platform, and SilvxSource, a system-resident management application, Sycamore's network management products constitute a distributed solution designed to provide end-to-end management of the intelligent optical network. Its network management products are designed to manage Sycamore's intelligent optical networking products, provide for the management of third party products and integrate with other operating support systems when introduced into an existing network environment.

Sycamore's Intelligent Optical Networking Products

   The following chart describes its current and planned products:

    Product           Application                 Service*                   Status

-------------------------------------------------------------------------------------------
  SN 6000      Intelligent Optical        OC-48/STM-16 Wave          Commercially available
               Transport Product          Service
                                          (Long Distance)

-------------------------------------------------------------------------------------------
  SN 8000      Intelligent Optical        OC-48/STM-16 Wave          Commercially available
                                          Service
                               ------------------------------------------------------------
               Network Node
                                          OC-12/STM-4 Wave Service   Commercially available
                               ------------------------------------------------------------
                                          OC-3/STM-1 Wave Service    Commercially available
                               ------------------------------------------------------------
                                          Gigabit Ethernet           Commercially available
                               ------------------------------------------------------------
                                          Fiber Channel Wave         In test stage
                                          Service
                               ------------------------------------------------------------
                                          OC-192/STM-64 Wave         In development
                                          Service

-------------------------------------------------------------------------------------------
  SilvxSource  SN 6000/8000               Provides local             Commercially available
               Management Software        management of wave
                                          services
               SN 16000                   Provides local             In test stage
               Management Software        management of wave
                                          services

-------------------------------------------------------------------------------------------
  SilvxManager Network Management         Provides end-to-end        Commercially available
               System (Software)          management of wave
                                          services

-------------------------------------------------------------------------------------------
  SN 16000     Intelligent Optical Switch Provides wave-based        Commercially available
                                          switching and routing in
                                          a meshed network
                                          environment

-------------------------------------------------------------------------------------------
  SN 10000     Intelligent Optical        Long distance OC-n/STM-n   In development
               Network Node               and GigE/10 GigE Wave
                                          Services

--------
* References to OC services are to data transport services at a speed indicated by the number following the OC designation. For example, OC-48 service designates a transmission speed of 2.5 gigabytes per second. Higher numbers denote faster transmission speeds.

   SN 6000. The SN 6000 is an intelligent optical transport product designed specifically to work within an existing SONET/SDH network. The SN 6000 enables high speed services over fiber optic wavelengths and can be overlaid on top of the existing network. The SN 6000 will allow a service provider to begin the migration from a SONET/SDH network to an intelligent optical network.

   SN 8000. The SN 8000 is an intelligent optical network node that will be used to provide high speed services over fiber optic wavelengths for access, interoffice, regional and backbone networks. The SN 8000 will provide a complete stand-alone optical networking solution and can be configured in point-to-point, linear or ring applications. The SN 8000 can be overlaid on top of existing SONET/SDH networks, allowing service providers to implement optical networking technology when and where needed, without replacing an installed infrastructure.

   SilvxSource and SilvxManager. The SILVX optical network management system provides end-to-end management of data communications services across a service provider's optical network. SILVX simplifies network configuration, network provisioning and network management by implementing many of today's manual and labor-intensive network management processes within software. Additionally, SILVX allows service providers to offer network management-based services to their customers. SilvxSource software runs on the intelligent optical network elements (SN 6000, SN 8000, SN 16000 and SN 10000) and the SilvxManager software runs on a centralized management station.

   SN 16000. The SN 16000 is an intelligent optical switch for end-to-end wavelength switching and routing, which is necessary for the creation of a meshed topology network. The SN 16000 supports incremental network growth through a modular architecture and has been designed to coexist with the SN 6000, SN 8000 and SN 10000, as well as other third-party optical networking products.

   SN 10000. The SN 10000 is an intelligent optical network node that will be used to provide high speed services over fiber optic wavelengths in long distance backbone networks. The SN 10000 is being designed to provide a complete stand-alone optical networking solution and to be capable of being configured in point-to-point, linear, ring or mesh applications. This product is currently in development.

Customers

   Sycamore's target customer base includes new and established local voice and data service providers, long distance carriers, Internet service providers, cable operators, PTTs (foreign telephone companies) and carriers who provide service to other customers. At April 29, 2000, substantially all of its revenues to date have been from shipments of product to one customer, Williams Communications, Inc. It has also shipped its products to several other customers, including Millennium Optical Networks, Louis Dreyfus Communications and Enron Broadband Services.

Sales and Marketing

   Sycamore sells its products through a combination of a direct sales force and global distribution network. As of April 29, 2000, Sycamore's sales and marketing organization consisted of 99 employees, of which:

  .  70 were located in its headquarters in Chelmsford, Massachusetts;

  . 18 were located in a total of 5 sales and support offices around the United States;

  . 11 were located in five sales offices in Germany, Korea, United Kingdom, France and Switzerland.

   Sycamore's marketing objectives include building market awareness and acceptance of Sycamore and its products as well as generating qualified customer leads. Sycamore sends out direct mail and attend trade shows, and provides information about its company and its products on its Web site. Sycamore also conducts public relations activities, including interviews and demonstrations for industry analysts. In addition, its senior executives have significant industry contacts as a result of their prior experience.

   Sycamore announced the formation of the Optical Domain Service Interconnect initiative during the quarter ended January 29, 2000. This is an industry-wide initiative of 100 networking vendors and service providers interested in developing a practical framework for interoperability between the electrical and optical networks. When implemented, this initiative is expected to enhance a service provider's ability to offer real-time services on a "when you need it" basis.

   Sycamore's professional services team works collaboratively with its customers and prospective customers to help them identify and create new high speed data services that they can offer to their customers. It believes that this assistance is an integral aspect of its sales and marketing efforts which will help drive additional demand for its products.

Research and Development

   Sycamore has assembled a team of highly skilled engineers with significant telecommunications industry experience. Its engineers have expertise in optics, hardware and software. As of April 29, 2000, it had 183 employees responsible for product development, quality assurance and documentation. Sycamore's development group's priority includes the release of new products which will facilitate the deployment of optical networks. It is focused on enhancing the scalability, performance and reliability of its intelligent optical network products.

   Sycamore has made, and will continue to make, a substantial investment in research and development. Research and development expenses were $32.9 million for the nine months ended April 29, 2000, $14.0 million for the year ended July 31, 1999 and $497,000 for the period from inception through July 31, 1998.

   While it has developed, and expects to continue to develop, most new products and enhancements to existing products internally, it has licensed certain commercially available software technology from third parties.

Competition

   The market for intelligent optical networking products is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. Sycamore expects competition to persist and intensify in the future. Its primary sources of competition include vendors of network infrastructure equipment and optical network equipment, such as Ciena Corporation, Cisco Systems, Lucent Technologies and Nortel Networks, and private companies that have focused on its target market. Many of its competitors have significantly greater financial resources than Sycamore and are able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of its competitors have more extensive customer bases and broader customer relationships than Sycamore, including relationships with its potential customers.

   In order to compete effectively, Sycamore must deliver products that:

  .  provide extremely high network reliability;

  .  scale easily and efficiently with minimum disruption to the network;

  .  interoperate with existing network designs and equipment vendors;

  . reduce the complexity of the network by decreasing the need for overlapping equipment;

  .  provide effective network management; and

  .  provide a cost-effective solution for service providers.

   In addition, Sycamore believes that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor-sponsored financing are important competitive factors in its market. Sycamore has limited ability to provide vendor-sponsored financing and this may influence the purchasing decision of prospective customers, who may decide to purchase products from one of its competitors who offers such financing.

Proprietary Rights and Licensing

   Sycamore's success and ability to compete are dependent on its ability to develop and maintain the proprietary aspects of its technology and operate without infringing on the proprietary rights of others. It relies on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of its technology. These legal protections afford only limited protection for its technology. Sycamore presently has patent applications pending in the United States and it cannot be certain that patents will be granted based on these or any other applications. It seeks to protect its source code for its software, documentation and other written materials under trade secret and copyright laws. Sycamore licenses its software pursuant to signed or shrinkwrap license agreements, which impose certain restrictions on the licensee's ability to utilize the software. Finally, it seeks to limit disclosure of its intellectual property by requiring employees, consultants and any third party with access to its proprietary information to execute confidentiality agreements with it and by restricting access to its source code. Due to rapid technological change, Sycamore believes that factors such as the technological and creative skills of its personnel, new product developments and enhancements to existing products are more important than the various legal protections of its technology to establishing and maintaining a technology leadership position.

   Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Sycamore's products or to obtain and use information that it regards as proprietary. Policing unauthorized use of its products is difficult and while it is unable to determine the extent to which piracy of its software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce its intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect its proprietary rights to as great an extent as do the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on its business, operating results and financial condition. There can be no assurance that its means of protecting its proprietary rights will be adequate or that its competitors will not independently develop similar technology. Any failure by Sycamore to meaningfully protect its proprietary rights could have a material adverse effect on its business, operating results and financial condition.

   There can be no assurance that third parties will not claim infringement with respect to Sycamore's current or future products. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require it to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to it or at all. A successful claim of intellectual property infringement against Sycamore and its failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on its business, financial condition and operating results.

   Sycamore integrates third-party software into its products. This third-party software may not continue to be available on commercially reasonable terms. If it cannot maintain licenses to this third-party software, distribution of its products could be delayed until equivalent software could be developed or licensed and integrated into its products, which could materially adversely affect its business, operating results and financial condition.

Manufacturing

   The manufacturing of Sycamore's products is entirely outsourced. Sycamore has a contract with Celestica Corporation, which provides comprehensive manufacturing services, including assembly, test, control and shipment to its customers, and procures materials on its behalf. This contract has an indefinite term and is cancellable by Celestica without cause on one-year's advance notice. Under this agreement, Celestica is committed to supply products and services that Sycamore orders pursuant to conforming purchase orders. Sycamore designs, specifies and monitors all of the tests that are required to meet its internal and external quality standards, which are conducted by Celestica with test equipment owned by Sycamore. Sycamore also has a contract with Jabil Circuit, Inc. for comprehensive manufacturing services for certain products that are under development. Sycamore believes that the outsourcing of its manufacturing will enable it to conserve the working capital that would be required to purchase inventory, will allow it to better adjust manufacturing volumes to meet changes in demand and will better enable it to more quickly deliver products. At present, Sycamore also purchases products from its other manufacturers on a purchase order basis.

Employees

   As of April 29, 2000, Sycamore had a total of 407 employees of which:

  .  183 were in research and development;

  .  99 were in sales and marketing;

  .  30 were in customer service and support;

  .  43 were in manufacturing; and

  .  52 were in finance and administration.

   Sycamore's future success will depend in part on its ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Sycamore's employees are not represented by any collective bargaining unit. It believes its relations with its employees are good.

Properties

   Sycamore's headquarters are currently located in a leased facility in Chelmsford, Massachusetts, consisting of approximately 35,000 square feet under a lease that expires in 2002. It also leases a facility in Chelmsford, Massachusetts, consisting of approximately 80,000 square feet used primarily for research and development under a lease that expires in 2004. On March 8, 2000, Sycamore entered into a lease of a facility in Chelmsford, Massachusetts, consisting of approximately 114,000 square feet, which expires in 2007. In addition, on March 23, 2000, Sycamore entered into a lease of a facility in Chelmsford, Massachusetts consisting of approximately 80,000 square feet, which expires in 2010.

Legal Proceedings

   In the ordinary course of business, Sycamore becomes involved in various lawsuits and claims. In addition, it has in certain instances agreed to assume the costs of defending lawsuits brought against its current or prospective employees by their former employers. While the outcome of these matters is not currently determinable, Sycamore believes, after consultation with legal counsel, that the outcome will not have a material adverse effect on the results of its operations or its financial position.

                            MANAGEMENT OF SYCAMORE

Executive Officers and Directors

   The executive officers and directors of Sycamore, and their respective ages and positions as of April 29, 2000, are as follows:

            Name            Age                     Position
            ----            ---                     --------
 Executive Officers and Directors:

 Gururaj Deshpande.........  49 Chairman of the Board of Directors

 Daniel E. Smith...........  50 President, Chief Executive Officer and Director

 Frances M. Jewels.........  34 Chief Financial Officer, Vice President,
                                Finance and
                                Administration, Treasurer and Secretary

 Chikong Shue..............  48 Executive Vice President, Transport and
                                Central Engineering

 Ryker Young...............  35 Vice President, Sales

 John E. Dowling...........  46 Vice President, Operations

 Kurt Trampedach...........  56 Vice President, International Sales

 Jeffry A. Kiel............  35 Vice President and General Manager, Core
                                Switching

 Anita Brearton............  41 Vice President, Corporate Marketing

 Kevin J. Oye..............  42 Vice President, Business Development

 Richard A. Barry..........  33 Chief Technical Officer

 Eric A. Swanson...........  39 Vice President and General Manager, Core
                                Networking

 Leif Uptegrove(1).........  42 Vice President and General Manager, Transport

 Timothy A. Barrows(2)(3)..  43 Director

 Paul J. Ferri(2)(3).......  61 Director

 John W. Gerdelman(2)......  47 Director

--------

(1) Mr. Uptegrove was elected Vice President and General Manager, Transport on July 27, 2000.

(2) Member of Audit Committee

(3) Member of Compensation Committee

   Set forth below is information regarding the professional experience for each of the above-named persons.

   Gururaj Deshpande has served as Chairman of Sycamore's board of directors since its inception in February 1998. He served as Sycamore's Treasurer and Secretary from February 1998 to June 1999 and as Sycamore's President from February 1998 to October 1998. Before founding Sycamore, Mr. Deshpande founded Cascade Communications Corp., a provider of wide area network switches. From October 1990 to April 1992, Mr. Deshpande served as President of Cascade and from April 1992 to June 1997, he served as Cascade's Executive Vice President of Marketing and Customer Service. Mr. Deshpande was a member of the board of directors of Cascade since its inception and was chairman of the board of directors of Cascade from 1996 to 1997.

   Daniel E. Smith has served as Sycamore's President, Chief Executive Officer and as a member of Sycamore's board of directors since October 1998. From June 1997 to July 1998, Mr. Smith was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment. Mr. Smith was also a member of the board of directors of Ascend Communications, Inc. during that time. From April 1992 to June 1997, Mr. Smith served as President and Chief Executive Officer and a member of the board of directors of Cascade Communications Corp.

   Frances M. Jewels has served as Sycamore's Vice President of Finance and Administration, Treasurer and Secretary since June 1999 and Chief Financial Officer since July 1999. From June 1997 to June 1999, Ms. Jewels served as Vice President and General Counsel of Ascend Communications, Inc. From April 1994 to June 1997, Ms. Jewels served as Corporate Counsel of Cascade Communications Corp. Prior to April 1994, Ms. Jewels practiced law in private practice and, prior to that, practiced as a certified public accountant.

   Chikong Shue has served as Sycamore's Executive Vice President, Transport and Central Engineering since May 2000. From August 1998 to April 2000, Mr. Shue served as Sycamore's Vice President of Engineering. From June 1997 to July 1998, Mr. Shue was Vice President of Software and Systems Engineering of the Core Switching Division of Ascend Communications, Inc. Mr. Shue was a co-founder of Cascade Communications Corp. and served as director of software engineering at Cascade from May 1991 to August 1994 and as a corporate fellow and Vice President of Cascade's Remote Access Engineering division from September 1994 until March 1997.

   Ryker Young has served as Sycamore's Vice President of Sales since August 1998. From July 1997 to August 1998, Mr. Young was Central Region Director of Sales for Ascend Communications, Inc. From January 1996 to June 1997, Mr. Young was the South Central Regional District Manager for Cascade Communications Corp. From October 1994 to December 1995, Mr. Young was Major Account Manager for Cisco Systems, Inc.

   John E. Dowling has served as Sycamore's Vice President of Operations since August 1998. From July 1997 to August 1998, Mr. Dowling served as Vice President of Operations of Aptis Communications, a manufacturer of carrier-class access switches for network service providers. Mr. Dowling served as Vice President of Operations of Cascade Communications Corp. from May 1994 to June 1997.

   Kurt Trampedach has served as Sycamore's Vice President of International Sales since July 1999. From June 1999 to July 1999, Mr. Trampedach was Vice President, Carrier Market Development for Lucent Technologies, Inc. From June 1997 to June 1999 he was Vice President, Carrier Market Development for Ascend Communications, Inc. From September 1996 to June 1997, Mr. Trampedach was Vice President, International Sales for Cascade Communications Corp. Mr. Trampedach was Vice President, European Operations for Alcatel USA, Inc. from April 1994 to September 1996.

   Jeffry A. Kiel has served as Sycamore's Vice President and General Manager, Core Switching since May 2000. From July 1999 to April 2000, Mr. Kiel served as Vice President, Product Marketing and as Director of Marketing from September 1998 to July 1999. Mr. Kiel served as Director of Product Marketing at Ascend Communications, Inc. from June 1997 to September 1998. From August 1996 to June 1997, Mr. Kiel served as Product Marketing Manager of Cascade Communications Corp. From October 1993 to August 1996, Mr. Kiel was Senior Manager, Technical Staff at BellSouth Telecommunications.

   Anita Brearton has served as Sycamore's Vice President, Corporate Marketing since July 1999 and as Director of Marketing Programs from September 1998 to July 1999. From September 1997 to August 1998, Ms. Brearton served as Vice President of Marketing for Artel Video Systems, Inc., a producer of fiber optic video transmission and routing products. From June 1997 to September 1997, Ms. Brearton was Director of Marketing Programs for the core switching division of Ascend Communications, Inc. Ms. Brearton served as Director of Marketing Programs for Cascade Communications Corp. from November 1995 to June 1997. From July 1980 to August 1995, Ms. Brearton held several positions at General DataCom Industries, Inc., most recently as International Marketing Programs Manager.

   Kevin J. Oye has served as Sycamore's Vice President, Business Development since October 1999. From March 1998 to October 1999, Mr. Oye served as Vice President, Strategy and Business Development at Lucent Technologies, Inc. and from September 1993 to March 1998, Mr. Oye served as the Director of Strategy,

Business Development, and Architecture at Lucent Technologies, Inc. From June 1980 to September 1993, Mr. Oye held various positions with AT&T Bell Laboratories where he was responsible for advanced market planning as well as development and advanced technology management.

   Richard A. Barry has served as Sycamore's Chief Technical Officer since July 1999 and as Sycamore's Director of Architecture from Sycamore's inception in February 1998 to July 1999. Prior to co-founding Sycamore, from September 1994 to February 1998, Mr. Barry was Chief Network Architect of the Advanced Networks Group at MIT's Lincoln Laboratory. Mr. Barry was an assistant professor in the Electrical Engineering and Computer Science Department at George Washington University from September 1993 to August 1994.

   Eric A. Swanson, a co-founder of Sycamore, has served as Sycamore's Vice President and General Manager, Core Networking since May 2000. From Sycamore's inception in February 1998 to April 2000, Mr. Swanson served as Sycamore's Chief Scientist. From 1982 to February 1998, Mr. Swanson was Associate Group Leader of the Advanced Networks Group at MIT's Lincoln Laboratory.

   Leif Uptegrove has served as Sycamore's Vice President and General Manager, Transport since July 2000. From August 1998 to July 2000, Mr. Uptegrove served as Sycamore's Director, SQA. From June 1997 to July 1998, Mr. Uptegrove served as a Consulting Engineer at Ascend Communications, Inc. From September 1992 to June 1997, Mr. Uptegrove held several positions at Cascade Communications Corp., most recently as Manager, SQA and Consulting Engineer.

   Timothy A. Barrows has served as a director since February 1998. Mr. Barrows has been a general partner of Matrix Partners since September 1985. Mr. Barrows also serves on the board of directors of SilverStream Software, Inc. and OnDisplay, Inc.

   Paul J. Ferri has served as a director since February 1998. Mr. Ferri has been a general partner of Matrix Partners, a venture capital firm, since February 1982. Mr. Ferri also serves on the board of directors of Sonus Networks, Inc. and Applix, Inc.

   John W. Gerdelman has served as a director since September 1999. Mr. Gerdelman has been Managing Director of River 2 Communications since January 2000. From April 1999 through December 1999, he was President and Chief Executive Officer of USA Net Inc. Mr. Gerdelman was employed by MCI Telecommunications Corporation as President of the Network and Information Technology Division from September 1994 to April 1999 and Senior Vice President of Sales and Service Operations from June 1992 to September 1994. Mr. Gerdelman also serves on the board of directors of Genuity Inc.

   Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Sycamore.

Election of Directors

   Sycamore's board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Messrs. Barrows and Gerdelman serve in the class whose term expires at the annual meeting of stockholders in 2000; Messrs. Ferri and Deshpande serve in the class whose term expires at the annual meeting of stockholders in 2001; and Mr. Smith serves in the class whose term expires at the annual meeting of stockholders in 2002. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

Compensation of Directors

   Sycamore reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Sycamore also grants options to its non-employee directors pursuant to its 1999 Non-Employee Director Plan, which is described below.

Compensation Committee Interlocks and Insider Participation

   Prior to the appointment of the Compensation Committee, Sycamore's full board of directors (which includes Messrs. Deshpande and Smith) was responsible for the functions of a Compensation Committee. No interlocking relationship exists between any member of Sycamore's board of directors or its Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

Board Committees

   The board of directors has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Ferri and Barrows, reviews executive salaries, administers bonuses, incentive compensation and stock plans, and approves the salaries and other benefits of Sycamore's executive officers. In addition, the Compensation Committee consults with Sycamore's management regarding its benefit plans and compensation policies and practices.

   The Audit Committee, which consists of Messrs. Ferri, Barrows and Gerdelman, reviews the professional services provided by Sycamore's independent accountants, the independence of such accountants from Sycamore's management, Sycamore's annual financial statements and Sycamore's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to its accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Executive Compensation

   The table below sets forth, for the fiscal year ended July 31, 2000, the cash compensation earned by:

  .  Sycamore's Chief Executive Officer; and

  . the four other most highly compensated executive officers who received annual compensation in excess of $100,000, collectively referred to below as the Named Executive Officers.

   In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of Sycamore's salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                       Summary Compensation Table(1)

                                                                         Long-Term
                                                                       Compensation
                                Annual Compensation                       Awards
                         --------------------------------------- ------------------------- -------
                                                                  Securities
                                                    Other Annual  Underlying   All Other
                              Salary      Bonus     Compensation Options/SARS Compensation
                         Year   ($)        ($)          ($)          (#)          ($)
                         ---- -------    -------    ------------ ------------ ------------
Daniel E. Smith
 President and Chief
  Executive              2000 100,000        --          --             --        --
  Officer............... 1999  73,077(2)

Ryker Young              2000 125,000    650,920(3)      --
 Vice President, Sales.. 1999 117,788     49,998(4)    9,326(5)     180,000

Kurt Trampedach          2000 125,000     98,723(6)
 Vice President,
  International Sales... 1999        (7)                          1,125,000

                                                                       Long-Term
                                                                     Compensation
                                    Annual Compensation                 Awards
                                ------------------------------ -------------------------
                                                                Securities
                                                  Other Annual  Underlying   All Other
                                Salary     Bonus  Compensation Options/SARS Compensation
                           Year   ($)       ($)       ($)          (#)          ($)
                           ---- -------    ------ ------------ ------------ ------------
Frances M. Jewels
 Chief Financial Officer,
  Vice
  President, Finance and
  Administration,Treasurer
   and                     2000 125,000    30,000
  Secretary............... 1999  22,980(8)                       180,000

Jeffry A. Kiel
 Vice President and
  General Manager,         2000 100,000    25,000
 Core Switching........... 1999  84,769                          360,000

--------

(1) As of July 31, 2000, the remaining number of shares of restricted common stock held by the above executive officers that had not vested and the value of this stock was as follows: Mr. Smith: 6,581,250 shares, $811,513,536; Mr. Young: 1,875,532 shares, $231,266,037; Ms. Jewels:
    900,000 shares, $110,881,260; and Mr. Kiel: 585,000 shares, $72,141,849.
    The value is based on the fair market value at July 31, 2000 ($123.3125 per share as quoted on the Nasdaq National Market) less the purchase price paid per share. Holders of restricted common stock are entitled to receive any dividends the Company may pay on its common stock.

(2) Represents compensation Mr. Smith received in fiscal 1999. Mr. Smith joined Sycamore in October 1998.

(3) Includes $630,920 of commissions paid in fiscal 2000.

(4) Represents advance commission income.

(5) Represents reimbursement for relocation expenses.

(6) Includes $92,473 of commissions paid in fiscal 2000 and $6,250 sign-on bonus.

(7) No compensation was paid in fiscal 1999. Mr. Trampedach joined Sycamore in July 1999.

(8) Represents compensation Ms. Jewels received in fiscal 1999. Ms. Jewels joined Sycamore in May 1999.


Change in Control Agreements

   Each of Sycamore's executive officers has entered into a change in control agreement with Sycamore. Under these agreements, each option or restricted stock grant held by the executive officer which is scheduled to vest within the 12 months after the effectiveness of a change of control of Sycamore will instead vest immediately prior to the change in control. In addition, in the event of a "Subsequent Acquisition" of Sycamore (as defined in these agreements) following a change in control, all options or restricted stock granted by Sycamore to such officers will vest immediately prior to the effectiveness of such acquisition. If an officer is subject to any excise tax on amounts characterized as excess parachute payments, due to the benefits provided under this agreement, the officer shall be entitled to reimbursement of up to $1,000,000 for any excess parachute excise taxes the officer may incur.

   In the event of a termination of an executive officer's employment following a change of control, either by the surviving entity without cause or by the executive due to a constructive termination, (1) all options and restricted stock of the officer vest, (2) the officer is entitled to continued paid coverage under Sycamore's group health plans for 18 months after such termination, (3) the officer shall receive a pro rata portion of his or her incentive bonus for the year in which the termination occurred, (4) the officer shall receive an amount equal to 18 months of his or her base salary and (5) the officer shall receive an amount equal to 150% of his or her annual incentive bonus for the year in which the termination occurred.

   Under these agreements, each executive officer agrees to abide by Sycamore's confidentiality and proprietary rights agreements and, for a period of one year after such termination, not to solicit Sycamore's employees or customers.

Limitations on Directors' Liability and Indemnification

   Sycamore's amended and restated certificate of incorporation provides that its directors and officers shall be indemnified by Sycamore to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of Sycamore. In addition, Sycamore's amended and restated certificate of incorporation provides that its directors will not be personally liable for monetary damages to Sycamore for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Sycamore or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

   In addition to the indemnification provided for in Sycamore's amended and restated certificate of incorporation, Sycamore has entered into agreements to indemnify each of its directors and executive officers against liabilities that may arise by reason of their status or service as directors and executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These agreements, among other things, provide for indemnification for judgments, fines, settlement amounts, penalties and expenses for any action or proceeding, including, in certain instances, actions taken by Sycamore or on its behalf, arising out of the status or services of such persons as directors and executive officers.

   The limited liability and indemnification provisions in Sycamore's amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against Sycamore's directors for breach of their fiduciary duty and may reduce the likelihood of a derivative action against its directors and executive officers, even though a derivative action, if successful, might otherwise benefit Sycamore and its stockholders. A stockholder's investment in Sycamore may be adversely affected to the extent Sycamore pays the costs of settlement or damage awards under these indemnification provisions.

Benefit Plans

   1998 and 1999 Stock Incentive Plans. Sycamore's 1999 Stock Incentive Plan was adopted by its board of directors in August 1999 and approved by its stockholders in September 1999. As of April 29, 2000, 39,722,112 shares were available for issuance under the 1999 Plan. In addition, there will be an annual increase in the number of shares available for issuance under the 1999 Plan beginning on August 1, 2000 of the lesser of:

  .  9,000,000 shares;

  .  5% of the outstanding shares on the date of the increase; or

  .  a lesser amount determined by the board.

   The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock awards and other stock-based awards.

   Sycamore's officers, employees, directors, consultants and advisors and those of its subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 1,500,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Sycamore may grant options at an exercise price less than, equal to or greater than the fair market value of its common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant and options must have an exercise price not less than 110% of the fair market value of the common stock on the date of grant in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Sycamore. The 1999 plan permits Sycamore's board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to Sycamore of shares of common stock, by delivery to Sycamore of a promissory note, or by any combination of the permitted forms of payment.

   Sycamore's board of directors administers the 1999 plan. Its board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of its executive officers. Its board of directors has authorized the compensation committee or another committee appointed by the board to administer the 1999 plan, including the granting of options to its executive officers. Subject to any applicable limitations contained in the 1999 plan, Sycamore's board of directors, its compensation committee or any other committee or executive officer to whom its board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .  the exercise price of options;

  .  the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

Options granted under this plan have, to date, been immediately exercisable on the date of grant. However, shares purchased on exercise of such options are subject to a repurchase right in favor of Sycamore that generally entitles Sycamore to repurchase these shares at their original exercise price upon a termination of employment of the holder of the option prior to completion of the applicable vesting period.

   In the event of a merger, consolidation, asset sale, liquidation or similar transaction resulting in a change of control of Sycamore, each outstanding option will immediately become fully vested with respect to the total number of shares subject to the option. However, an option would not so accelerate if the option is assumed or otherwise continued in full force by the successor entity, if the option is replaced with a cash incentive program of the successor corporation which presents the spread at the time of the change of control on the shares which were not otherwise then exercisable, or if the acceleration of the option is subject to other limitations imposed on the date of grant. If following a change of control the successor corporation terminates the employee without cause, all of his or her options will become vested upon the termination of his or her employment. Notwithstanding the foregoing, options that would have become fully vested within 12 months of the change in control will vest immediately prior to the change in control for employees that have been employed by Sycamore for 12 months or more. If the employee has been employed by Sycamore for less than 12 months prior to the change in control, options that would have become fully vested within six months of the change in control will vest immediately prior to the change in control.

   No award may be granted under the 1999 plan after the tenth anniversary of the effective date, but the vesting and effectiveness of awards previously granted may extend beyond that date. Sycamore's board of directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by its board of directors shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment is approved by its stockholders.

   As of April 29, 2000, there were options to purchase 24,389,310 shares of common stock outstanding under the 1998 Stock Incentive Plan and the 1999 Stock Incentive Plan. The 1998 Stock Incentive Plan has terms and conditions that are substantially the same as the 1999 Plan and no additional issuances of options will be made under the 1998 Stock Incentive Plan.

   1999 Employee Stock Purchase Plan. Sycamore's 1999 Employee Stock Purchase Plan was adopted by its board of directors in August, 1999 and received stockholder approval in September, 1999. The purchase plan authorizes the issuance of up to a total of 2,250,000 shares of its common stock to participating employees. On August 1 of each year, commencing with August 1, 2000, the aggregate number of shares available for purchase during the life of the plan is automatically increased by the number of shares necessary to cause the number of shares then available for purchase to be restored to 2,250,000.

   All of Sycamore's employees, including directors who are employees, and all employees of any participating subsidiaries:

  . whose customary employment is more than 20 hours per week for more than five months in a calendar year,

  . whose customary employment is at least five months in any calendar year, and

  . who hold less than five percent of the total combined voting power of the Company are eligible to participate in the purchase plan. As of April 29, 2000, approximately 212 of Sycamore's employees would have been eligible to participate in the purchase plan.

   On the first day of an offering period, Sycamore will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of common stock as follows: the employee may authorize an amount (up to 10%, or such lesser amount as shall be determined by the Board, of such employee's base pay) to be deducted from such employee's base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price is an amount equal to 85% of the closing price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing (1) $12,500 by (2) the closing market price of a share of common stock on the first business day of the offering period or such other number as may be determined by the Board prior to the commencement date of the offering period. Each future offering period is expected to be of approximately 6 months; provided that the board of directors may, in its discretion, choose a different offering period of 27 months or less.

   An employee who is not a participant on the last day of the offering period, as a result of voluntary withdrawal or termination of employment or for any reason, is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

   Because participation in the purchase plan is voluntary, Sycamore cannot now determine the number of shares of its common stock to be purchased in any current or future offering period by any of its current executive officers, by all of its current executive officers as a group or by its non-executive employees as a group.

   1999 Non-Employee Director Option Plan. Sycamore's 1999 Non-Employee Director Option Plan was adopted by its board of directors in August 1999 and received stockholder approval in September 1999. The option plan authorizes the issuance of up to a total of 1,500,000 shares of Sycamore's common stock to participating directors who are not also an employee or officer. On August 1 of each year, commencing with August 1, 2000, the aggregate number of shares available for the grant of options under this plan is automatically increased by the number of shares necessary to cause the total number of shares then available for grant to 1,500,000.

   Each director who is not also an employee or officer shall be automatically granted an option to purchase 90,000 shares of common stock on the date the person is first elected to the board.

   In addition, each of these directors will be automatically granted an option to purchase 30,000 shares immediately following each annual meeting of stockholders. The option exercise price per share for all options granted under the option plan will be equal to the fair market value of Sycamore's common stock on the date of grant. Under the plan, options are fully exercisable on the date of grant, however, shares purchased on exercise of such options are subject to repurchase by Sycamore prior to completion of the applicable vesting period. The term of each option is 10 years from the date of grant. Sycamore's board of directors has discretion to establish the terms of options granted under the plan. As of April 29, 2000, options to purchase 270,000 shares have been granted under this plan.

   401(k) Plan. On December 9, 1998, Sycamore adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of its employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. Sycamore may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by its board of directors. Sycamore has made no contributions to the 401(k) plan to date.

                        CERTAIN TRANSACTIONS OF SYCAMORE

Preferred Stock Issuances

   Since its inception in February 1998, Sycamore has issued and sold shares of redeemable convertible preferred stock to the following persons and entities who are its executive officers, directors or principal stockholders. Upon the closing of Sycamore's initial public offering in October 1999, each share of preferred stock converted into three shares of common stock, which were subsequently split 3-for-1 in February 2000. For more detail on shares held by these purchasers, see "Stock Ownership of Management and Principal Stockholders of Sycamore."

                                                   Series A  Series B  Series C
                                                   Preferred Preferred Preferred
Investor                                             Stock     Stock     Stock
--------                                           --------- --------- ---------
Gururaj Deshpande................................. 2,750,000 1,059,076  385,647

Daniel E. Smith................................... 2,475,000   953,979  347,082

Chikong Shue......................................   300,000   115,634   42,071

John E. Dowling...................................       --     71,429      --

Leif Uptegrove....................................       --     28,571      --

Matrix V Management Co., L.L.C.(1)................ 2,750,000 1,059,976  385,647

--------
(1) Composed of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of each of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Timothy Barrows and Paul J. Ferri, directors of Sycamore, are general partners of Matrix V Management Co., L.L.C.

   Series A Financing. On February 19, 1998, April 2, 1998, July 31, 1998 and October 29, 1998, Sycamore issued an aggregate of 8,961,812 shares of Series A preferred stock to 8 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue and Matrix Partners V, L.P. The per share purchase price for its Series A preferred stock was $.91.

   Series B Financing. On December 3, 1998 and February 11, 1999, Sycamore issued an aggregate of 3,607,062 shares of Series B preferred stock to 11 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue, John E. Dowling, Leif Uptegrove and Matrix Partners V, L.P. The per share purchase price for its Series B preferred stock was $3.50.

   Series C Financing. On March 2, 1999, Sycamore issued an aggregate of 2,500,000 shares of Series C preferred stock to 15 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue, Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. The per share purchase price for its Series C preferred stock was $8.00.

Common Stock Issuances

   During fiscal 1999, Frances M. Jewels, Sycamore's Chief Financial Officer, purchased an aggregate of 1,305,000 shares of common stock for $.11 per share and Kurt Trampedach, Sycamore's Vice President of International Sales, purchased an aggregate of 1,125,000 shares of common stock for $.33 per share, each pursuant to stock restriction agreements that give Sycamore the right to repurchase all or a portion of the shares at their purchase price in the event that the employee ceases to be employed by Sycamore. During October 1999, Kevin Oye, Sycamore's Vice President of Business Development, purchased an aggregate of 7,893 shares of common stock for $12.67 per share. Kevin Oye's purchase of Sycamore's stock was financed by a loan from Sycamore in the principal amount of $99,978 that bears interest at 8.25% per annum. This loan is due December 1, 2000 and is secured by shares of Sycamore's common stock. During fiscal 1999, Eric Swanson, Sycamore's Vice President and General Manager, Core Networking, purchased an aggregate of 1,912,500 shares of common stock at prices ranging from $.04 to $.11 per share. Mr. Swanson's purchases of Sycamore's stock were financed by loans from Sycamore in an aggregate principal amount of $180,000 which were repaid in full in March, 2000. Other executive officers have purchased shares of common stock pursuant to similar stock restriction agreements for aggregate purchase prices which did not exceed $60,000 for any one executive officer. The repurchase right generally lapses as to 20% of the shares subject to such option approximately one year from the hire date of the executive officer and thereafter lapses as to an additional 5% of the shares for each full three months of employment completed by such person.

   All future transactions, including loans between Sycamore and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors on the board of directors, and will be on terms no less favorable to Sycamore than could be obtained from unaffiliated third parties.

      STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF SYCAMORE

   The following table sets forth certain information regarding beneficial ownership of Sycamore's common stock as of June 5, 2000 by:

  . each person who is known to Sycamore to own beneficially more than 5% of the outstanding shares of its common stock;

  .  each of Sycamore's directors and the Named Executive Officers; and

  .  all of Sycamore's directors and executive officers as a group.

   For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as otherwise noted in the footnotes below, Sycamore believes that each person or entity named in the table has sole voting and investment power with respect to all shares of its common stock shown as beneficially owned by them, subject to applicable community of property laws. The percentage of shares of its common stock outstanding is based on 244,829,774 shares of common stock outstanding as of June 5, 2000. In computing the number of shares beneficially owned by a person named in the following table and the percentage ownership of that person, shares of its common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of June 5, 2000 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                                                     Percentage
   Name and Address of                          Amount and Nature of     of
   Beneficial Owner(1)                          Beneficial Ownership Outstanding
   -------------------                          -------------------- -----------
Gururaj Deshpande(2)..........................       48,822,807         19.9
Daniel E. Smith(3)............................       43,946,349         17.9
Ryker Young(4)................................        2,773,107          1.1
Kurt Trampedach...............................        1,128,000            *
Frances M. Jewels.............................        1,311,905            *
Jeffry A. Kiel................................        1,175,178            *
Timothy A. Barrows(5).........................       31,556,898         12.9
Paul J. Ferri(5)..............................       31,286,175         12.8
John W. Gerdelman(6)..........................          102,000            *
Matrix V Management Co., L.L.C.(7)............       31,160,607         12.7
Platyko Partners, L.P.........................       22,275,000          9.1
The Gururaj Deshpande Grantor Retained Annuity
 Trust........................................       17,918,400          7.3
All executive officers and directors as a
 group (16 persons)(8)........................      152,569,403         62.0

--------
 *   Less than 1% of the total number of outstanding shares of common stock.
(1) Except as otherwise noted, the address of each person owning more than 5% of the outstanding shares of common stock is: c/o Sycamore Networks, Inc., 10 Elizabeth Drive, Chelmsford, Massachusetts 01824.

(2) Includes 3,937,500 shares held by the Deshpande Irrevocable Trust and 17,918,400 shares held by the Gururaj Deshpande Grantor Retained Annuity Trust. Mr. Deshpande's wife serves as a trustee of each of these trusts. Mr. Deshpande disclaims beneficial ownership of these shares.
(3) Includes 22,275,000 shares held by Platyko Partners, L.P., of which Mr. Smith and his wife serve as general partners.
(4) Includes 180,000 shares held by the E. Ryker Young Irrevocable Trust. Mr. Young disclaims beneficial ownership of these shares.
(5) Includes 27,984,540 shares held by Matrix Partners V, L.P. and 3,176,067 shares held by Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of each of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Messrs. Barrows and Ferri, directors of Sycamore, are general partners of Matrix V Management Co., L.L.C. Messrs. Barrows and Ferri disclaim beneficial ownership of the shares held by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. except to the extent of their pecuniary interests therein arising from their general partnership interests in Matrix V Management Co., L.L.C.

(6) Includes 90,000 options that are currently exercisable.

(7) Comprised of 27,984,540 shares held by Matrix Partners V, L.P. and 3,176,067 shares held by Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of each of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Messrs. Barrows and Ferri, directors of Sycamore, are general partners of Matrix V Management Co., L.L.C. Messrs. Barrows and Ferri disclaim beneficial ownership of the shares held by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. except to the extent of their pecuniary interests therein arising from their general partnership interests in Matrix V Management Co., L.L.C. The address of Matrix V Management Co., L.L.C. is 1000 Winter Street, Suite 4500 Waltham, MA 02154.

(8) Includes an aggregate of 1,084,107 options that are currently exercisable.

                     DESCRIPTION OF SYCAMORE CAPITAL STOCK

   Sycamore's authorized capital stock consists of 1,500,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. As of June 5, 2000, there were outstanding:

  . 244,829,774 shares of common stock held by approximately 828 stockholders of record; and

  .  options to purchase an aggregate of 26,068,760 shares of common stock.

   The following summary of provisions of Sycamore's securities, various provisions of its amended and restated certificate of incorporation, amended and restated by-laws and provisions of applicable law is not intended to be complete and is qualified by reference to the provisions of applicable law and to its amended and restated certificate of incorporation and amended and restated by-laws.

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Sycamore, the holders of common stock are entitled to receive ratably the net assets of Sycamore available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which Sycamore may designate and issue in the future. Certain holders of common stock have the right to require it to register their shares of common stock under the Securities Act of 1933, as amended, in certain circumstances.

Preferred Stock

   Under the terms of Sycamore's amended and restated certificate of in corporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

   The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of Sycamore. Sycamore has no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

   Sycamore is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Sycamore's amended and restated certificate of incorporation and amended and restated by-laws provide:

  . that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

  . that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares of its capital stock entitled to vote; and

  . that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

   The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, Sycamore.

   Sycamore's amended and restated certificate of incorporation and amended and restated by-laws also provide that:

  . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  . special meetings of the stockholders may only be called by the Chairman of the board of directors, the President, or by the board of directors.

   Sycamore's amended and restated by-laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to Sycamore. These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of its outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for its common stock, because such person or entity, even if it acquired a majority of its outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

   Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Sycamore's amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of its capital stock entitled to vote to amend or repeal any of the foregoing provisions of Sycamore's amended and restated certificate of incorporation. Generally Sycamore's amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of its capital stock issued and outstanding and entitled to vote. To amend Sycamore's amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 66 2/3% of the shares of its capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for Sycamore's common stock is EquiServe Limited Partnership.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SIROCCO

   The following discussion and analysis of the financial condition and results of operations should be read in conjunction with "Selected Historical Financial Data of Sirocco" and the financial statements of Sirocco and the related notes included elsewhere in this proxy statement/prospectus.

Overview

   Sirocco Systems, Inc. designs and markets optical networking equipment for telecommunications carriers. This equipment is anticipated to enable carriers to transmit a wide range of data, voice and private line services over optical communications facilities. Sirocco commenced operations in July of 1998 under the name of FNR Systems, Inc. and in January of 1999 it changed its name to Sirocco Systems, Inc. Since inception, Sirocco has funded operations from private financings that have raised gross proceeds of $27.3 million in the aggregate.

   Sirocco has incurred operating losses and net losses for each month since its formation. As of March 31, 2000 Sirocco had an accumulated deficit of $11,325,224. Sirocco intends to increase its operating expenses and capital expenses in an effort to accelerate the continued development of its optical networking products and the development of its sales channels and support organizations. Sirocco's losses and net operating cash flows are expected to continue and to increase as it expands its operations.

   Research and development expenses include compensation and benefits for the engineering and related staff, expenses for contract engineers, materials to build prototype units, fees paid to outside suppliers for sub-contracted components and services, supplies used, facility related costs, such as computer and network services and other general overhead costs. To date Sirocco has expensed its research and development costs as they were incurred.

   Marketing, general and administrative expenses include compensation and benefits for the marketing, general and administrative staff, expenses for promotional and public relations activities, expenses for corporate development activities and related legal expenses, market research, sales activities and travel expenses.

   Sirocco expects to commence customer trials of its Zephyr optical access devices and Typhoon optical edge switches in the third calendar quarter of 2000. Revenues are expected to be derived primarily from product sales with additional contribution from maintenance fees. To date Sirocco has not realized any revenues from product sales.

   Sirocco issued 1,172,950 stock options and restricted shares from April 1, 2000 through June 5, 2000, all at exercise prices of $0.41 per share which are deemed to be below fair market value. Sirocco expects to record additional deferred compensation of approximately $43.9 million attributable to those shares of restricted stock purchased by and common stock options granted to employees and nonemployees from April 1, 2000 through June 5, 2000. These grants have been made on terms consistent with those described in the footnotes to the financial statements. Amortization of deferred compensation for the three-month period ended June 30, 2000 is expected to be approximately $6.0 million. Remaining unamortized deferred compensation expense at June 30, 2000 is expected to be approximately $63.8 million.

Results of Operations

 Period from inception (July 7, 1998) through December 31, 1998 (fiscal 1998) and the year ended December 1999

   For the fiscal year ended December 31, 1999 Sirocco recorded a net loss attributable to common stockholders of $5,573,833, compared to a net loss of $256,888 for the period from Sirocco's inception in July 1998 through December 31, 1998.

 Research and Development Expenses

   Research and development expenses for the fiscal year ended December 31, 1999 were $4,024,455 as compared to $216,947 for the fiscal period ended December 31, 1998. The increase in expenses from 1998 to

1999 reflect a full year of operations in 1999 as compared to 1998 and a significant increase in hiring of additional personnel and purchases of materials and supplies and a general expansion of facilities.

 Marketing, General and Administrative Expenses

   Marketing, general and administrative expenses for the fiscal year ended December 31, 1999 were $1,650,829 as compared to $48,183 for the fiscal period ended December 31, 1998. The increase in expenses from 1998 to 1999, reflect an increase in hiring additional personnel, public relations activities, market research activities and other corporate development activities.

 Amortization of Stock Compensation

   Amortization of stock compensation expense was $179,000 for fiscal 1999. Amortization of stock compensation expense resulted from the granting of stock options and restricted shares with the exercise or sales prices below the deemed fair value of Sirocco's common stock on the date of grant.

 Interest Income

   Interest income for the fiscal year ended December 31, 1999 was $291,451 as compared to $8,242 for the fiscal period ended December 31, 1998. This increase is primarily due to an increase in our cash balances due to the issuance of stock during 1999.

 Fiscal Quarters Ended March 31, 1999 and March 31, 2000

   For the fiscal quarter ended March 31, 2000 Sirocco recorded a net loss attributable to common stockholders of $5,490,952, compared to a net loss of $579,975 for the fiscal quarter ended March 31, 1999.

 Research and Development Expenses

   Research and development expenses for the fiscal quarter ended March 31, 2000 were $3,829,368 as compared to $412,988 for the fiscal quarter ended March 31, 1999. The increase in expenses from 1999 to 2000 reflects a significant increase in hiring of additional personnel and purchases of materials and supplies and expansion of facilities.

 Marketing, General and Administrative Expenses

   Marketing, general and administrative expenses for the fiscal quarter ended March 31, 2000 were $1,309,740 as compared to $174,030 for the fiscal quarter ended March 31, 1999. The increase in expenses from 1999 to 2000 reflect the hiring of personnel, commencement of public relations, market research and sales activities.

 Amortization of Stock Compensation

   Amortization of stock compensation expense was $532,000 for the fiscal quarter ended March 31, 2000. Amortization of stock compensation expense resulted from the granting of stock options and restricted shares with the exercise or sales prices below the deemed fair value of Sirocco's common stock on the date of grant.

 Interest Income

   Interest income for the fiscal quarter ended March 31, 2000 was $185,102 as compared to $8,242 for the fiscal quarter ended March 31, 1999. This increase primarily results from an increase in our cash balances due to the issuance of stock during 1999.

Liquidity and Capital Resources

   Sirocco has financed its operations and capital expenditures primarily with the proceeds from stock issuances and borrowings. As of March 31, 2000 Sirocco had cash and cash equivalents of $15,699,525 as compared to $968,470 as of March 31, 1999. Sirocco's investment policy has been to preserve principal value and to maintain a high degree of liquidity while providing current income.

   In August 1998, Sirocco issued 60,000 shares of Series A Preferred Stock at $9.99 per share and 2,025,000 shares of Common Stock at $0.0003 per share for gross proceeds of $600,000.

   In January 1999, Sirocco issued 85,000 shares of Series B Preferred Stock at $14.99 per share and 2,868,750 shares of Common Stock at $0.0003 per share for total gross proceeds of $1,275,000.

   In April 1999, Sirocco issued 2,654,548 shares of Series C Preferred Stock at $2.19 per share and 8,959,100 shares of Common Stock at $0.003 per share for gross proceeds of $5,840,006.

   In October 1999, Sirocco issued 4,878,049 shares of Series D Preferred Stock at $3.69 per share for gross proceeds of $18,000,000. From January to March 2000, Sirocco issued an additional 491,998 shares of Series D Preferred Stock at $3.69 per share for gross proceeds of $1,614,050.

   In May 1999, Sirocco entered into a $500,000 revolving line of credit and financing agreement with Silicon Valley Bank for equipment purchases. The line of credit allows for draw downs through June 2000 for equipment purchases, then converts into a loan payable in equal monthly installments through May 2003. Interest is computed based on the average daily balance outstanding, at a per annum rate of .5% above the prime rate. All assets of Sirocco have been pledged as collateral and the agreement contains covenants and restrictions relating to asset protection, financial condition, dividends investments mergers, acquisitions and certain other matters. At December 31, 1999, $500,000 was outstanding under the line of credit and the stated interest rate was 9.0%.

   In January 2000, Sirocco refinanced its line of credit and increased the amount available under the credit facility to $7.5 million, of which $2.5 million is available for equipment purchases and $5.0 million is available as a working capital line. As of May 31, 2000, $2,200,000 had been drawn on the equipment line of credit and $300,000 remained available. As of May 31, 2000, the $5,000,000 working capital line of credit had not been drawn upon. Stated interest is computed at the per annum rate of 36 month U.S. Treasury note yield to maturity plus 350 basis points. Interest for working capital advances is computed at a per annum rate of the 36 month U.S. Treasury note yield to maturity plus 6.25%.

   Sirocco leases space in two facilities under operating leases. Aggregate future minimum lease payments under non-cancellable operating leases are:
$496,147 for 2000, $599,895 for 2001, $469,791 for 2002 and $477,248 for 2003
and 2004.

   Although Sirocco believes that it will continue to finance its operations with existing cash and cash equivalents, borrowings under its existing credit facility and funds raised in future private financings, there can be no assurance that additional financing will be available on terms acceptable to us or at all.

Qualitative Disclosures About Market Risk

   Sirocco has no derivative financial instruments in our cash and cash equivalents. Sirocco invests in money market funds which in turn invest in: commercial paper (rated at least tier one), bank obligations, short-term corporate obligations, US Treasury securities, US Government obligations and repurchase agreements.

Recent Accounting Pronouncements

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events if they had occurred after either December 15, 1998 or January 12, 2000. Sirocco does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

                               SIROCCO'S BUSINESS

Overview

   Sirocco develops and markets optical networking products that collect, transmit and manage a wide range of data, voice and private line communications services over the public network of fiber optic cable lines. Sirocco products are designed to enable telecommunications service providers to make efficient use of the greater potential bandwidth capability and speed afforded by optical data transmission.

   Sirocco products are intended to focus particularly on the needs of telecommunications service providers that link end users to fiber optic infrastructures or optical bandwidth services that they own or lease. Sirocco's product line is expected to offer the following to these service providers:

  . Direct access to the high speed and capacity of optical backbone networks via a modular, scalable family of products;

  . Significantly reduced capital costs by combining the ability to support highly diverse services in a single, unified platform as opposed to several independent platforms;

  . Significantly reduced network complexity by reducing the number of discrete network elements required to support their multi-service portfolio offerings; and

  . Intelligent network management capabilities that radically reduce the time required to provision services for end users for maximum competitive advantage.

   By offering a scalable family of products, each with different service interfaces, capacities and cost points, all managed by a common network management platform, Sirocco expects to be able to allow service providers to build complete optical access networks using Sirocco products.

   Sirocco expects the first testing of its products at potential customer sites to begin in the third calendar quarter of 2000. Products are expected to be available for shipment in the following quarter.

Industry Background

   Over the past decade, the volume of high-speed data traffic across the public network has grown significantly, as discussed above under "Sycamore's Business--Industry Background." The existing infrastructure, which was originally built for voice traffic and designed for relatively slow, incremental growth, is expected to require significant upgrades in order to handle the rapidly increasing volume of bandwidth-intensive data.

   The principal components of the existing fiber optic telecommunications network are:

  .  Fiber optic cable for the physical transmission of data;

  . Dense Wave Division Multiplexing equipment, known as DWDM, which multiplies the transmission capacity of a specific fiber by dividing a single strand into multiple light paths, or wavelengths; and

  . Electronic routing and switching equipment, meeting standards referred to as SONET in North America and SDH elsewhere in the world, for converting data from an electronic signal to an optical signal for transport over the fiber optic network

As described above under "Sycamore's Business--Industry Background," the existing electronic switching and routing system requires data that have been converted into optical wavelengths to be converted back into electronic signals and then re-transmitted as optical wavelengths at various routing points before the data reach their destination. This slows down the transmission of data and uses up system capacity.

   Optical access and optical switching devices offer the possibility of greater transmission capacities and more cost effective bandwidth utilization by:

  . Delivering the power of optical data transmission at a point closer to the end users; and

  . Providing grooming and switching capabilities which ensure that the optical paths are efficiently filled or utilized before they are transmitted long distances.

Optical access and switching technologies thus offer the possibility of increasing network capacity without laying new cable or deploying multiple electronic switching, routing and aggregation platforms each time a network upgrade is required.

   While optical switching and DWDM transmission equipment is becoming more widely deployed in both long haul and metropolitan area networks, service providers continue to deploy multiple electronic platforms, arranged in discrete "overlay" networks, to provide simultaneous support for the various data, voice and private line services that they offer to their subscribers. Historically, a different product line has been required to support each of the conflicting technologies employed by circuit-, packet- and cell-based services. Each of these platforms provides unique service access connection points, service provisioning and management functionality, and switching/grooming capabilities. Each type of platform then feeds their respective outputs into larger communications facilities for metropolitan area or long haul transmission. Deploying multiple platforms in this fashion consumes excessive capital and wastes expensive service provider resources. A single, unified platform that can support multiple services would significantly reduce the capital costs needed to outfit a new location and would consume less end office space, environmental and human resources.

   Another challenge service providers face when managing multiple platforms is the increased complexity and cost in deploying a multi-service portfolio to their subscribers. Each platform has its own network management system used to configure the platform, detect and manage alarms and provision services for end users. It is rare for platforms from different vendors to interoperate with each other. As a result, multiple management systems have to be used to provision services for a subscriber. Historically, it has taken as long as several weeks to months for service providers to put into place new services for a customer in certain environments. A multi-service platform that can provision different service types from a common management system can greatly reduce the time it takes to provision new services, giving service providers that use such equipment a powerful competitive advantage over those that do not.

   In many metropolitan areas the total bandwidth that each of these services requires may be less than the capacity of an optical transmission facility. Additionally, a high capacity optical path may be inefficiently used, as it is carrying a much smaller amount of a specific circuit, packet or cell service. This may result in multiple, high-speed optical paths being dedicated to each service, with each path possibly being underutilized. Multi-service platforms that have the ability to support multiple, optical connections can combine smaller amounts of different traffic types into a single optical path, maximizing bandwidth utilization. When traffic volumes are heavy, these platforms may take different services from multiple locations and efficiently groom them into larger optical paths on a service-by-service basis.

   Many service providers cannot accurately predict the specific volumes of each service type a new market may generate for them. Thus a multi-service, multi-wavelength platform gives them the flexibility they need to open a new market area in a cost effective manner, while also having the ability to expand and upgrade as the subscriber base grows without having to change platforms.

   Providers of telecommunications services using fiber optic cable transmission include new and established providers of voice and data transport services, long distance carriers, Internet service providers, cable operators and multi-national telephone companies. New service providers have appeared in this group as a result of the growth of the Internet and electronic mail, as well as the growth of telecommuting and interoffice computer networks. High volume end users, such as large office buildings and other commercial complexes are also expected to provide a new market for companies specializing in access-level telecommunications services.

   The increased volume of telecommunications traffic, the additional services that are demanded and the emergence of new service providers on both a large and a small scale create a potentially strong market for optical networking equipment. The equipment needs of new and existing service providers vary, however, depending on the volume of traffic that they handle at any particular point and the relationship of that point to the point of initial access. This creates a need for a wide range of products that can function together and in tandem with existing electronic SONET/SDH switching and transmission networks.

Sirocco's Strategy

   Sirocco has designed its product line to meet the needs of the market for optical networking products by:

  . Incorporating software-based technology with optical access and switching technologies to provide more efficient multi-service data management capabilities

  . Developing products designed to meet the needs of service providers at the initial data access point as well as at metropolitan and regional levels

  . Establishing an open architecture to allow compatibility with existing electronic switching technologies that enable service providers to build and upgrade their systems as needed

While Sirocco's product line includes products under development that are intended to meet the needs of regional and long haul service providers, its principal focus has been on the development of products designed to meet the needs of new and existing access and metropolitan level telecommunications providers for additional bandwidth capacity and data management services.

Sirocco's Product Line

   The Sirocco product line consists of the following products under development:

  . Sirocco Zephyr Optical Access Devices (OADs). The Zephyr line of products sit at the edge of the optical network, deployed in a central office, multi-tenant building, or at the customer premise. Their function is to aggregate and switch multiple streams of communications services, including private line, SONET/SDH, wavelength transport, LAN transport, asynchronous transfer mode (ATM) switching, and high-speed packet services. The Zephyr comes in two versions, the Z-12 and the Z-48, with the primary difference being the capacity supported.

  . Sirocco Typhoon Optical Edge Switches (OESs). The Typhoon line of products are edge devices that perform aggregation, grooming, and switching functions, primarily in the metro layer of optical networks. Typhoons are highly redundant systems designed for central office applications. Their compact design provides extremely high port density and efficient space utilization. Featuring an integrated optical subsystem for DWDM trunking and wavelength cross-connect, Typhoon platforms gather traffic from Zephyr OADs, existing SONET/SDH rings, or directly from subscribers. And, like the Zephyr, the Typhoon platforms support a full complement of service interfaces. There are two members of the Typhoon product family, the T-48 and the T-192, which differ primarily in the capacity of their respective network links.

  . Sirocco Tornado F-1 Regional Core Switch (RCS). The Tornado F-1 is a core switch designed for use in regional backbone optical networks. Like the Typhoon, the Tornado is a highly redundant system designed for central office environments. A single Tornado F-1 supports up to 24 OC-192 ports (capable of transmitting 9.953 gigabits of information per second) or 96 OC-48 ports (capable of transmitting 2.488 gigabits of information per second), which can be interconnected as needed. The Tornado F-1 provides regional aggregation and switching, gathering traffic from Typhoon-based metro networks and existing SONET add/drop multiplexers and cross-connects. An entire network of these devices can be constructed to form an independent optical backbone network, or they can act as a regional tier, feeding an existing optical backbone.

  . Sirocco Tempest Optical Network Management System (OMS). The complete network of Sirocco products is managed by the Tempest OMS suite of management and provisioning tools designed to enable service providers to rapidly deploy services with simple "point and click" operations.

Marketing

   As of June 5, 2000, Sirocco employed a marketing staff of 11 persons. Sirocco markets its products through direct contacts with potential customers, attendance at trade shows and the publication of product news on its Web site and in industry publications.

Manufacturing

   As of June 5, 2000, Sirocco had 7 employees engaged in manufacturing, and has contracted with third parties to provide contract manufacturing services to Sirocco.

Intellectual Property

   Sirocco has applied for a patent on an automatic provisioning mechanism used in its products and has applied for trademark protection of its name. Sirocco's products incorporate software licensed from various third parties, as well as internally developed software. Sirocco employees who are engaged in significant research and development activities have signed agreements with Sirocco acknowledging that Sirocco is the owner of any inventions or other intellectual property developed by them during their employment by Sirocco.

Employees

   As of June 5, 2000, Sirocco employed 120 persons, of whom 4 were involved in management, 87 in research and development, 11 in marketing, 7 in manufacturing, 5 in sales and 6 in administration.

Properties

   Sirocco leases its headquarters and one other facility under operating leases expiring on December 31, 2004 and December 31, 2001, with options to renew for two additional years, respectively.

Legal Proceedings

   In the ordinary course of its business, Sirocco has received letters from companies seeking to discourage Sirocco from continuing to hire former employees of those companies. Sirocco does not believe that these potential claims are material to its business.

Competition

   A number of telecommunications equipment companies are developing and marketing optical networking products. Many of these companies, including Lucent and Cisco, are substantially larger and have greater access to financing and greater resources for research and development than Sirocco. Sirocco will attempt to compete in this market by offering a product line that it believes to have technological advantages over some of the optical networking products currently on the market. As a small, development stage company, it faces substantial hurdles that are not faced by its larger competitors. Given its small size and limited resources, there can be no assurance that Sirocco would be able to continue to develop technologically competitive products or to compete successfully in the manufacture, sale and support of these products.

                             MANAGEMENT OF SIROCCO

   Certain information with respect to directors and executive officers of Sirocco is set forth below. All directors serve a term of one year. All executive officers are elected by the Board of Directors and serve until their successors are duly elected by the Board of Directors.

          Name           Age                            Position
          ----           ---                            --------
Jonathan Reeves.........  40 President, Chief Executive Officer and Director
W. Thomas Shea..........  45 Treasurer, Chief Operating Officer and Chief Financial Officer
Edward Stern............  50 Chief Technology Officer
G. Felda Hardymon.......  53 Director
Roger Evans.............  55 Director

   Jonathan Reeves has served as the President and Chief Executive Officer since January 1999, at which time he was also appointed as Chairman of the Board of Directors. Prior to founding Sirocco, Mr. Reeves was a founder of Sahara Networks, Inc., and served in the position of Chief Executive Officer and Chairman of the Board of Directors. In 1997, Sahara Networks was acquired by Cascade Communications Corp., and Mr. Reeves served as Vice President and General Manager of the Broadband Access Division for Cascade. Cascade was then acquired by Ascend Communications, Inc., in July of 1997 and from December of 1997 until November of 1998, Mr. Reeves served as the Vice President of Strategic Planning for Ascend.

   W. Thomas Shea has served as Secretary, Chief Operating Officer and Chief Financial Officer since January 1999. Prior to founding Sirocco, Mr. Shea was a founder of Sahara Networks Inc., and served in the position of Chief Operating Officer and Chief Financial Officer. In 1997, Sahara Networks was acquired by Cascade Communications Corp., and Mr. Shea served as Vice President of Field Operations for the Broadband Access Division for Cascade. Cascade was then acquired by Ascend Communications, Inc., in July of 1997, and Mr. Shea served as Vice President of Carrier Business Development for Ascend until January 1999.

   Edward Stern is one of Sirocco's founders and served as Chief Executive Officer of Sirocco from Sirocco's founding in 1998 until January 1999. In January 1999, Mr. Stern assumed the role of Chief Technology Officer of Sirocco. Mr. Stern served as Technology Manager and Business Development Manager at Lucent Technologies Inc. from July of 1995 until Sirocco's inception in August of 1998. Prior to joining Lucent, he served as the Senior Scientist for General Datacomm Industries, Inc.

   G. Felda Hardymon has served as a director of Sirocco since January 1999. Mr. Hardymon has been a partner of Bessemer Venture Partners, a venture capital firm, since 1981. Since 1998 he has also been a Senior Lecturer of Business Administration at Harvard Business School.

   Roger Evans has served as a director of Sirocco since 1999. Mr. Evans has been associated with Greylock, a venture capital firm since 1989, serving as a general partner since January 1991. He also serves as a director of Copper Mountain Networks and Phone.com.

Executive Compensation

   The table below sets forth, for the year ended December 31, 1999, the compensation earned by Jonathan Reeves, Sirocco's Chief Executive Officer, who will become a Vice President and General Manager of Optical Networking for Sycamore after the merger. Mr. Reeves does not receive a salary, bonus or other cash compensation from Sirocco, but purchased 3,657,285 shares of Sirocco common stock for $.01 per share in 1999 pursuant to stock restriction agreements described below under "Certain Transactions of Sirocco." Mr. Reeves joined Sirocco in January 1999.

   In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life, or other benefits which are available to all of Sirocco's salaried employees, and perquisites and other benefits, securities and other property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations required by the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                           Summary Compensation Table

                                                          Long-Term Compensation
                                      Annual Compensation         Awards
                                      ------------------- ----------------------
                                           Salary(1)            Restricted
                                              ($)            Stock Grants (#)
                                      ------------------- ----------------------
Jonathan Reeves
 Chief Executive Officer.............         --               3,657,285(2)

--------
(1) Mr. Reeves did not draw a salary for the year ended December 31, 1999.
(2) This stock was issued to Mr. Reeves pursuant to certain stock restriction agreements. As of May 31, 2000, 1,182,735 of Mr. Reeves shares were fully vested, while the remaining 2,474,550 shares are subject to a vesting schedule pursuant to the stock restriction agreements. Please see "Certain Transactions of Sirocco" for further information.

                        CERTAIN TRANSACTIONS OF SIROCCO

   In 1999 and 2000, Sirocco executed various stock splits of its common stock. All common stock shares, common stock options and related prices per share have been adjusted to reflect the effects of these splits.

Series A Preferred Stock Financing

   In August 1998, Sirocco completed its first round of private equity financing with Bessemer Venture Investors L.P., Bessemer Venture Partners IV L.P. and Bessec Ventures IV L.P. (the "Bessemer Funds"). In this financing, the Bessemer Funds purchased an aggregate of 60,000 shares of Sirocco's series A preferred stock and 2,025,000 shares of Sirocco's common stock for an aggregate purchase price of $600,000.

   In connection with this stock financing, Sirocco entered into a Stock Purchase Agreement, a Stockholders' Agreement and a Registration Rights Agreement with the Bessemer Funds. Under the terms of the Stock Purchase Agreement, the Bessemer Funds received certain rights which were later superseded by similar rights provided in Sirocco's Series D Preferred Stock Financing. Please see the section entitled "Series D Preferred Stock Financing." The Stockholders' Agreement, to which Edward Stern is also a party, provides the Bessemer Funds with a right of first refusal, in certain instances, upon the sale or disposition of Sirocco's common stock by any of its stockholders. Pursuant to the Registration Rights Agreement, Sirocco granted to the Bessemer Funds demand and "piggy-back" registration rights.

Series B Preferred Stock Financing

   In January 1999, Sirocco completed its second round of private equity financing which included the Bessemer Funds. In this financing, the Bessemer Funds purchased an aggregate of 83,333 shares of Sirocco's series B preferred stock and 2,812,489 shares of Sirocco's common stock for an aggregate purchase price of $1,249,995.

   In connection with this stock financing, Sirocco entered into a Stock Purchase Agreement with the Bessemer Funds. Under the terms of the Stock Purchase Agreement, the Bessemer Funds received certain rights which were later superseded by similar rights provided in Sirocco's Series D Preferred Stock Financing. Please see the section entitled "Series D Preferred Stock Financing." Sirocco also amended and restated the Stockholders' Agreement to include Jonathan Reeves and W. Thomas Shea as parties to the agreement.

Series C Preferred Stock Financing

   In April 1999, Sirocco completed its third round of private equity financing which included Greylock IX Limited Partnership ("Greylock"), Bessemer Venture Partners IV L.P. and Bessec Ventures IV L.P. In this financing, Greylock purchased an aggregate of 1,818,182 shares of Sirocco's series C preferred stock and 6,136,364 shares of Sirocco's common stock for an aggregate purchase price of $4,000,000. Bessemer Venture Partners IV L.P. and Bessec Ventures IV L.P. together purchased an aggregate of 681,818 shares of Sirocco's series C preferred stock and 2,301,136 shares of Sirocco's common stock for an aggregate purchase price of $1,500,000.

   In connection with this stock financing, Sirocco entered into a Stock Purchase Agreement with Greylock, Bessemer Funds, Mr. Reeves, Mr. Shea and Mr. Stern. Under the terms of the Stock Purchase Agreement, Greylock and the Bessemer Funds received certain rights which were later superseded by similar rights provided in Sirocco's Series D Preferred Stock Financing. Please see the section entitled "Series D Preferred Stock Financing." Sirocco also amended and restated the Stockholders' Agreement and the Registration Rights Agreement to include Greylock as a party to those agreements.

Series D Preferred Stock Financing

   In October 1999, Sirocco commenced an additional round of private equity financing which included Weiss, Peck & Greer Venture Associates V, LLC, Weiss, Peck & Greer Venture Associates V-A, LLC, Weiss, Peck & Greer Venture Associates V Cayman, LLC (collectively referred to as "the Weiss, Peck and Greer Funds"), Greylock, Bessemer Venture Investors L.P. and Bessec Ventures IV L.P. In this financing, the Weiss, Peck and Greer Funds purchased an aggregate of 2,168,021 shares of Sirocco's series D preferred stock for an aggregate purchase price of $7,999,997, Greylock purchased an aggregate of 1,355,014 shares of Sirocco's series D preferred stock for an aggregate purchase price of $5,000,002 and Bessemer Venture Partners IV L.P. and Bessec Ventures IV L.P. together purchased an aggregate of 1,355,014 shares of Sirocco's series D preferred stock for an aggregate purchase price of $5,000,002.

   In connection with this stock financing, Sirocco entered into a Stock Purchase Agreement with the Weiss, Peck & Greer Funds, Greylock, the Bessemer Funds, Mr. Reeves, Mr. Shea and Mr. Stern. The Stock Purchase Agreement provides the parties with, among other things, preemptive rights in the case of Sirocco's issuance of any stock and certain approval rights in the event of any capital restructuring by Sirocco. Sirocco also amended and restated the Stockholders' Agreement and the Registration Rights Agreement to include the Weiss, Peck & Greer Funds as a party to the agreement.

Stock Restriction Agreements

   Sirocco has issued an aggregate of 8,633,890 shares of its common stock to Jonathan Reeves, W. Thomas Shea and Edward Stern, at a price of $.01 per share, pursuant to certain stock restriction agreements. Under the terms of these stock restriction agreements, Sirocco has the right to repurchase certain of these shares at the original purchase price (i.e., $.01 per share) in the event of termination of such person's employment with Sirocco for any reason, which right lapses as to 20% of such shares one year from the date that such stock was purchased by each of the above persons and, as to the remainder of such shares, in equal monthly increments over the following four years. If the merger is completed, Sirocco will immediately forfeit its repurchase right with respect to 50 percent of the common stock that was subject to repurchase at the time the merger is consummated and vesting of the remaining shares will be accelerated over a period of either one or two years. In the event that any of the above executives is terminated without cause or resigns for just cause after the transaction is completed, all of such executive's unvested shares will immediately become vested.

Proprietary Information and Invention Agreements

   Each of Jonathan Reeves, W. Thomas Shea and Edward Stern has entered into a Proprietary Information and Invention Agreement with Sirocco.

      STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF SIROCCO

   The following table sets forth selected ownership information with respect to the beneficial ownership of Sirocco's stock as of May 31, 2000 for:

  .  each of the executive officers of Sirocco;

  .  each director of Sirocco;

  .  all directors and executive officers of Sirocco as a group; and

  . each person who is known by Sirocco to own beneficially more than 5% of any class of Sirocco stock.

   Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power or shares this power with his or her spouse with respect to all shares of capital stock listed as owned by that person or entity. Ownership of less than 1% is designated in the table by an asterisk.

   The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after May 31, 2000 through the exercise of any stock option or other right.

                                           Series A       Series B         Series C         Series D
                           Common          Preferred      Preferred        Preferred        Preferred
Name of Beneficial Owner  Stock(1)    %      Stock    %     Stock     %      Stock     %      Stock     %
------------------------  --------- -----  --------- ---  --------- -----  --------- -----  --------- -----
Executive Officers and Directors:
Jonathan Reeves(2)......  3,657,285 11.90%       0     *        0       *          0     *          0     *

W. Thomas Shea(3).......  2,614,105  8.51%       0     *        0       *          0     *          0     *

Edward Stern(4).........  2,362,500  7.69%       0     *        0       *          0     *          0     *

Felda Hardymon(5).......          *     *        0     *        0       *          0     *          0     *

Roger Evans(6)..........          *     *        0     *        0       *          0     *          0     *

All executive officers
 and directors
 as a group (5
 persons)...............  8,633,890  28.1%

Other 5% Stockholders:

Greylock IX Limited
 Partnership............  8,168,886 24.94%       0     *        0       *  1,818,182 68.49% 1,355,014 25.23%

Entities associated with
 Bessemer Venture
 Partners(7)............  9,171,148 28.00%  60,000   100%  83,333   98.00%   681,818 25.68% 1,355,014 25.23%

Entities associated with
 Weiss, Peck & Greer
 Venture Associates(8)..  3,252,032  9.57%       0     *        0       *          0     *  2,168,021 40.37%

--------
  (1) Includes, where applicable, shares of common stock issuable upon conversion of the Series D preferred stock.

  (2) Includes 318,000 shares held by a family limited partnership and certain trusts for the benefit of certain members of Mr. Reeves' family. Mr. Reeves disclaims beneficial ownership of these shares. Also includes 2,474,550 shares of common stock that, as of May 31, 2000, are subject to Sirocco's repurchase option pursuant to certain stock restriction agreements. Please refer to the section entitled "Certain Transactions of Sirocco" for more detailed information with respect to Sirocco's repurchase option. The address for Mr. Reeves is 95 Barnes Road, Wallingford, CT 06492.

  (3) Includes 150,000 shares held by trusts for the benefit of certain members of Mr. Shea's family. Mr. Shea disclaims beneficial ownership of these shares. Also includes 1,732,185 shares of common stock that, as of May 31, 2000, are subject to Sirocco's repurchase option pursuant to certain stock restriction agreements. Please refer to the section entitled "Certain Transactions of Sirocco" for more detailed information with respect to Sirocco's repurchase option. The address for Mr. Shea is 95 Barnes Road, Wallingford, CT 06492.

  (4) Includes 1,732,185 shares of common stock that, as of May 31, 2000, are subject to Sirocco's repurchase option pursuant to certain stock restriction agreements. Please refer to the section entitled "Certain Transactions of Sirocco" for more detailed information with respect to Sirocco's repurchase option.

  (5) Does not include shares held by entities associated with Bessemer Venture Partners. Mr. Hardymon is a general partner of the general partners of these entities and disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in them. The address for Mr. Hardymon is 83 Walnut Street, Wellesley Hills, MA 02181.

  (6) Does not include shares by Greylock IX Limited Partnership. Mr. Evans is a general partner of the general partner of Greylock IX and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them. The address for Mr. Evans is 755 Page Mill Road, Bldg. A Suite 100 Palo Alto, CA 94304.

  (7) Represents 5,260,808 shares of common stock (giving effect to conversion of the Series D Preferred Stock), 33,000 shares of Series A preferred stock, 45,833 shares of Series B preferred stock, 409,091 shares of Series C preferred stock and 813,008 shares of Series D preferred stock held by Bessemer Venture Partners IV, L.P.; 3,426,600 shares of common stock (giving effect to conversion of the Series D preferred stock), 21,000 shares of Series A preferred stock, 29,167 shares of Series B preferred stock, 272,727 shares of Series C preferred stock and 542,006 shares of Series D preferred stock held by Bessec Ventures IV, L.P.; and 483,740 shares of common stock, 6,000 shares of Series A preferred stock and 8,333 shares of Series B preferred stock held by Bessemer Venture Investors, L.P.

  (8) Represents 2,675,123 shares of common stock (giving effect to the conversion of the Series D preferred stock) and 1,783,415 shares of Series D preferred stock held by Weiss, Peck & Greer Venture Associates V, L.L.C.; 554,147 shares of common stock (giving effect to the conversion of the Series D preferred stock) and 369,431 shares of Series D preferred stock held by Weiss, Peck and Greer Venture V Cayman, L.L.C., and 22,763 shares of common stock (giving effect to the conversion of Series D preferred stock) and 15,175 shares of Series D preferred stock held by Weiss, Peck & Greer Venture Associates V.A., L.L.C.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

   The following tables present selected unaudited pro forma combined financial data of Sycamore and Sirocco which are derived from the unaudited pro forma condensed combined financial statements which are presented elsewhere in this proxy statement/prospectus. The data has been prepared giving effect to the merger under the "pooling of interests" method of accounting. This information should be read in conjunction with the unaudited pro forma statements and related notes. The selected unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated as of the dates indicated or that may be achieved in the future.

   The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it occurred on April 29, 2000. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it occurred at the beginning of the periods presented.

   Since the fiscal years of Sycamore and Sirocco differ, the periods combined for purposes of the pro forma combined financial data are as follows giving effect to the merger as if it had occurred at the beginning of each period presented:

Sycamore                 Sirocco
--------                 -------
Period from inception
 (February 17, 1998) to
 July 31, 1998           Period from inception (July 7, 1998) to December 31, 1998
Fiscal year ended July
 31, 1999                Fiscal year ended December 31, 1999
Nine months ended April
 29, 2000 and May 1,
 1999                    Nine months ended April 29, 2000 and May 1, 1999

   The nine months ended April 29, 2000 and May 1, 1999 include five months of Sirocco's financial results which are also recorded in the fiscal year ended December 31, 1999 and the period from inception (July 7, 1998) to December 31, 1998, respectively. Sirocco's net loss for the five month periods ended December 31, 1998 and 1999 was $257,000 and $3,659,000 respectively.

                         UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET
                              AS OF APRIL 29, 2000
                       (in thousands, except share data)

                                                Pro Forma            Pro Forma
                          Sycamore   Sirocco   Adjustments           Combined
                         ----------  --------  -----------          -----------
Assets
Current assets:
 Cash and cash
  equivalents........... $  677,063  $ 13,954    $   --             $   691,017
 Marketable securities..    508,597       --         --                 508,597
 Accounts receivable....     30,473       --         --                  30,473
 Inventories............     26,641       --         --                  26,641
 Prepaids and other
  current assets........     15,989     1,252        773 (3)             18,014
                         ----------  --------    -------            -----------
Total current assets....  1,258,763    15,206        773              1,274,742
Property and equipment,
 net....................     21,453     3,514        --                  24,967
Marketable securities...    328,418       --         --                 328,418
Other assets............      2,023         1        --                   2,024
                         ----------  --------    -------            -----------
Total assets............ $1,610,657  $ 18,721    $   773            $ 1,630,151
                         ==========  ========    =======            ===========
Liabilities, Preferred Stock and
 Stockholders' Equity (Deficit)
Current liabilities:
 Current portion of
  notes payable......... $      --   $    178    $                  $       178
 Accounts payable.......     20,490     1,581                            22,071
 Accrued compensation...      1,816       --                              1,816
 Accrued expenses.......      5,319       607      4,000 (2)              9,926
 Deferred revenue.......     32,026       --                             32,026
 Other current
  liabilities...........      5,643       --      (1,460) (3)             4,183
                         ----------  --------    -------            -----------
Total current
 liabilities............     65,294     2,366      2,540                 70,200
Long term debt..........        --        328                               328
Commitments and
 contingencies
Series A Redeemable
 Preferred stock........        --        589       (589) (1)               --
Series B Redeemable
 Preferred stock........        --      1,267     (1,267) (1)               --
Series C Redeemable
 Preferred stock........        --      5,790     (5,790) (1)               --
Series D Convertible
 Preferred stock........        --     19,665    (19,665) (1)               --
                         ----------  --------    -------            -----------
Total preferred stock...        --     27,311    (27,311)                   --
Stockholders' equity
 (deficit):
 Preferred stock, $.01
  par value.............        --        --                                --
 Common stock, $.001 par
  value.................        245        31         27 (1)                303
 Additional paid-in
  capital...............  1,607,440     3,121     62,574 (1)(4)       1,673,135
 Accumulated deficit....    (18,114)  (14,436)   (37,057) (2)(3)(4)     (69,607)
 Notes receivable.......       (280)      --         --                    (280)
 Deferred compensation..    (47,508)      --         --                 (47,508)
 Accumulated other
  comprehensive loss....      3,580       --         --                   3,580
                         ----------  --------    -------            -----------
Total stockholders'
 equity (deficit).......  1,545,363   (11,284)    25,544              1,559,623
                         ----------  --------    -------            -----------
Total liabilities,
 preferred stock and
 stockholders' equity... $1,610,657  $ 18,721    $   773            $ 1,630,151
                         ==========  ========    =======            ===========

 (1) Reflects the conversion of Sirocco preferred and common stock based on the exchange rates per the merger agreement.

 (2) Reflects expenses of $4.0 million in connection with the merger, mainly advisor fees, legal and accounting services and other integration costs.

 (3) Reflects an estimated adjustment to recognize certain deferred tax assets and the reversal of a valuation allowance related to Sirocco's deferred tax assets.
 (4) Reflects a non-cash compensation charge for 50% acceleration of options granted as of March 31, 2000.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED APRIL 29, 2000
                       (in thousands, except share data)

                                                        Pro Forma     Pro Forma
                                   Sycamore  Sirocco   Adjustments    Combined
                                   --------  --------  -----------    ---------
Revenues.........................  $107,742  $    --     $            $107,742
Cost of revenues ................    57,103       --                    57,103
                                   --------                           --------
Gross profit.....................    50,639       --                    50,639
Operating expenses:
Research and development.........    32,911     7,943                   40,854
Sales and marketing..............    16,457       --                    16,457
General and administrative ......     3,819     2,793                    6,612
Amortization of stock
 compensation....................     9,494     1,960                   11,454
                                   --------  --------    -------      --------
Total operating expenses.........    62,681    12,696                   75,377
                                   --------  --------    -------      --------
Loss from operations.............   (12,042)  (12,696)                 (24,738)
                                   --------  --------    -------      --------
Interest income, net.............    17,595       447                   18,042
                                   --------  --------                 --------
Income (loss) before income
 taxes...........................     5,553   (12,249)                  (6,696)
                                   --------  --------    -------      --------
Provision for income taxes.......     3,484       --      (2,233) (1)    1,251
                                   --------  --------    -------      --------
Net income (loss)................  $  2,069  $(12,249)   $ 2,233      $ (7,947)
                                   ========  ========    =======      ========
Preferred stock accretion........       --        (13)        13 (2)       --
                                   --------  --------    -------      --------
Net income (loss) attributable to
 common stockholders.............  $  2,069   (12,262)     2,246        (7,947)
                                   ========  ========    =======      ========
Basic net income (loss) per
 share...........................  $   0.02  $  (0.43)                $  (0.05)
Diluted net income (loss) per
 share...........................  $   0.01  $  (0.43)                $  (0.05)
Shares used in calculating:
  Basic net income (loss) per
   share.........................   135,944    28,696                  155,452
  Diluted net income (loss) per
   share.........................   195,915    28,696                  155,452

--------
(1) Reflects an estimated adjustment to recognize certain tax assets and the reversal of a valuation allowance related to Sirocco's previously reserved deferred tax asset prior net losses.
(2) Reflects the conversion of Sirocco preferred and common stock based on the exchange rates per the merger agreement.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                     FOR THE NINE MONTHS ENDED MAY 1, 1999
                       (in thousands, except share data)

                                                          Pro Forma   Pro Forma
                                      Sycamore  Sirocco  Adjustments  Combined
                                      --------  -------  -----------  ---------
Revenues............................  $    --   $   --      $              --
Cost of revenues ...................     1,173      --                   1,173
                                      --------  -------               --------
Gross profit (loss).................    (1,173)     --                  (1,173)
Operating expenses:
Research and development............     6,572      834                  7,406
Sales and marketing.................     1,598      --                   1,598
General and administrative .........       752      301                  1,053
Amortization of stock compensation..       802      --                     802
                                      --------  -------     ----      --------
Total operating expenses............     9,724    1,135                 10,859
                                      --------  -------     ----      --------
Loss from operations................   (10,897)  (1,135)               (12,032)
                                      --------  -------     ----      --------
Interest income, net................       488       27                    515
                                      --------  -------     ----      --------
Loss before income taxes............  $(10,409) $(1,108)               (11,517)
                                      --------  -------     ----      --------
Provision for income taxes..........       --       --                     --
                                      --------  -------     ----      --------
Net loss............................  $(10,409) $(1,108)    $         $(11,517)
                                      ========  =======     ====      ========
Preferred stock accretion...........       --        (1)       1 (1)       --
                                      --------  -------     ----      --------
Net loss attributable to common
 stockholders.......................  $(10,409) $(1,109)    $  1      $(11,517)
                                      ========  =======     ====      ========
Basic and diluted net loss per
 share..............................  $  (1.13) $ (0.12)              $  (0.75)
Shares used in calculating:
  Basic and diluted net loss per
   share............................     9,248    9,109                 15,440

--------
(1) Reflects the conversion of Sirocco preferred and common stock based on the exchange rates per the merger agreement.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1999

                                                          Pro Forma  Pro Forma
                                      Sycamore  Sirocco  Adjustments Combined
                                      --------  -------  ----------- ---------
Revenues............................. $ 11,330  $   --       $       $ 11,330
Cost of revenues ....................    8,486      --                  8,486
                                      --------  -------      ---     --------
Gross profit (loss)..................    2,844      --                  2,844
Operating expenses:
Research and development.............   13,955    4,024                17,979
Sales and marketing .................    4,064    1,651                 5,715
General and administrative ..........    1,405      --                  1,405
Amortization of stock compensation...    3,469      179                 3,648
                                      --------  -------      ---     --------
Total operating expenses.............   22,893    5,854                28,747
                                      --------  -------      ---     --------
Loss from operations.................  (20,049)  (5,854)              (25,903)
Interest income, net.................      559      291                   850
                                      --------  -------      ---     --------
Net loss............................. $(19,490) $(5,563)             $(25,053)
                                      ========  =======      ===     ========
Preferred stock accretion............      --       (11)      11(1)       --
                                      --------  -------      ---     --------
Net loss attributable to common
 stockholders........................ $(19,490) $(5,574)      11     $(25,053)
                                      ========  =======      ===     ========
Basic and diluted net loss per
 share............................... $  (2.09) $ (0.24)             $  (1.01)
Shares used in calculating:
  Basic and diluted net loss per
   share.............................    9,324   22,891                24,885

--------
(1) Reflects the conversion of Sirocco preferred and common stock based on the exchange rates per the merger agreement.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                       FOR THE PERIOD ENDED JULY 31, 1998

                                                             Pro Forma  Pro Forma
                                          Sycamore Sirocco  Adjustments Combined
                                          -------- -------  ----------- ---------
Revenues.................................  $  --   $  --                 $  --
Cost of revenues.........................     --      --                    --
                                           ------  ------       ---      ------
Gross profit (loss)......................     --      --                    --
Operating expenses:
Research and development ................     497     217                   714
Sales and marketing......................      92     --                     92
General and administrative...............     199      48                   247
Amortization of stock compensation.......       5     --                      5
                                           ------  ------       ---      ------
Total operating expenses.................     793     265                 1,058
                                           ------  ------       ---      ------
Loss from operations.....................    (793)   (265)               (1,058)
Interest income, net.....................     100       8                   108
                                           ------  ------       ---      ------
Net loss.................................  $ (693) $ (257)               $ (950)
                                           ======  ======       ===      ======
Basic and diluted net loss per share.....  $(0.18) $(0.07)               $(0.15)
Shares used in calculating:
  Basic and diluted net loss per share...   3,753   3,768                 6,314

                          NOTES TO PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

1. PERIODS PRESENTED

   Sycamore's fiscal year ends on July 31. Sirocco's fiscal year ends on December 31. The unaudited pro forma combined balance sheet is as of April 29, 2000. The unaudited pro forma combined statements of operations combine the results of operations of Sycamore for the years ended July 31, 1998 and 1999 and for the nine months ended May 1, 1999 and April 29, 2000 with the results of operations of Sirocco for the period from July 7, 1998 (date of inception) to December 31, 1998, the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000.

   The nine months ended May 1, 1999 and April 29, 2000 include five months of Sirocco's financial results, which are also recorded in the period from inception (July 7, 1998) to December 31, 1998 and the year ended December 31, 1999. Sirocco's net loss for the five months ended December 1998 and 1999 was $257,000 and $3,659,000, respectively.

2. PRO FORMA NET INCOME (LOSS) PER SHARE

   The unaudited basic net income (loss) per common share is based upon the weighted average number of Sycamore and Sirocco common shares outstanding for each period using an exchange ratio of .6798 of Sycamore common stock for each share of Sirocco common stock. The unaudited diluted net income (loss) per common and dilutive potential common share is based upon the weighted average number of Sycamore and Sirocco common and potential dilutive common shares outstanding for each period using an exchange ratio of .6798 of Sycamore common stock for each share of Sirocco common stock. Since the unaudited pro forma condensed combined statements of operations result in a net loss for all periods presented, no dilutive common shares have been included in the calculation of pro forma net loss per share.

3. CONFORMING ADJUSTMENTS AND INTERCOMPANY TRANSACTIONS

   There are no material intercompany transactions included in the unaudited pro forma condensed combined financial statements. There were no material adjustments required to conform the accounting policies of Sycamore and Sirocco.

4. TRANSACTION COSTS

   Sycamore and Sirocco estimate they will incur direct transaction costs of approximately $4.0 million associated with the merger. The $4.0 million consists of fees, legal and accounting services and other integration costs. These charges have been reflected in the unaudited pro forma combined balance sheet but have not been included in the unaudited pro forma combined statement of operations.

5. STOCK COMPENSATION

   Sycamore and Sirocco estimate that they will incur a non-cash charge of approximately $36 million related to the acceleration of certain restricted stock and stock options granted through June 5, 2000. The actual non-cash charge for the acceleration of certain restricted stock and stock options will be determined on the date the merger is consummated.

   In addition, Sirocco has issued certain restricted stock and stock options at a price deemed below fair market value from April 1, 2000 and June 5, 2000. Sycamore and Sirocco estimate that they will incur an additional non cash compensation charge of $43.9 million related to the issuance of these shares.

6. INCOME TAXES

   Sycamore currently estimates its annual effective income tax rate will be approximately 27.0% for the remainder of its fiscal year ending July 31, 2000 primarily due to the reduction in the deferred tax asset valuation allowance and the use of net operating loss carryforwards.

   The pro forma adjustment reflects the reversal of Sirocco's valuation allowance to recognize certain deferred tax assets as of April 29, 2000. Actual income taxes and reversals of valuation allowances will be calculated at the time the merger is consumated.

            COMPARISON OF RIGHTS OF HOLDERS OF SIROCCO COMMON STOCK
                           AND SYCAMORE COMMON STOCK

   This section of the proxy statement/prospectus describes differences between the rights of holders of Sirocco stock and Sycamore common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Sirocco and being a stockholder of Sycamore.

   As a stockholder of Sirocco, your rights are governed by Sirocco's Seventh Amended and Restated Certificate of Incorporation and Sirocco's By-laws, each as currently in effect. After completion of the merger, you will become a stockholder of Sycamore. As a Sycamore stockholder, your rights will be governed by Sycamore's Amended and Restated Certificate of Incorporation and Sycamore's Amended and Restated By-laws, each as currently in effect. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

Classes of Common Stock of Sirocco and Sycamore

   We each have one class of common stock issued and outstanding. Holders of Sycamore common stock and holders of Sirocco common stock are each entitled to one vote for each share held.

Classified Board of Directors

   Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Sycamore's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually. Sycamore's directors are elected for a term of three years and until their successors are elected and qualified.

   Sirocco has only one class of directors, with each director being elected by resolution of the board of directors or by stockholders at an annual meeting and holding office until their successors are elected and qualified.

Number of Directors

   Sycamore's board of directors currently consists of five directors. The size of the board of directors may be increased by the resolution of a majority of the directors then in office. The size of the board of directors may be decreased, but not below three persons, by the resolution of a majority of the directors then in office only to eliminate vacancies existing because of the death, resignation, removal or expiration of the term of one or more directors.

   Sirocco's board of directors currently consists of three members. The size of the board of directors may be changed by the resolution of a majority of the directors then in office or by the stockholders at an annual meeting.

Removal of Directors

   Sycamore directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of capital stock of Sycamore entitled to vote. "Cause" is not defined in either Sycamore's certificate of incorporation or by-laws.

   Any director or the entire board of directors of Sirocco may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors. "Cause" is not defined in either Sirocco's certificate of incorporation or by-laws.

Filling Vacancies on the Board of Directors

   Any newly created directorships in either of our boards of directors, resulting from any increase in the number of authorized directors or any vacancies, may be filled only by a vote of a majority of the remaining members of such board of directors, even though less than a quorum, or by a sole remaining director.

   Newly created or eliminated directorships in the Sycamore board of directors are to be apportioned among the three classes of directors so as to make all classes as nearly equal in number as practicable. Each remaining director will continue to serve as a director of the class of which he or she is a member. To the extent possible, any newly created Sycamore directorship will be added to the class whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided by resolution of a majority of the directors then in office. Any newly eliminated directorship will be subtracted from the class whose term of office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided by the resolution of a majority of the directors then in office.

   Under Sirocco's by-laws, if at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the board (as constituted immediately prior to such vacancy or newly created directorship), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any vacancy or newly created directorship, or to replace the directors chosen by the directors then in office.

Stockholder Action by Written Consent

   Sycamore stockholders may take action at annual or special meetings of stockholders, but may not take action by written consent.

   Sirocco stockholders may take action at annual or special meetings of stockholders or by the written consent of Sirocco stockholders having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

Ability to Call Special Meeting

   Special meetings of Sycamore stockholders may be called by Sycamore's chairman of the board of directors, the president or a majority of the directors then in office.

   Special meetings of Sirocco's stockholders may be called by the president, and are required to be called by the president or the secretary at the written request of a majority of the board of directors or at the written request of holders of a majority of the capital stock of Sirocco entitled to vote.

Advance Notice of Provisions for Stockholder Nominations and Proposals

   Sycamore's by-laws allow stockholders to

  . nominate candidates for election to Sycamore's board of directors at any annual or special stockholder meeting at which the board of directors has determined that directors will be elected and

  .  propose business to be brought before any annual stockholder meeting.

However, nominations and proposals may only be made by a stockholder who has given timely written notice to the Secretary of Sycamore before the annual meeting. Sycamore stockholders may not propose business to be brought before a special stockholder meeting.

   Under Sycamore's by-laws, to be timely, notice of stockholders nominations or proposals to be made at an annual stockholder meeting must be received by the Secretary of Sycamore no less than 70 days nor more than 90 days before the first anniversary of the preceding year's annual stockholder meeting. If the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from the first anniversary of the preceding year's annual stockholder meeting, then notice by the stockholder must be delivered or received not earlier than 90 days before the annual meeting and not later than the close of business on the later of 70 days prior to the annual meeting or 10 days following the day the notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. With respect to the 2000 annual meeting of Sycamore stockholders, to be timely, a stockholder's notice must be received not earlier than 90 days before the annual meeting and not later than the close of business on the later of 60 days before the annual meeting and 10 days following the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first.

   A stockholder's notice to Sycamore must set forth all of the following:

  . the stockholder's name and address as they appear on Sycamore's books and the class and number of Sycamore shares which are beneficially owned by the stockholder;

  . all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  . a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed.

   Stockholder nominations and proposals will not be brought before any Sycamore stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Sycamore's stockholder advance notice procedure.

   The chairman of the Sycamore stockholder meeting will have the power to determine whether the nomination or proposal was made by the stockholder in accordance with the advance notice procedures set forth in Sycamore's by-laws. If the chairman determines that the nomination or proposal is not in compliance with Sycamore's advance notice procedures, the chairman may declare that the defective proposal or nomination will be disregarded.

   Sirocco's by-laws do not require advance notice for stockholder nominations or proposals to be brought before a stockholder meeting.

Preferred Stock

   Sycamore's certificate of incorporation provides that its board of directors is authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the voting powers, designations, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of each series. Currently, Sycamore has no shares of preferred stock outstanding.

   Sirocco has four series of preferred stock issued and outstanding but is not authorized to provide for the issuance of additional shares of preferred stock. Shares of Sirocco preferred stock have the following rights:

   Voting. Holders of Sirocco Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are not entitled to vote, except on matters involving:

  . the issuance of any security senior to or on par with such series with respect to dividends, redemption or liquidation;

  . the amendment or elimination of any provision of the Sirocco certificate of incorporation; or

  . the amendment or elimination of any provision of the Sirocco by-laws which materially adversely affects the rights, preferences or privileges of such series of preferred stock.

   Liquidation Preference. In the event of a liquidation, dissolution or winding up of Sirocco, holders of the Sirocco preferred stock are entitled to receive the following amounts, plus any declared but unpaid dividends, in preference to any distribution to holders of Sirocco common stock:

  .  $9.99 per share of Sirocco Series A preferred stock;

  .  $14.99 per share of Sirocco Series B preferred stock;

  .  $2.19 per share of Sirocco Series C preferred stock; and

  .  $3.69 per share of Sirocco Series D preferred stock.

Unless holders of a majority of the shares of the Sirocco Series A preferred stock, Series B preferred stock, Series C preferred stock or Series D preferred stock request otherwise, under the Sirocco certificate of incorporation, holders of each series of Sirocco preferred stock are entitled to treat any merger, consolidation or sale of Sirocco in which Sirocco stockholders will not own more than 50% of the outstanding voting power of the surviving corporation as a liquidation. Holders of a majority of each such series have agreed not to elect to not treat the proposed merger as a liquidation, dissolution or winding up of Sirocco.

   Redemption. Unless holders of a majority of the shares of the Sirocco Series A preferred stock, Series B preferred stock or Series C preferred stock request otherwise, each of the Series A preferred stock, Series B preferred stock and Series C preferred stock is automatically redeemable upon a merger, consolidation or sale of Sirocco in which Sirocco stockholders will not own more than 50% of the outstanding voting power of the surviving corporation. Holders of a majority of each such series have irrevocably requested Sirocco not to redeem the Sirocco Series A preferred stock, Series B preferred stock and Series C preferred stock in connection with the proposed merger. The Sirocco Series D preferred stock is not redeemable.

   Conversion Rights. Each share of Sirocco Series D preferred stock is convertible, at the option of the holder, into 1.5 shares of Sirocco common stock, subject to weighted average antidilution adjustment. This conversion ratio will also be adjusted for any stock split, dividend, subdivision, reclassification, exchange or similar transaction. There will be no further adjustment to the Sirocco Series D preferred stock conversion ratio. We expect that all of the issued and outstanding shares of Sirocco Series D Preferred Stock will be converted into shares of Sirocco common stock before the completion of the merger. The Sirocco Series A preferred stock, Series B preferred stock and Series C preferred stock are not convertible.

   Dividend Rights. Beginning on June 30, 2003, each issued and outstanding share of Sirocco's Series A preferred stock, Series B preferred stock and Series C preferred stock is entitled to receive cumulative preferential dividends, payable in cash or Sirocco common stock at the option of the holder, at the annual rate of $1.20 per share of Series A preferred stock, $1.80 per share of Series B preferred stock and $0.264 per share of Series C preferred stock, payable quarterly, in arrears, on each of March 31, June 30, September 30 and December 31.

   Each issued and outstanding share of Sirocco's Series D preferred stock is entitled to receive annual preferential dividends of $0.30, payable when, if and as declared by the board. These dividends are not cumulative.

Amendment of Certificate of Incorporation

   Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   Sycamore's certificate of incorporation provides that the affirmative vote of the holders of the majority of the stock of Sycamore entitled to vote will be required to reduce or eliminate the number of authorized shares of Sycamore common stock. In addition, Sycamore's certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the shares of stock of Sycamore entitled to vote is required to amend or repeal, or to adopt any provision inconsistent with, provisions of Sycamore's certification of incorporation which deal with the following:

  . matters relating to the board of directors, including the number of members, board classification, nomination and election of members, removal, terms of office, quorum, action at meetings and vacancies;

  .  the manner in which stockholder action may be effected;

  . procedures for calling regular and special meetings of the board of directors and stockholders; and

  . the business transacted at the annual and special meetings of stockholders.

   Sirocco's certificate of incorporation contains no provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

Amendment of By-laws

   Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal by-laws, even though the board may also be delegated such power.

   Both Sycamore's and Sirocco's boards of directors are expressly authorized to adopt, amend and repeal their by-laws in accordance with Delaware law.

   Sycamore's by-laws provide that the affirmative vote of holders of at least 66 2/3% of the shares of stock of Sycamore entitled to vote is required to amend or repeal, or to adopt any provision inconsistent with, by-laws which deal with the following:

  .  directors;

  .  procedures for calling special meetings of the stockholders;

  .  advance notice procedures for stockholder nominations and proposals;

  .  the manner in which stockholder action may be effected; and

  .  amendment of the by-laws.

State Anti-Takeover Statutes

   Sycamore is subject to Section 203 of the Delaware General Corporation Law which under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder", as defined in Section 203, in Sycamore, to effect various business combinations with Sycamore for a three-year period. Under Delaware law, a corporation's certificate of incorporation or by-laws may exclude a corporation from the restrictions imposed by Section 203. Sycamore's certificate of incorporation and by-laws do not exclude it from the restrictions imposed under Section 203.

   As prescribed by Delaware law, Sirocco is not subject to Section 203.

Limitation of Liability of Directors

   The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Our respective certificates of incorporation include such a provision to the maximum extent permitted by law.

   While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate the duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

Indemnification of Directors and Officers

   The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

   Each of Sycamore and Sirocco's certificates of incorporation and by-laws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of either Sycamore or Sirocco, as applicable, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in settlement and held harmless by Sycamore or Sirocco, as applicable, to the fullest extent permitted by the Delaware General Corporation Law. In addition, each of us is authorized to purchase and maintain insurance on behalf of our directors and officers.

   Additionally, Sycamore may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, payment will be made only if Sycamore receives an understanding by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Sycamore, as authorized by its certificate of incorporation.

   Sycamore's indemnification rights conferred are not exclusive of any other right to which persons seeking indemnification or advancement of expenses may be entitled under any statute, Sycamore's certificate of incorporation or by-laws, any agreement, or vote of stockholders or disinterested directors or otherwise. In addition, Sycamore may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees, or agents or other persons serving Sycamore, and such rights may be equivalent to, or greater or less than, those granted to directors and officers.

                                 LEGAL OPINIONS

   The legality of the shares of Sycamore common stock offered by this proxy statement/prospectus will be passed upon for Sycamore by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts. Certain members of Skadden, Arps, Slate, Meagher & Flom LLP involved in this transaction beneficially own, in the aggregate, approximately 500 shares of Sycamore common stock.

   Certain United States federal income tax consequences of the merger will be passed upon for Sirocco by its special counsel, Day, Berry & Howard LLP, and certain United States federal income tax consequences of the merger will be passed upon for Sycamore by its special counsel, Skadden, Arps, Slate, Meagher & Flom LLP. Certain partners of Day, Berry & Howard LLP beneficially own, in the aggregate, 15,000 shares of Sirocco Series D preferred stock.

                                    EXPERTS

   The financial statements as of July 31, 1998 and 1999 and for the period from inception (February 17, 1998) through July 31, 1998 and for the year ended July 31, 1999 of Sycamore included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Sirocco Systems, Inc. (a development stage company) as of December 31, 1998 and 1999 and for the period from inception (July 7, 1998) through December 31, 1998, for the year ended December 31, 1999 and for the period from inception (July 7, 1998) through December 31, 1999 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            CAUTIONARY FACTORS CONCERNING FORWARD-LOOKING STATEMENTS

   Some of the information set forth or incorporated by reference in this proxy statement/prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the information concerning possible or assumed future benefits of the merger to Sycamore and the stockholders of Sirocco after the proposed merger. When we use such words as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. All such forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Factors which could cause actual results to differ from expectations include, among others, one-time events and other important factors disclosed previously and from time to time in Sycamore's other filings with the Commission, as well as the risks and uncertainties described under "Risk Factors."

                      WHERE YOU CAN FIND MORE INFORMATION

   Sycamore is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the Commission. Sycamore has filed with the Commission a registration statement on Form S-4 with respect to the common stock being issued in the merger. This proxy statement/prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Sycamore or the shares of common stock being issued in the merger, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is hereby made. Any document that Sycamore files may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 or by calling the Commission at 1-800-732-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Sycamore common stock is listed on the Nasdaq National Market. Reports and other information concerning Sycamore may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                            SYCAMORE NETWORKS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.......................................... F-2

Consolidated Balance Sheets at July 31, 1998, July 31, 1999 and April 29,
 2000 (unaudited).......................................................... F-3

Consolidated Statements of Operations for the period from inception
 (February 17, 1998) through July 31, 1998, the year ended July 31, 1999 and the nine month periods ended May 1, 1999 and April 29, 2000
 (unaudited)............................................................... F-4

Consolidated Statements of Stockholders' Equity/(Deficit) for the period from inception (February 17, 1998) through July 31, 1998, the year ended
 July 31, 1999 and the nine month period ended April 29, 2000 (unaudited).. F-5

Consolidated Statements of Cash Flows for the period from inception
 (February 17, 1998) through July 31, 1998, the year ended July 31, 1999 and the nine month period ended May 1, 1999 and April 29, 2000
 (unaudited)............................................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Board of Directors of Sycamore Networks, Inc.:

   In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Sycamore Networks, Inc. at July 31, 1998 and 1999, and the results of its operations and its cash flow for the period from inception (February 17, 1998) to July 31, 1998 and for the year ended July 31, 1999 in conformity with generally accepted accounting principals. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers llp

Boston, Massachusetts
August 23, 1999 (except as
to the fourth paragraph of
Note 6 for which the date is
February 11, 2000)

                            SYCAMORE NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                 July 31, July 31,   April 29,
                                                   1998     1999       2000
                                                 -------- --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................   $1,197  $ 21,969  $  677,063
 Marketable securities.........................    3,082     7,020     508,597
 Accounts receivable...........................      --     11,410      30,473
 Inventories...................................      --      6,608      26,641
 Prepaids and other current assets.............      200     5,153      15,989
                                                  ------  --------  ----------
Total current assets...........................    4,479    52,160   1,258,763
Property and equipment, net....................      500     5,288      21,453
Marketable securities..........................      --        --      328,418
Other assets...................................      102       464       2,023
                                                  ------  --------  ----------
Total assets...................................   $5,081  $ 57,912  $1,610,657
                                                  ======  ========  ==========
 Liabilities, Redeemable Convertible Preferred
    Stock and Stockholders' Equity (Deficit)
Current liabilities:
 Current portion of notes payable..............   $  --   $  1,097  $      --
 Accounts payable..............................       42     5,750      20,490
 Accrued compensation..........................       30     1,334       1,816
 Accrued expenses..............................       66     1,751       5,319
 Deferred revenue..............................      --        472      32,026
 Income tax payable............................      --        --        5,026
 Other current liabilities.....................      --      1,306         617
                                                  ------  --------  ----------
Total current liabilities......................      138    11,710      65,294
Notes payable..................................      --      4,054         --
Commitments and contingencies (Note 5)
Series A Redeemable Convertible Preferred Stock
 $.01 par value; 6,380,000 and 8,975,000
 authorized at July 31, 1998 and July 31, 1999,
 respectively; 6,186,812 and 8,961,812 shares
 issued and outstanding at July 31, 1998 and
 July 31, 1999, respectively; none authorized,
 issued and outstanding at April 29, 2000......    5,621     8,146         --
Series B Redeemable Convertible Preferred Stock
 $.01 par value; 3,625,000 shares authorized at
 July 31, 1999; 3,607,062 shares issued and
 outstanding at July 31, 1999; none authorized,
 issued and outstanding at April 29, 2000......      --     12,625         --
Series C Redeemable Convertible Preferred Stock
 $.01 par value; 2,500,000 shares authorized,
 issued and outstanding at July 31, 1999; none
 authorized, issued and outstanding at April
 29, 2000......................................      --     20,000         --
Series D Redeemable Convertible Preferred Stock
 $.01 par value; 692,201 authorized, issued and
 outstanding at July 31, 1999; none authorized,
 issued and outstanding at April 29, 2000......      --     15,000         --
Stockholders' equity (deficit):
 Preferred stock, $.01 par value, 5,000,000
  shares authorized, none issued and
  outstanding at April 29, 2000................      --        --          --
Common stock, $.001 par value; 91,000,000 and
 1,500,000,000 shares authorized at July 31,
 1998 and 1999 and April 29, 2000,
 respectively; 21,105,000, 69,819,336 and
 244,793,474 shares issued and outstanding at
 July 31, 1998 and 1999 and April 29, 2000,
 respectively..................................       21        69         245
 Additional paid-in capital....................      173    30,780   1,607,440
 Accumulated deficit...........................     (693)  (20,183)    (18,114)
 Notes receivable..............................      --       (360)       (280)
 Deferred compensation.........................     (179)  (23,929)    (47,508)
 Accumulated other comprehensive loss..........      --        --        3,580
                                                  ------  --------  ----------
Total stockholders' equity (deficit)...........     (678)  (13,623)  1,545,363
                                                  ------  --------  ----------
Total liabilities, redeemable convertible
 preferred stock and stockholders' equity
 (deficit).....................................   $5,081  $ 57,912  $1,610,657
                                                  ======  ========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                 Period from
                                  Inception     Year       Nine Months Ended
                                (February 17,  Ended    -----------------------
                                1998) through July 31,               April 29,
                                July 31, 1998   1999    May 1, 1999    2000
                                ------------- --------  ----------- -----------
                                                        (unaudited) (unaudited)
Revenues......................     $  --      $ 11,330   $    --     $107,742
Cost of revenues (exclusive of
 the non-cash stock
 compensation expense of $0,
 $101, $45 and $918, at
 July 31, 1998, July 31, 1999,
 May 1, 1999 and April 29,
 2000)........................        --         8,486      1,173      57,103
                                   ------     --------   --------    --------
Gross profit (loss)...........        --         2,844     (1,173)     50,639
Operating expenses:
Research and development
 (exclusive of the non-cash
 stock compensation expense of
 $5, $736, $292 and $3,168, at
 July 31, 1998, July 31, 1999,
 May 1, 1999 and April 29,
 2000)........................        497       13,955      6,572      32,911
Sales and marketing (exclusive
 of the non-cash stock
 compensation expense of $0,
 $346, $126 and $3,448, at
 July 31, 1998, July 31, 1999,
 May 1, 1999 and April 29,
 2000)........................         92        4,064      1,598      16,457
General and administrative
 (exclusive of the non-cash
 stock compensation expense of
 $0, $2,286, $339 and $1,960,
 at July 31, 1998, July 31,
 1999, May 1, 1999 and April
 29, 2000)....................        199        1,405        752       3,819
Amortization of stock
 compensation.................          5        3,469        802       9,494
                                   ------     --------   --------    --------
Total operating expenses......        793       22,893      9,724      62,681
                                   ------     --------   --------    --------
Loss from operations..........       (793)     (20,049)   (10,897)    (12,042)
Interest income, net..........        100          559        488      17,595
                                   ------     --------   --------    --------
Income (loss) before income
 taxes........................       (693)     (19,490)   (10,409)      5,553
Provision for income taxes....        --           --         --        3,484
                                   ------     --------   --------    --------
Net income (loss).............     $ (693)    $(19,490)  $(10,409)   $  2,069
                                   ======     ========   ========    ========
Basic net income (loss) per
 share........................     $(0.18)    $  (2.09)  $  (1.13)   $   0.02
Diluted net income (loss) per
 share........................     $(0.18)    $  (2.09)  $  (1.13)   $   0.01
Shares used in calculating:
  Basic net income (loss) per
   share......................      3,753        9,324      9,248     135,944
  Diluted net income (loss)
   per share..................      3,753        9,324      9,248     195,915
Pro forma basic net income
 (loss) per share (1).........     $(0.01)    $  (0.17)  $  (0.10)   $   0.01
Pro forma diluted net income
 (loss) per share (1).........     $(0.01)    $  (0.17)  $  (0.10)   $   0.01
Shares used in calculating:
  Pro forma basic net income
   (loss) per share...........     56,268      114,435    104,189     179,070
  Pro forma diluted net income
   (loss) per share...........     56,268      114,435    104,189     239,042

--------
(1) Pro forma basic and diluted net income (loss) per share assumes the conversion of all redeemable convertible preferred stock into common stock as if such conversion occurred at the date of original issuance.

   The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except share data)

                                                                                            Accumulated      Total
                           Common Stock   Additional                                           Other     Stockholders'
                          ---------------   Paid-in    Accumulated   Notes      Deferred   Comprehensive    Equity
                          Shares   Amount   Capital      Deficit   Receivable Compensation     Loss        (Deficit)
                          -------  ------ -----------  ----------- ---------- ------------ ------------- -------------
Issuance of common
 stock..................   21,105   $ 21  $       (11)  $    --      $ --       $    --       $   --      $        10
Deferred compensation
 expense associated with
 equity awards..........      --     --           184        --        --           (184)         --              --
Amortization of deferred
 compensation...........      --     --           --         --        --              5          --                5
Net loss................      --     --           --        (693)      --            --           --             (693)
                          -------   ----  -----------   --------     -----      --------      -------     -----------
Balance, July 31, 1998..   21,105     21          173       (693)      --           (179)         --             (678)
                          -------   ----  -----------   --------     -----      --------      -------     -----------
Exercise of stock
 options................   18,222     18        2,923        --        --            --           --            2,941
Issuance of common
 stock..................   30,492     30          465        --        --            --           --              495
Deferred compensation
 expense associated with
 equity awards..........      --     --        25,159        --        --        (25,159)         --              --
Issuance of equity
 awards in exchange
 Services...............      --     --         2,060        --        --            --           --            2,060
Amortization of deferred
 compensation...........      --     --           --         --        --          1,409          --            1,409
Issuance of common stock
 in exchange for notes
 receivable.............      --     --           --         --       (360)          --           --             (360)
Net loss................      --     --           --     (19,490)      --            --           --          (19,490)
                          -------   ----  -----------   --------     -----      --------      -------     -----------
Balance, July 31, 1999..   69,819     69       30,780    (20,183)     (360)      (23,929)         --          (13,623)
                          -------   ----  -----------   --------     -----      --------      -------     -----------
Exercise of stock
 options................    2,451      3        5,166        --        --            --           --            5,169
Issuance of common
 stock, net.............   30,853     31    1,482,820        --        --            --           --        1,482,851
Conversion of preferred
 stock into common
 stock..................  141,850    142       55,629        --        --            --           --           55,771
Deferred compensation
 expense associated with
 equity awards..........      --     --        31,701        --        --        (31,701)         --              --
Issuance of equity
 awards in exchange for
 services...............      --     --         1,372        --        --            --           --            1,372
Amortization of deferred
 compensation...........      --     --           --         --        --          8,122          --            8,122
Issuance of common stock
 in exchange for notes
 receivable.............      --     --           --         --       (100)          --           --             (100)
Payments of notes
 receivable.............      --     --           --         --        180           --           --              180
Purchase and retirement
 of treasury shares.....     (180)   --           (28)       --        --            --           --              (28)
Unrealized gain on
 marketable securities..      --     --           --         --        --            --         3,580           3,580
Net income (loss).......                                   2,069       --            --           --            2,069
                          -------   ----  -----------   --------     -----      --------      -------     -----------
Balance, April 29, 2000
 (unaudited)............  244,793   $245  $ 1,607,440   $(18,114)    $(280)     $(47,508)     $ 3,580     $ 1,545,363
                          =======   ====  ===========   ========     =====      ========      =======     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                             Period from
                              Inception                    Nine Months Ended
                            (February 17,               -----------------------
                            1998) through  Year Ended                April 29,
                            July 31, 1998 July 31, 1999 May 1, 1999    2000
                            ------------- ------------- ----------- -----------
                                                        (unaudited) (unaudited)
Cash flows from operating
 activities:
  Net income (loss).......     $  (693)     $(19,490)    $(10,409)  $     2,069
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
  Depreciation and
   amortization...........          27           948          404         3,741
  Amortization of stock
   compensation...........           5         3,469          802         9,494
  Deferred income taxes...         --            --           --         (2,000)
Changes in operating
 assets and liabilities:
  Accounts receivable.....         --        (11,410)         --        (19,063)
  Inventories.............         --         (6,608)      (6,220)      (20,033)
  Prepaids and other
   current assets.........         (75)       (4,953)        (164)       (8,836)
  Deferred revenue........         --            --           --         31,554
  Accounts payable........          42         5,708        5,479        14,739
  Accrued expenses and
   other current
   liabilities............          96         4,767          227         8,387
                               -------      --------     --------   -----------
  Net cash provided by
   (used in) operating
   activities.............        (598)      (27,569)      (9,881)       20,052
                               -------      --------     --------   -----------
Cash flows from investing
 activities:
  Purchases of property
   and equipment..........        (528)       (5,736)      (4,295)      (19,906)
  Purchases of marketable
   securities.............      (3,082)      (10,115)      (6,030)   (1,027,718)
  Maturities of marketable
   securities.............         --          6,177        6,177       201,303
  Increase in other
   assets.................        (102)         (362)        (105)       (1,559)
                               -------      --------     --------   -----------
  Net cash used in
   investing activities...      (3,712)      (10,036)      (4,253)     (847,880)
                               -------      --------     --------   -----------
Cash flows from financing
 activities:
  Proceeds from issuance
   of redeemable
   convertible preferred
   stock, net.............       5,496        50,150       35,150           --
  Proceeds from issuance
   of common stock, net...          11         3,076          193     1,487,893
  Payments received for
   notes receivable.......         --            --           --            180
  Proceeds from notes
   payable................         --          5,184        1,000           --
  Payments on notes
   payable................         --            (33)         --         (5,151)
                               -------      --------     --------   -----------
Net cash provided by
 financing activities.....       5,507        58,377       36,343     1,482,922
                               -------      --------     --------   -----------
Net increase in cash and
 cash equivalents.........       1,197        20,772       22,209       655,094
Cash and cash equivalents,
 beginning of period......         --          1,197        1,197        21,969
                               -------      --------     --------   -----------
Cash and cash equivalents,
 end of period............     $ 1,197      $ 21,969     $ 23,406   $   677,063
                               =======      ========     ========   ===========
Supplemental cash flow
 information:
  Cash paid for interest..         --       $    170     $     48   $       139
  Cash paid for income
   taxes..................         --            --           --            458
Supplementary non-cash
 activity:
  Preferred Stock note
   receivable.............     $   125           --           --            --
  Issuance of common stock
   in exchange for notes
   receivable.............         --       $    360          --    $       100
  Conversion of preferred
   stock into common
   stock..................         --            --           --    $    55,771

   The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

1. Nature of the Business:

   Sycamore Networks, Inc. (the "Company") was incorporated in Delaware on February 17, 1998. The Company develops and markets networking products that enable service providers to quickly and cost effectively provide bandwidth and create new high-speed data services. To date, the Company has principally marketed its products in the United States. Through May 1, 1999, the Company was considered to be in the development stage and was principally engaged in research and development, raising capital and building its management team. The Company shipped its first product in May 1999.

   The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. The Company has a limited operating history and has never achieved profitability. The Company's ultimate success is dependent upon its ability to successfully develop and market its products.

2. Significant Accounting Policies:

   The accompanying financial statements of the Company reflect the application of certain significant accounting policies as described below:

Basis of Presentation

   The consolidated financial statements include the accounts of Sycamore Networks, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Interim Financial Information

   The financial information at April 29, 2000 and for the nine months ended May 1, 1999 and April 29, 2000 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, the Company considers necessary for a fair statement of its financial position, operating results, and cash flows for the interim date and periods presented. Results of the nine month period ended April 29, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year or future periods.

Cash Equivalents and Marketable Securities

   Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less at the date of acquisition. Cash equivalents are carried at cost, which approximates fair market value. The Company's marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized gain or loss recorded as an element of stockholders' equity (deficit). As of July 31, 1999 and 1998, the fair value of marketable securities, which were comprised of commercial paper and certificate of deposits, approximated amortized cost. As of April 29, 2000, marketable securities consisted of:

                                                              Fair
                                                  Amortized  Market  Unrealized
                                                    Cost     Value   Gain/(Loss)
                                                  --------- -------- -----------
   Certificates of Deposits...................... $109,388  $109,045   $  (343)
   Commercial Paper..............................  475,814   474,221    (1,593)
   Common stock..................................    2,500     8,402     5,902
   Government securities.........................  245,733   245,347      (386)
                                                  --------  --------   -------
   Total......................................... $833,435  $837,015   $ 3,580
                                                  ========  ========   =======

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)


   The fair value of marketable securities was determined based on quoted market prices at the reporting date for those instruments.

Inventory

   Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

Revenue Recognition

   Revenue from product sales is recognized upon shipment provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the fee is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements. The Company records a warranty liability for parts and labor on its products. Warranty periods are generally three years from installation date. Estimated warranty costs are recorded at the time of revenue recognition.

Property and Equipment

   Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

   Computer and
    telecommunications
    equipment.................. 2 to 3 years
   Computer software........... 2 to 3 years
   Furniture and office
    equipment.................. 5 years
   Leasehold improvements...... Shorter of lease term or useful life of asset

   The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

Research and Development and Software Development Costs

   The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred. Software development costs incurred prior to the establishment of technological feasibility are charged to expense. Technological feasibility is demonstrated by the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization is based on the greater of (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (ii) the straight-line method over remaining estimated life of the product. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have not been material. Accordingly, the Company has not capitalized any software development costs.

Income Taxes

   Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are recorded based on temporary differences between the financial statement amounts and the tax

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

bases of assets and liabilities measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company periodically evaluates the realizability of its net deferred tax assets and records a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk and Significant Customer Information

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, marketable securities and accounts receivable. The Company invests its excess cash primarily in deposits with commercial banks and high-quality corporate securities. For the year ended July 31, 1999, one customer accounted for all of the Company's revenue. The Company does not require collateral for sales to customers.

   Certain components and parts used in the Company's products are procured from a single source. The Company obtains parts from one vendor only, even where multiple sources are available, to maintain quality control and enhance working relationships with suppliers. These purchases are made under existing contracts or purchase orders. The failure of a supplier, including subcontractor, to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenues and profits.

Other Comprehensive Income (Loss)

   The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (FAS
130). The comprehensive net income (loss) for the period from inception (February 17, 1998) through July 31, 1998 and for the year ended July 31, 1999 does not differ from the reported net income (loss). For the nine months ended April 29, 2000, comprehensive net income, net of tax was $4,682,000.

                                  Period from
                                   Inception                 Nine months ended
                                 (February 17,               -------------------
                                 1998) through  Year Ended    May 1,   April 29,
                                 July 31, 1998 July 31, 1999   1999      2000
                                 ------------- ------------- --------  ---------
Net income (loss)..............      $(693)      $(19,490)   $(10,409)  $2,069
Other comprehensive income, net
 of tax........................
  Unrealized holding gain
   (loss) on investments.......        --             --          --     2,613
                                     -----       --------    --------   ------
Comprehensive income (loss)....      $(693)      $(19,490)   $(10,409)  $4,682
                                     =====       ========    ========   ======

Net Income (Loss) Per Share

   Basic net income (loss) per share is computed by dividing the net income
(loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of unvested shares of restricted common stock and the incremental common shares issuable upon the exercise of stock options and unvested restricted common shares. There were no dilutive common equivalent shares for the period.

   Pro forma net income (loss) per share for the year ended July 31, 1999 and the nine months ended May 1, 1999 and April 29, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B, C and D redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the date of original issuance. There were no dilutive common equivalent shares for any of the periods presented.

   The Company effected a three-for-one stock split paid as a 200% stock dividend on February 11, 2000 to stockholders of record as of February 4, 2000. This stock split has been reflected in the consolidated financial statements for all periods presented.

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)


   The following table sets forth the computation of basic and diluted income
(loss) per share:

                                 Period from
                                  inception                 Nine Months Ended
                                (February 17,               ------------------
                                1998) through  Year Ended    May 1,    April
                                July 31, 1998 July 31, 1999   1999    29, 2000
                                ------------- ------------- --------  --------
                                    (in thousands, except per share data)
Numerator:
Net income (loss)..............   $   (693)     $(19,490)   $(10,409) $  2,069
                                  ========      ========    ========  ========
Denominator
Historical:
  Weighted-average shares of
   common stock outstanding....     19,521        45,585      42,372   187,336
  Weighted-average subject to
   repurchase..................    (15,768)      (36,261)    (33,124)  (51,392)
                                  --------      --------    --------  --------
 Shares used in calculating
  basic net income (loss) per
  share........................      3,753         9,324       9,248   135,944
  Weighted common stock
   equivalents.................        --            --          --     59,971
                                  --------      --------    --------  --------
 Shares used in calculating
  dilutive net income (loss)
  per share....................      3,753         9,324       9,248   195,915
                                  ========      ========    ========  ========
Net income (loss) per share:
  Basic........................   $  (0.18)     $  (2.09)   $  (1.13) $   0.02
                                  ========      ========    ========  ========
  Diluted......................   $  (0.18)     $  (2.09)   $  (1.13) $   0.01
                                  ========      ========    ========  ========
Denominator
Pro Forma:
  Weighted-average shares of
   common stock outstanding....      3,753         9,324      42,372   230,462
  Weighted-average number of
   shares assumed upon
   conversion of redeemable
   convertible preferred
   stock.......................     52,515       105,111      94,941       --
  Weighted-average subject to
   repurchase..................        --            --      (33,124)  (51,392)
                                  --------      --------    --------  --------
 Shares used in calculating pro
  forma basic net income (loss)
  per share....................     56,268       114,435     104,189   179,070
  Weighted common stock
   equivalents.................        --            --          --     59,972
 Shares used in calculating pro
  forma diluted net income
  (loss) per share.............     56,268       114,435     104,189   239,042
                                  ========      ========    ========  ========
Net income (loss) per share:
  Pro forma basic..............   $  (0.01)     $  (0.17)   $  (0.10) $   0.01
                                  ========      ========    ========  ========
  Pro forma diluted............   $  (0.01)     $  (0.17)   $  (0.10) $   0.01
                                  ========      ========    ========  ========

   Options to purchase 5,058,900, 1,578,728 and 2,467,000 shares of common stock at average exercise prices of $.45, $0.03 and $70.71 have not been included in the computation of diluted net income (loss) per share, for the year ended July 31, 1999 and for the nine months ended May 1, 1999 and April 29, 2000, respectively, as their effect would have been anti-dilutive.

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)


Stock Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123").

Segment Information

   The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has determined that it conducts its operations in one business segment.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not currently expected to have an impact on our financial condition or results of operations.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 will be required in the Company's first quarter of fiscal year 2001. The effects of applying this guidance, if any, will be reported as a cumulative effect adjustment resulting in a change in accounting principle. The Company's evaluation of SAB 101 is not yet required.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events if they had occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

3. Inventory:

   Inventory consisted of the following (in thousands):

                                                                   July   April
                                                                   31,     29,
                                                                   1999   2000
                                                                  ------ -------
   Raw materials................................................. $2,164 $ 6,058
   Work in process...............................................  3,026   7,091
   Finished goods................................................  1,418  13,492
                                                                  ------ -------
                                                                  $6,608 $26,641
                                                                  ====== =======

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

4. Property and Equipment:

   Property and equipment consisted of the following (in thousands):

                                                                July    April
                                                      July 31,  31,      29,
                                                        1998    1999    2000
                                                      -------- ------  -------
   Computer software and equipment...................   $500   $5,433  $23,275
   Furniture and office equipment....................     27      221      934
   Leasehold improvements............................    --       609    1,184
                                                        ----   ------  -------
                                                         527    6,263   25,393
   Less accumulated depreciation and amortization....    (27)    (975)  (3,940)
                                                        ----   ------  -------
                                                        $500   $5,288  $21,453
                                                        ====   ======  =======

   Depreciation and amortization expense was $27,000, $948,000 and $3,741,000 for the period from inception (February 17, 1998) through July 31, 1998, for the year ended July 31, 1999 and for the nine months ended April 29, 2000, respectively.

5. Commitments and Contingencies:

Capital and Operating Leases

   The Company's office facility is leased under a noncancellable lease that expires in 2002. The lease is collateralized by an irrevocable standby letter of credit in the amount of $92,000, which is collateralized by a U.S. Treasury Bill. Rent expense under operating leases was $27,500 and $266,000 for the period from inception (February 17, 1998) through July 31, 1998 and the year ended July 31, 1999, respectively. At July 31, 1999 future minimum lease payments under all non-cancellable operating leases are as follows, in thousands:

   2000................................................................... $272
   2001...................................................................  319
   2002...................................................................  159
                                                                           ----
   Total future minimum lease payments.................................... $750
                                                                           ====

Letter of Credit

   Included in prepaid expenses and other current assets at July 31, 1999 is a $4 million U.S. Government security which collateralizes a stand-by letter of credit used for inventory purchases made by a third party manufacturer on behalf of the Company. The letter of credit is irrevocable and expired in October 1999.

Notes Payable

   In August 1998, the Company entered into an equipment loan agreement with a bank. Under this loan agreement, the Company may borrow up to $1 million, for the purpose of acquisition of equipment, for a period of ten months. On July 1, 1999 the Company commenced payments to be repaid in thirty equal monthly installments. At July 31, 1999, $967,000 was outstanding under this loan agreement.

   In April 1999, the Company entered into an additional equipment loan agreement with the same bank. Under this loan agreement, the Company may borrow up to $5 million, for the purpose of acquisition of

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

equipment, for a period of six months. At January 31, 2000, the outstanding balance will be converted into a term loan, to be repaid in thirty-six equal monthly installments commencing February 1, 2000. At July 31, 1999, $4,184,000 was outstanding under this loan agreement.

   The interest on the outstanding loan balances is calculated daily at the bank's prime rate, plus .5% (8.5% at July 31, 1999). The loans are collateralized by all the Company's assets, including accounts receivable, inventory and fixed assets. The Company is required to maintain certain financial covenants and tangible net worth calculations. Principal payments under notes payable for the years ended July 31, were as follows: $1,097,000 in 2000; $1,795,000 in 2001; $1,562,000 in 2002 and $697,000 in 2003. In October
1999, the Company paid all outstanding debt with the proceeds of the initial public offering.

6. Stockholders' Equity:

Common Stock

   On October 21, 1999, Sycamore completed its initial public offering ("IPO") in which it sold 22,425,000 shares of common stock at a price to the public of
12.67 per share. The net proceeds of the IPO, after deducting underwriting discounts and other offering expenses, were approximately $263.0 million. Upon the closing of the IPO, all redeemable convertible preferred Stock (Series A, B, C and D) automatically converted to 141,849,675 shares of common stock.

   On March 17, 2000, the Company completed a follow-on public offering of 10,200,000 shares of common stock at $150.25 per share. Of the 10,200,000 shares offered, 8,428,401 shares were sold by the Company and 1,771,599 shares were sold by existing stockholders of the Company. The net proceeds of this offering, to the Company, after deducting underwriting discounts and other expenses, were approximately $1.2 billion.

   In August 1999, the shareholders approved amendments to the Company's Articles of Incorporation to increase the authorized shares of the Company's common stock from 91,000,000 to 250,000,000 shares. This amendment was effective upon the closing of the Company's IPO. In January 2000, the stockholders approved amendments to the Company's Articles of Organization to increase the authorized number of shares of the Company's common stock from 250,000,000 to 1,500,000,000.

   The Company effected the following stock splits in the form of stock dividends: 3-for-1 in August 1999 and 3-for-1 in February 2000. All common shares, common options and per share amounts in the accompanying financial statements have been adjusted to reflect the stock splits.

   The holders of the common stock are entitled to one vote for each share held. The Board of Directors (the "Board") may declare dividends from lawfully available funds, subject to any preferential dividend rights of any outstanding preferred stock and restrictions under the Company's loan agreements. Holders of the common stock are entitled to receive all assets available for distribution on the dissolution or liquidation of the Company, subject to any preferential rights of any outstanding preferred stock.

1998 and 1999 Stock Incentive Plans

   In August 1998, the 1998 Stock Incentive Plan (the "Plan") was adopted by the Board and received stockholder approval on October 19, 1998. A total of 79,695,000 shares of common stock have been reserved for issuance under the Plan. The Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards to officers, employees, directors, consultants and advisors of the Company. No participant may receive any award for more than 1,500,000 shares in any calendar year. Options may be granted at an exercise price less than, equal to or greater than the fair market value on the date of grant. The Board determines the term of each option, the option exercise price, and the vesting terms. Stock options generally expire ten years from the date of grant and vest over five years.

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)


   All employees who have been granted options by the Company under the 1998 Stock Incentive Plan are eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect immediate exercise prior to the original option vesting schedule are subject to the Company's right of repurchase, at the option exercise price, in the event of termination. The Company's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule. As of July 31, 1999, 17,936,100 shares related to immediate option exercises are subject to repurchase by the Company at per share prices ranging from $.01 to $1.00 and 55,916,100 were reserved for future issuance. As of April 29, 2000, 16,812,021 shares related to immediate option exercises are subject to repurchase by the Company at per share prices ranging from $.01 to $12.67.

   In August 1999, the Board approved the 1999 Stock Incentive Plan. The terms and conditions of the 1999 Stock Incentive Plan are similar to the 1998 Stock Incentive Plan. The 1999 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards to officers, employees, directors, consultants and advisors of the Company. Shares not yet issued under the 1998 Stock Incentive Plan will now be available under the 1999 plan. The total amount of shares that may be issued under the 1999 plan is the remaining shares to be issued under the 1998 Stock Incentive Plan plus an annual increase beginning August 1, 2000 of the lesser of 9,000,000 or 5% of the outstanding shares on that date. As of April 29, 2000, there were no shares related to immediate option exercises subject to repurchase by the Company.

Restricted Stock

   Restricted stock may be issued to employees, officers, directors, consultants, and other advisors. Shares acquired pursuant to a restricted stock agreement are subject to a right of repurchase by the Company which lapses as the restricted stock vests. In the event of termination of services, the Company has the right to repurchase unvested shares at the original issuance price. The vesting period is generally five years. The Company issued 22,095,000, and 29,502,936 shares of restricted stock, of which 5,557,500 shares were issued through the 1998 Stock Incentive Plan, for the period from inception (February 17, 1998) through July 31, 1998 and the year ended July 31, 1999, respectively. The number of shares of restricted stock outstanding at July 31, 1999 and April 29, 2000 was 51,597,936, of which 42,296,436 and
30,927,804 were subject to repurchase at their original issuance prices ranging from $.01 to $.11.

1999 Employee Stock Purchase Plan

   In August 1999, the Board approved the Employee Stock Purchase Plan. A total of 2,250,000 shares of common stock have been reserved for issuance under this plan. Eligible employees may purchase common stock at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period. Participation is limited to 10% of an employee's eligible compensation not to exceed amounts allowed by the Internal Revenue Code. On August 1 of each year, commencing with August 1, 2000, the aggregate number of common shares available for purchase during the life of the Employee Stock Purchase Plan shall automatically be increased by the number of common shares necessary to cause the number of common shares available for purchase to be 2,250,000. The initial offering period commenced on the effectiveness of the IPO and ended on April 30, 2000.

1999 Non-Employee Director Option Plan

   In August 1999, the Board approved the 1999 Non-Employee Director Option Plan. A total of 1,500,000 shares of common stock have been reserved for issuance under this plan. As of August 1 of each year,

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

commencing with August 1, 2000, the aggregate number of common shares available for the grant of options under this plan shall automatically be increased by the number of common shares necessary to cause the total number of common shares available for grant to be 1,500,000. The Company granted 270,000 options with a vesting period of three years, as of April 29, 2000.

Deferred Stock Compensation

   In connection with the grant of certain stock options and restricted shares to employees during the period from inception (February 17, 1998) to July 31, 1998, the year ended July 31, 1999 and the nine months ended May 1, 1999 and April 29, 2000, the Company recorded deferred stock compensation of $184,000, $25,159,000, $9,168,000 and $31,701,000, respectively, representing the difference between the deemed fair market value of the common stock on the date of grant and the exercise price. Compensation related to options and restricted shares which vest over time was recorded as a component of stockholders' equity (deficit) and is being amortized over the vesting periods of the related options. During the period from inception (February 17, 1998) to July 31, 1998, the year ended July 31, 1999 and the nine months ended May 1, 1999 and April 29, 2000, the Company recorded compensation expense relating to these options and restricted shares totaling $5,000, $1,409,000, $802,000 and $8,122,000, respectively.

Non-Employee Stock Compensation

   During the year ended July 31, 1999, the Company granted 1,230,300 shares of common stock awards which were fully vested by July 31, 1999 to non-employees and recognized compensation expense of $2,060,000. During the nine months ended April 29, 2000, the Company granted 208,000 shares of common stock awards which were fully vested by April 29, 2000 to non-employees and recognized compensation expense of $1,371,000. The fair value of each stock option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for the year-ended July 31, 1999 and the nine months ended April 29, 2000: a weighted-average risk free interest rate of 5.2% and 6.5%, a weighted-average expected option life of 4 and 3 years, no dividend yield and a 60% and 84% volatility, respectively.

Valuation of Stock Awards

   Had compensation cost of our stock awards been determined in accordance with the provisions of SFAS No. 123, the historical net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                         Period from
                                                          Inception     Year
                                                        (February 17,  Ended
                                                          1998) to    July 31,
                                                        July 31, 1998   1999
                                                        ------------- --------
   As reported
     Net loss..........................................     $(693)    $(19,490)
     Basic and diluted net loss per share..............     $(.18)    $  (2.09)
   Pro forma
     Net loss..........................................     $(807)    $(21,314)
     Basic and diluted net loss per share..............     $(.22)    $  (2.29)

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)


   The fair value of these stock awards at the date of grant was estimated using the Black-Scholes model with the following assumptions:

                                                           Period from   Year
                                                            Inception    Ended
                                                          (February 17,  July
                                                            1998) to      31,
                                                          July 31, 1998  1999
                                                          ------------- -------
   Risk free interest rate...............................        5.4%       4.5%
   Dividend yield........................................          0%         0%
   Expected volatility...................................          0%         0%
   Expected life.........................................    4 years    5 years

   The weighted average grant date fair value of the stock award granted during the period from inception (February 17, 1998) to July 31, 1998 and the year ended July 31, 1999 was $.05 and $.35 per share, respectively. The pro forma effect of applying SFAS No. 123 for prior years is not necessarily representative of pro forma effect to be expected in future years.

   All stock option transactions issued under the stock plans are summarized as follows:

                                                                        Weighted
                                                                        Average
                                                            Number of   Exercise
                                                             Shares      Price
                                                           -----------  --------
   Outstanding at July 31, 1998...........................         --       --
   Options granted........................................  23,280,300   $  .16
   Options exercised...................................... (18,221,400)     .22
   Options cancelled......................................         --       --
                                                           -----------   ------
   Outstanding at July 31, 1999...........................   5,058,900      .45
                                                           ===========   ======
   Options granted........................................  21,932,451    48.08
   Options exercised......................................  (2,350,041)    1.74
   Options cancelled......................................    (162,000)   33.06
                                                           -----------   ------
   Outstanding at April 29, 2000..........................  24,479,310   $42.78
                                                           ===========   ======

   The following table summarizes information about stock options outstanding at July 31, 1999:

                                                                  Vested Options
                               Options Outstanding                  Exercisable
                     --------------------------------------- -------------------------
                      Number of  Weighted Avg. Weighted Avg.             Weighted Avg.
      Range of         Shares      Remaining     Exercise      Number      Exercise
   Exercise Prices   Outstanding Contract Life     Price     Exercisable     Price
   ---------------   ----------- ------------- ------------- ----------- -------------
   $  .04               122,400       9.55         $ .04        90,000       $.04
      .11             1,754,100       9.82           .11        90,000        .11
      .33             1,310,697       9.94           .33       270,000        .33
      .67               640,503       9.98           .67           --         --
     1.00             1,231,200      10.00          1.00           --         --
                      ---------                                -------
   $ .04-
    $1.00             5,058,900       9.91         $ .45       450,000       $.23

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)


   The following table summarizes information about stock options outstanding at April 29, 2000:

                                                                         Vested Options
                         Options Outstanding                               Exercisable
   ------------------------------------------------------------------------------------------
                          Number      Weighted Avg.   Weighted Avg.             Weighted Avg.
        Range of        Outstanding     Remaining       Exercise      Number      Exercise
    Exercise Prices    As of 4/29/00 Contractual Life     Price     Exercisable     Price
   --------------------------------- ---------------- ------------- ----------- -------------
   $  0.04  -  $  1.33   4,976,703         9.20          $  0.67     4,976,703     $  0.67
   $  1.67  -  $  3.33   4,991,472         9.34          $  2.52     4,991,472     $  2.52
   $  3.83  -  $ 51.00   6,252,423         9.61          $ 21.55     6,252,423     $ 21.55
   $ 53.13  -  $109.38   5,331,462         9.74          $ 89.58     5,329,962     $ 89.58
   $110.06  -  $189.94   2,927,250         9.85          $143.16     2,927,250     $143.16
                        ----------         ----          -------    ----------     -------
   $  0.04  -  $189.94  24,479,310         9.53          $ 42.78    24,477,310     $ 42.78

Stockholder Notes Receivable

   At July 31, 1999 and April 29, 2000, the Company held notes receivable in the amount of $360,000 and $280,000, respectively, from stockholders in consideration for the purchase of common stock. The notes are due five years from the date of issuance and are collateralized by the underlying common stock and, consequently, are reflected as a component of stockholders' equity (deficit).

Common Stock Purchase Option

   In March 1999, the Company signed a definitive Purchase and License Agreement (the "Agreement") with a customer to provide certain Company products. Under the terms of the Agreement, the customer also has the right to purchase shares of the Company in the Company's IPO of shares on a national exchange at the IPO price to an upper limit equal to the number of shares, which when multiplied by the initial public offering price, equals 5% of the dollar value of the customer's accumulated purchases of the Company's products and services as of the date of the initial public offering, but in no event more than 5% of the shares offered in the IPO. The ability of the customer to exercise its right to purchase such shares is contingent upon a closing of an IPO. Accordingly, the measurement date for a charge to record this option would be at the closing of the IPO. The Company does not believe that this option will have any material value and any charge will be necessary.

7. Preferred Stock

   The Company's Board authorized 15,792,201 shares of Series A, Series B, Series C and Series D preferred stock ("Series A, Series B, Series C, Series D") at $.01 par value of which 15,761,075 were issued and outstanding at July 31, 1999. Issuances are as follows:

   In February 1998, the Company authorized 6,380,000 shares of Series A preferred stock.

   In February 1998 and April 1998, the Company sold 5,500,000 and 549,450 shares, respectively of Series A at a price of $.91 per share and received proceeds of approximately $5,505,000. In July 1998, the Company issued 137,362 shares of Series A and received proceeds of approximately $125,000 in October 1998.

   In October 1998, the Company sold 2,775,000 shares of Series A at a price of $.91 per share and received proceeds of approximately $2,525,250. In December 1998, the Company authorized 3,625,000 shares of Series B $.01 par value. In December 1998 and February 1999, the Company sold 3,607,062 shares of Series B at a price of $3.50 per share and received proceeds of approximately $12,625,000.

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

   In February 1999, the Company authorized 2,500,000 shares of Series C $.01 par value. In March 1999, the Company sold 2,500,000 shares of Series C at a price of $8.00 per share and received proceeds of approximately $20,000,000.

   In July 1999, the Company authorized 692,201 shares of Series D $.01 par value. In July 1999, the Company sold 692,201 shares of Series D at a price of $21.67 per share and received proceeds of approximately $15,000,000.

   All shares of redeemable convertible preferred stock converted into 141,849,675 shares of common stock at the time of our initial public offering.

   The terms of Series A, Series B, Series C and Series D redeemable convertible preferred stock were as follows:

Conversion

   Each share of Series A, Series B, Series C and Series D may be converted into three shares of common stock at any time at the option of the holder, subject to adjustment for certain events such as a stock split, stock dividend, or stock issuance. At July 31, 1999, Series A, Series B, Series C and Series D are convertible into 141,849,675 shares of common stock. Upon the earlier of the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $3.22 per share and results in proceeds of a least $10,000,000, or the date on which at least 10,000,000 shares of preferred stock have been converted to common stock, all outstanding shares of preferred stock automatically convert into shares of common stock. Upon the closing of the IPO, all redeemable convertible preferred Stock (Series A, B, C and D) automatically converted to 141,849,675 shares of Common Stock.

Dividend and Voting Rights

   When and if declared by the Company's Board, dividends on Series A, Series B, Series C and Series D are payable in cash in preference and prior to any payment of any dividend on common shares. The holders are entitled to the per share amount of dividends or distributions declared for common stock, multiplied by the number of shares of common stock into which the preferred stock is convertible. The holders are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Series A, Series B, Series C and Series D, are convertible as of the date of record.

Liquidation Preference

   In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C and Series D are entitled to receive, prior and in preference to any payment or distribution of any assets or surplus funds of the Company to holders of the common shares, an amount for each share of Series A, Series B, Series C and Series D held, equal to $.91, $3.50, $8.00 and $21.67, respectively, plus any declared and unpaid dividends. The liquidation preferences are subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

Redemption

   If the holders of at least a majority of Series A, Series B, Series C and Series D preferred stock, at any time after February 26, 2004, so demand, the Company will be required to redeem 33% of the shares

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

outstanding, an additional 50% on February 26, 2005 and all shares remaining on February 26, 2006. The redemption prices of each share of Series A, Series B, Series C and Series D are $.91, $3.50, $8.00 and $21.67, respectively plus all declared and unpaid dividends, if any.

   The following table sets forth the redeemable convertible preferred stock activity (in thousands):

                            Series A       Series B       Series C       Series D        Total
                          ------------- -------------- -------------- -------------- --------------
                          Shares Amount Shares Amount  Shares Amount  Shares Amount  Shares Amount
                          ------ ------ ------ ------- ------ ------- ------ ------- ------ -------
Issuance--February
 1998...................  5,500  $5,005                                               5,500 $ 5,005
Issuance--April 1998....    550     500                                                 550     500
Issuance--July 1998.....    137     116                                                 137     116
                          -----  ------                                              ------ -------
Balance--July 31, 1998..  6,187   5,621                                               6,187   5,621
                          -----  ------                                              ------ -------
Issuance--October 1998..  2,775   2,525                                               2,775   2,525
Issuance--December
 1998...................                3,506  $12,270                                3,506  12,270
Issuance--February
 1999...................                  101      355                                  101     355
Issuance--March 1999....                               2,500  $20,000                 2,500  20,000
Issuance--July 1999.....                                               692   $15,000    692  15,000
                          -----  ------ -----  ------- -----  -------  ---   ------- ------ -------
Balance--July 31, 1999..  8,962  $8,146 3,607  $12,625 2,500  $20,000  692   $15,000 15,761 $55,771
                          =====  ====== =====  ======= =====  =======  ===   ======= ====== =======

   In August 1999, the shareholders of the Company approved amendments to the Company's Articles of Incorporation to authorize the issuance of 5,000,000 shares of $.01 par value undesignated preferred stock that may be issued by the Board from time to time in one or more series without stockholder approval. This amendment was effective upon the closing of the Company's IPO.

8. Income Tax:

   The components of the net deferred tax asset are as follows (in thousands):

                                                                         July
                                                               July 31,   31,
                                                                 1998    1999
                                                               -------- -------
   Deferred tax assets:
     Net operating loss carryforwards.........................  $ 122   $ 6,163
     Capitalized start up costs...............................    124        98
     Research and development credits.........................     15       515
     Other....................................................      6        63
                                                                -----   -------
                                                                  267     6,839
   Deferred tax liabilities:
     Depreciation.............................................    --        196
                                                                -----   -------
     Net deferred tax assets..................................    267     6,643
     Valuation allowance......................................   (267)   (6,643)
                                                                -----   -------
                                                                $ --    $   --
                                                                =====   =======

   At July 31, 1999, the Company has available net operating loss carryforwards for federal and state tax income purposes of approximately $16.6 million available to offset future taxable income which expire in varying amounts beginning in 2019 and 2004, respectively. As required by statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and has established a full

                            SYCAMORE NETWORKS, INC.

    (Information for the nine months ended May 1, 1999 and April 29, 2000 is unaudited)

valuation allowance for such assets, which are comprised principally of net operating loss carryforwards. Management reevaluates the positive and negative evidence periodically. The net operating loss carryforwards could be limited in future years if there is a significant change in the Company's ownership.

   During the quarter ended April 29, 2000, the Company reduced its valuation allowance related to its deferred tax asset by $2 million as the realization of such assets became probable. The Company currently estimates that its annual effective income tax rate will be 27.0% for the remainder of its fiscal year ended July 31, 2000 primarily due to the reduction in the valuation allowance and the use of net operating loss carryforwards.

9. Employee Benefit Plan:

   The Company sponsors a defined contribution plan covering substantially all of its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. To date, the Company has made no contributions to the plan.

                             SIROCCO SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Accountants........................................ F-23

Balance Sheets at December 31, 1998 and 1999, and March 31, 2000
 (unaudited)............................................................. F-24

Statements of Operations for the period from inception (July 7, 1998)
 through December 31, 1998 and the year ended December 31, 1999, for the period from inception (July 7, 1998) through December 31, 1999, for the three-month periods ended March 31, 1999 (unaudited) and 2000
 (unaudited), and for the period from inception (July 7, 1998) through
 March 31, 2000 (unaudited).............................................. F-25

Statements of Cash Flows for the period from inception (July 7, 1998)
 through December 31, 1998 and the year ended December 31, 1999, for the period from inception (July 7, 1998) through December 31, 1999, for the three-month periods ended March 31, 1999 (unaudited) and 2000
 (unaudited), and for the period from inception (July 7, 1998) through
 March 31, 2000 (unaudited).............................................. F-26

Statement of Changes in Stockholders' Deficit for the period from inception (July 7, 1998) through December 31, 1998, for the year ended
 December 31, 1999, and for the three-month period ended March 31, 2000
 (unaudited)............................................................. F-27

Notes to Financial Statements............................................ F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Sirocco Systems, Inc.:

   In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholders' deficit present fairly, in all material respects, the financial position of Sirocco Systems, Inc. (the "Company"), a development stage company, at December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from inception (July 7, 1998) through December 31, 1998, for the year ended December 31, 1999, and for the period from inception (July 7, 1998) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
June 4, 2000

                             SIROCCO SYSTEMS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                         December 31,  December     March 31,
                                             1998      31, 1999       2000
                                         ------------ -----------  -----------
                                                                   (unaudited)
                 Assets
Current assets:
  Cash and cash equivalents.............  $ 320,226   $18,900,024  $15,699,525
  Prepaid expenses......................        --        110,335      168,201
  Other current assets..................        --        208,540      732,487
                                          ---------   -----------  -----------
    Total current assets................    320,226    19,218,899   16,600,213
Fixed assets, net (Note 3)..............    103,611     1,404,128    2,707,003
Other assets............................     17,814       503,299       12,299
                                          ---------   -----------  -----------
    Total assets........................  $ 441,651   $21,126,326  $19,319,515
                                          =========   ===========  ===========
  Liabilities, Mandatorily Redeemable
    Preferred Stock and Stockholders'
                 Deficit
Current liabilities:
  Accounts payable......................  $  83,874   $   206,681  $   856,063
  Accrued liabilities...................     28,133       105,744      219,239
  Line of credit, current portion (Note
   4)...................................        --         64,983      171,446
                                          ---------   -----------  -----------
    Total current liabilities...........    112,007       377,408    1,246,748
                                          ---------   -----------  -----------
Line of credit, long-term portion (Note
 4).....................................        --        435,017      350,791
                                          ---------   -----------  -----------
    Total liabilities...................    112,007       812,425    1,597,539
Commitments and contingencies (Note 8)
Mandatorily redeemable preferred stock
 (Note 5):
  Series A redeemable preferred stock,
   $.01 par value; 60,000 shares
   authorized; 60,000 shares issued and
   outstanding..........................    585,037       587,910      588,627
  Series B redeemable preferred stock,
   $.01 par value; 85,000 shares
   authorized; 85,000 shares issued and
   outstanding..........................        --      1,266,463    1,267,214
  Series C redeemable preferred stock,
   $.01 par value; 2,775,000 shares
   authorized; 2,654,548 shares issued
   and outstanding......................        --      5,789,090    5,790,524
  Series D convertible preferred stock,
   $.01 par value; 5,609,757 shares
   authorized; 0, 4,878,049 and
   5,370,047 shares issued and
   outstanding, respectively............        --     17,955,616   19,596,716
                                          ---------   -----------  -----------
    Total mandatorily redeemable
     preferred stock....................    585,037    25,599,079   27,243,081
Stockholders' deficit (Note 6):
  Common stock, $.001 par value;
   18,562,500, 46,749,011 and 46,749,011
   shares authorized, respectively;
   5,045,625, 29,156,529 and 30,607,529
   shares issued, respectively;
   5,045,625, 29,055,279 and 30,506,279
   shares outstanding, respectively.....      5,046        29,055       30,506
  Additional paid-in capital............        --        520,039    1,773,613
  Deficit accumulated during the
   development stage....................   (260,439)   (5,834,272) (11,325,224)
                                          ---------   -----------  -----------
    Total stockholders' deficit.........   (255,393)   (5,285,178)  (9,521,105)
                                          ---------   -----------  -----------
    Total liabilities, mandatorily
     redeemable preferred stock and
     stockholders' deficit..............  $ 441,651   $21,126,326  $19,319,515
                                          =========   ===========  ===========

    The accompanying notes are an integral part of these financial statements.

                             SIROCCO SYSTEMS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                            For the                    For the                                For the
                          Period from                Period from                            Period from
                           Inception                  Inception                              Inception
                             (July                    (July 7,                                (July 7,
                            7, 1998)                    1998)       Three Months Ended         1998)
                            through                    through    ------------------------    through
                          December 31, December 31,   December     March 31,    March 31,    March 31,
                              1998         1999       31, 1999       1999         2000          2000
                          ------------ ------------  -----------  -----------  -----------  ------------
                                                                  (unaudited)  (unaudited)  (unaudited)
Revenue.................   $     --    $       --    $       --   $      --    $       --   $        --
Costs and expenses:
  Research and
   development,
   exclusive of the non-
   cash compensation
   expense of $0,
   $115,000, $115,000,
   $0, $397,000, and
   $512,000,
   respectively.........     216,947     4,024,455     4,241,402     412,988     3,829,368     8,070,770
  Marketing, general and
   administrative,
   exclusive of the non-
   cash compensation
   expense of $0,
   $64,000, $64,000, $0,
   $135,000, and
   $199,000,
   respectively.........      48,183     1,650,829     1,699,012     174,030     1,309,740     3,008,752
  Non-cash compensation
   expense..............         --        179,000       179,000         --        532,000       711,000
                           ---------   -----------   -----------  ----------   -----------  ------------
    Total costs and
     expenses...........     265,130     5,854,284     6,119,414     587,018     5,671,108    11,790,522
                           ---------   -----------   -----------  ----------   -----------  ------------
Interest income, net....       8,242       291,451       299,693       8,242       185,102       484,795
                           ---------   -----------   -----------  ----------   -----------  ------------
Net loss................    (256,888)   (5,562,833)   (5,819,721)   (578,776)   (5,486,006)  (11,305,727)
                           ---------   -----------   -----------  ----------   -----------  ------------
Preferred stock
 accretion..............         --        (11,000)      (11,000)     (1,199)       (4,946)      (15,946)
                           ---------   -----------   -----------  ----------   -----------  ------------
Net loss attributable to
 common stockholders....   $(256,888)  $(5,573,833)  $(5,830,721) $ (579,975)  $(5,490,952) $(11,321,673)
                           =========   ===========   ===========  ==========   ===========  ============
Basic and diluted net
 loss per share
 attributable to common
 stockholders...........   $   (0.07)  $     (0.24)  $     (0.35) $    (0.04)  $     (0.19) $      (0.61)
Shares used in computing
 basic and diluted net
 loss per share
 attributable to common
 stockholders...........   3,767,960    22,891,042    16,622,334  13,570,875    29,637,795    18,490,483

    The accompanying notes are an integral part of these financial statements.

                             SIROCCO SYSTEMS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

                                                                      Three Months Ended
                                                                    ------------------------
                            For the
                          Period from
                           Inception                 For the Period
                            (July 7,                 from Inception                           For the Period
                             1998)                   (July 7, 1998)                           from Inception
                            through                     through                               (July 7, 1998)
                          December 31, December 31,   December 31,   March 31,    March 31,   through March
                              1998         1999           1999         1999         2000         31, 2000
                          ------------ ------------  -------------- -----------  -----------  --------------
                                                                    (unaudited)  (unaudited)   (unaudited)
Cash flows from
 operating activities:
 Net loss...............   $(256,888)  $(5,562,833)   $(5,819,721)  $ (578,776)  $(5,486,006)  $(11,305,727)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization..........       3,479       146,170        149,649       10,319       178,924        328,573
 Non-cash compensation
  expense...............         --        179,000        179,000          --        532,000        711,000
 Decrease (increase) in
  other assets..........     (17,814)       14,515         (3,299)      14,714       491,000        487,701
 Increase in prepaid
  expenses..............         --       (110,335)      (110,335)     (15,019)      (57,866)      (168,201)
 Increase in other
  current assets........         --       (208,540)      (208,540)     (20,832)     (523,947)      (732,487)
 Increase in accounts
  payable and accrued
  expenses..............     112,007       200,418        312,425       37,358       762,877      1,075,302
                           ---------   -----------    -----------   ----------   -----------   ------------
  Net cash used in
   operating
   activities...........    (159,216)   (5,341,605)    (5,500,821)    (552,236)   (4,103,018)    (9,603,839)
                           ---------   -----------    -----------   ----------   -----------   ------------
Cash flows from
 investing activities:
 Purchases of marketable
  securities............         --       (500,000)      (500,000)         --            --        (500,000)
 Purchases of fixed
  assets................    (107,090)   (1,446,687)    (1,553,777)    (103,153)   (1,481,799)    (3,035,576)
                           ---------   -----------    -----------   ----------   -----------   ------------
  Net cash used in
   investing activities:    (107,090)   (1,946,687)    (2,053,777)    (103,153)   (1,481,799)    (3,535,576)
                           ---------   -----------    -----------   ----------   -----------   ------------
Cash flows from
 financing activities:
 Proceeds from sale of
  common stock, net.....       1,495       365,048        366,543       38,706       180,025        546,568
 Proceeds from sale of
  preferred stock, net..     585,037    25,003,042     25,588,079    1,264,927     1,639,056     27,227,135
 Proceeds from issuance
  of debt and warrants..         --        500,000        500,000          --        565,237      1,065,237
                           ---------   -----------    -----------   ----------   -----------   ------------
  Net cash provided by
   financing
   activities...........     586,532    25,868,090     26,454,622    1,303,633     2,384,318     28,838,940
                           ---------   -----------    -----------   ----------   -----------   ------------
Net increase in cash....     320,226    18,579,798     18,900,024      648,244    (3,200,499)    15,699,525
Cash at beginning of
 period.................         --        320,226            --       320,226    18,900,024            --
                           ---------   -----------    -----------   ----------   -----------   ------------
Cash at end of period...   $ 320,226   $18,900,024    $18,900,024   $  968,470   $15,699,525   $ 15,699,525
                           ---------   -----------    -----------   ----------   -----------   ------------
Supplemental disclosure
 of cash flow
 information:
  Cash paid for
   interest.............   $     --    $    16,210    $    16,210   $      --    $    29,931   $     46,141

    The accompanying notes are an integral part of these financial statements.

                             SIROCCO SYSTEMS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                             Deficit
                                                           Accumulated
                             Common Stock      Additional   During the       Total
                          -------------------   Paid-In    Development   Stockholders'
                            Shares    Amount    Capital       Stage         Deficit
                          ----------  -------  ----------  ------------  -------------
Balance at inception....         --   $   --   $      --   $        --    $       --
Issuance of common
 stock..................   5,045,625    1,495         --            --          1,495
Stock splits............         --     3,551         --         (3,551)          --
Net loss................         --       --          --       (256,888)     (256,888)
                          ----------  -------  ----------  ------------   -----------
Balance at December 31,
 1998...................   5,045,625    5,046         --       (260,439)     (255,393)
                          ----------  -------  ----------  ------------   -----------
Issuance of common stock
 and stock options......  24,110,904   24,110     520,241           --        544,351
Common stock
 repurchased............    (101,250)    (101)       (202)          --           (303)
Net loss attributable to
 common stockholders....         --       --          --     (5,573,833)   (5,573,833)
                          ----------  -------  ----------  ------------   -----------
Balance at December 31,
 1999...................  29,055,279   29,055     520,039    (5,834,272)   (5,285,178)
                          ----------  -------  ----------  ------------   -----------
Issuance of common stock
 and stock options
 (unaudited)............   1,451,000    1,451   1,253,574           --      1,255,025
Net loss attributable to
 common stockholders
 (unaudited)............         --       --          --     (5,490,952)   (5,490,952)
                          ----------  -------  ----------  ------------   -----------
Balance at March 31,
 2000 (unaudited).......  30,506,279  $30,506  $1,773,613  $(11,325,224)  $(9,521,105)
                          ==========  =======  ==========  ============   ===========



    The accompanying notes are an integral part of these financial statements.

                             SIROCCO SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Operations of the Company

   Sirocco Systems, Inc. (the "Company") was incorporated in Delaware on July 7, 1998. The Company was established to develop, market and sell state-of-the-art communications optical networking equipment. Since inception, the Company has concentrated its efforts on developing prototype designs. The Company is considered a development stage company, as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises" because its principal operations have not yet commenced.

   As of March 31, 2000, the Company has an accumulated deficit of $11,325,224 (unaudited) since inception. The Company has funded its operating losses through the issuance of debt and equity securities. The Company has raised additional capital in 2000 (Note 9) and management believes that these proceeds, when combined with existing cash on hand at December 31, 1999, will be adequate to fund the Company's cash requirements through at least January 1, 2001. During 2000, in the event the Company is unsuccessful in achieving either its planned revenue generation or operating cash flows, management believes it could utilize its existing available line of credit and reduce costs and expenses sufficiently to fund operations for the balance of 2000. In the event the Company is unsuccessful in achieving the above, the Company's financial position, results of operations and cash flows could be adversely impacted.

2. Summary of Significant Accounting Policies

   Significant accounting policies followed in the preparation of these financial statements are as follows:

Unaudited Interim Financial Data

   The financial information as of March 31, 2000, for the three-month periods ended March 31, 1999 and 2000, and for the period from inception (July 7, 1998) through March 31, 2000 is unaudited. In the opinion of management, the interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for any future period.

Net Loss Per Share

   Net loss per share has been computed by dividing the net loss attributable to common stockholders by the weighted average common shares outstanding. No effect has been given to the exercise of common stock options, stock warrants and redeemable convertible preferred stock, since the effect would be antidilutive for all reporting periods.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities as of the purchase date of three months or less to be cash equivalents. The Company invests excess cash primarily in a money market fund at a major financial institution, which is subject to minimal credit and market risk. At December 31, 1999 and March 31, 2000 (unaudited), the Company held marketable securities of $500,000 invested in a certificate of deposit that matures in 2001.

                             SIROCCO SYSTEMS, INC.

Fixed Assets

   Fixed assets are stated at cost, less accumulated depreciation. The Company periodically reviews the carrying value of its fixed assets to assess recoverability based upon expectations of non-discounted cash flows from operations. Leasehold improvements are amortized over the shorter of the useful life of the improvement or the lease term.

   Depreciation is computed using the straight-line method over the following estimated useful lives:

   Equipment............................................................ 3 years
   Software............................................................. 3 years
   Furniture............................................................ 7 years

Stock Compensation

   The Company applies APB Opinion 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock option plan and stock awards. Under APB 25, compensation expense is recognized to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award.

   The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company will continue to account for its stock option plans in accordance with the provisions of APB 25.

Research and Development Activities

   Research and development costs are expensed as incurred.

Income Taxes

   The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Comprehensive Income (Loss)

   Comprehensive income is defined as the changes in equity other than transactions resulting from investments by owners and distributions to owners. The Company's comprehensive loss for 1998 and 1999, and for three-month periods ended March 31, 1999 (unaudited) and 2000 (unaudited), is the same as its reported net loss.

Recent Accounting Pronouncements

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion

                             SIROCCO SYSTEMS, INC.

No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 25, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

3. Fixed Assets

                                          December 31, December 31,  March 31,
                                              1998         1999        2000
                                          ------------ ------------ -----------
                                                                    (unaudited)
   Equipment.............................   $ 72,995    $1,048,935  $1,517,498
   Furniture.............................     11,076        71,315     325,320
   Software..............................     23,019       333,019     826,353
   Leasehold improvements................        --        100,508     366,405
                                            --------    ----------  ----------
                                             107,090     1,553,777   3,035,576
   Less accumulated depreciation.........     (3,479)     (149,649)   (328,573)
                                            --------    ----------  ----------
                                            $103,611    $1,404,128  $2,707,003
                                            --------    ----------  ----------

   Depreciation expense for the period from inception (July 7, 1998) through December 31, 1998, for the year ended December 31, 1999 and for the three month periods ended March 31, 1999 and 2000 was $3,479, $146,170, $10,319 (unaudited)
and $178,924 (unaudited), respectively.

4. Line of Credit

   In May 1999, the Company entered into a $500,000 revolving line of credit financing agreement for equipment purchases. The line of credit allows for drawdowns through June 2000 for equipment purchases, then converts into a term loan payable in equal monthly installments through May 2003. Interest is computed based on the average daily balance outstanding, at a per annum rate of 0.5% above the prime rate. All assets of the Company have been pledged as collateral and the agreement contains covenants and restrictions relating to asset protection, financial condition, dividends, investments, and certain other matters including the covenant that the Company will not effect a business combination without consent.

   In January 2000, the Company refinanced its line of credit and increased the amount available under the credit facility to $7.5 million, of which $2.5 million is available for equipment purchases and $5.0 million is available as a working capital line. In connection with this refinancing, the Company also issued the lenders warrants to purchase 189,702 shares of the Company's Series D Preferred Stock, at a price per share of $3.69. The warrants are fully exercisable upon date of issuance and expire in January 2010. At December 31, 1999 and March 31, 2000, $500,000 and $1,029,237 (unaudited) was outstanding under the line of credit, respectively, and the stated interest rates were 9.0% and 10.0% (unaudited), respectively.

5. Preferred Stock

   In August 1998, the Company's Board of Directors authorized 60,000 shares of Series A redeemable preferred stock with a par value of $0.01 ("Series A Preferred Stock"). The Company issued 60,000 shares of Series A Preferred Stock at $9.99 per share and 2,025,000 shares of Common Stock at $0.0003 per share for gross proceeds of $600,000.

                             SIROCCO SYSTEMS, INC.

   In January 1999, the Company's Board of Directors authorized 85,000 shares of Series B redeemable preferred stock with a par value of $0.01 ("Series B Preferred Stock"). The Company issued 85,000 shares of Series B Preferred Stock at $14.99 per share and 2,868,750 shares of Common Stock at $0.0003 per share for gross proceeds of $1,275,000.

   In April 1999, the Company's Board of Directors authorized 2,775,000 shares of Series C redeemable preferred stock with a par value of $0.01 ("Series C Preferred Stock"). The Company issued 2,654,548 shares of Series C Preferred Stock at $2.19 per share and 8,959,100 shares of Common Stock at $0.003 per share for gross proceeds of $5,840,006.

   In October 1999, the Company's Board of Directors authorized 5,609,757 shares of convertible preferred stock with a par value of $0.01, ("Series D Preferred Stock"). The Company issued 4,878,049 shares of Series D Preferred Stock at $3.69 per share for gross proceeds of $18,000,000.

   In the event of liquidation, dissolution or winding up of the Company, the holders of Series A, B, C and D Preferred Stock shall first receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock, an amount equal to $9.99, $14.99, $2.19 and $3.69 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, plus any declared but unpaid dividends, respectively. A merger, consolidation or sale of the Company is considered a liquidation event entitling the holders of the preferred stock to the liquidation preference described above, however, the majority of preferred stockholders may elect to not treat such events as a liquidation event. All holders of Preferred Stock shall not be entitled to vote, but shall be entitled to notice of any such stockholders' meeting in accordance with the by-laws of the Company as if such holders were holders of the Common Stock.

   Beginning on June 30, 2003, each issued and outstanding share of Series A, Series B and Series C Preferred Stock shall be entitled to receive cumulative preferential dividends, payable in cash or common stock at the option of the holder, at the annual rate of $1.20 per share of Series A Preferred Stock, $1.80 per share of Series B Preferred Stock and $0.264 per share of Series C Preferred Stock, payable quarterly, in arrears, on each of March 31, June 30, September 30 and December 31. Such dividends shall be cumulative so that if such dividends in respect of any previous or current dividend period, at the aforesaid rate, shall not have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid on or declared and set apart from any other shares of its capital stock. Each issued and outstanding share of Series D Preferred Stock shall be entitled to receive annual preferential dividends of $0.30, payable when, if and as declared by the Board of Directors. Dividends on the Series D Preferred Stock are not cumulative. The annual dividend rate per share applicable to the Preferred Stock shall be equitably adjusted whenever there shall occur a stock split, combination, stock dividend, reclassification or other similar event affecting the Preferred Stock. No dividends shall be paid on the Common Stock unless and until the full dividend for the relevant period shall have been paid, or set aside for payment, on the Preferred Stock.

 Series A, B, and C Mandatorily Redeemable Preferred Stock

   Unless otherwise requested by the holders of a majority of the Series A Preferred Stock, the Company shall redeem the Series A Preferred Stock then outstanding on the earlier of (i) August 7, 2003 (the "First Series A Redemption Date"), August 7, 2004 (the "Second Series A Redemption Date"), and August 7, 2005 (the "Third Series A Redemption Date"), each on demand of the holders of a majority of the Series A Preferred Stock then outstanding; (ii) the date there is a change in control of the Company through merger, consolidation or acquisition of the Company (the "Acquisition Redemption Date"); or (iii) the date 10 days after the closing of a firm commitment underwritten public offering of the Company yielding aggregate net proceeds to the Company of at least $10,000,000 at a price per share of Common Stock of at least $3.00, (the "IPO Redemption Date"). On the Acquisition Redemption Date or IPO Redemption Date, the Company shall

                             SIROCCO SYSTEMS, INC.

redeem from each holder of Series A Preferred Stock, the total shares of Series A Preferred Stock held by such holder at a price per share equal to $9.99 plus any declared or accrued, but unpaid, dividends. With respect to the First Series A Redemption Date, the Company shall redeem one-third of the shares, with respect to the Second Series A Redemption Date, the Company shall redeem one-half of the remaining shares and with respect to the Third Series A Redemption Date, the Company shall redeem all remaining shares, each at a price of $9.99 per share, plus any declared or accrued, but unpaid, dividends.

   Unless otherwise requested by the holders of a majority of the Series B Preferred Stock, the Company shall redeem the Series B Preferred Stock then outstanding on the earlier of (i) January 8, 2004 (the "First Series B Redemption Date"), January 8, 2005 (the "Second Series B Redemption Date"), and January 8, 2006 (the "Third Series B Redemption Date"), each on demand of the holders of a majority of the Series B Preferred Stock then outstanding; (ii) the Acquisition Redemption Date; or (iii) the IPO Redemption Date. On the applicable Series B Redemption Date, the Company shall redeem from each holder of Series B Preferred Stock, the shares of Series B Preferred Stock held by such holder at a price per share equal to $14.99 plus any declared or accrued, but unpaid, dividends. With respect to the First Series B Redemption Date, the Company shall redeem one-third of the shares, with respect to the Second Series B Redemption Date, the Company shall redeem one-half of the remaining shares and with respect to the Third Series B Redemption Date, the Company shall redeem all remaining shares, each at a price of $14.99 per share, plus any declared or accrued, but unpaid, dividends.

   Unless otherwise requested by the holders of a majority of the Series C Preferred Stock then outstanding, the Company shall redeem the Series C Preferred Stock then outstanding on the earlier of (i) April 14, 2004 (the "First Series C Redemption Date"), April 14, 2005 (the "Second Series C Redemption Date"), and April 14, 2006 (the "Third Series C Redemption Date"), each on demand of the holders of a majority of the Series C Preferred Stock then outstanding; (ii) the Acquisition Redemption Date; or (iii) the IPO Redemption Date. On the applicable Series C Redemption Date, the Company shall redeem from each holder of Series C Preferred Stock, the shares of Series C Preferred Stock held by such holder at a price per share equal to $2.19 plus any declared or accrued, but unpaid, dividends. With respect to the First Series C Redemption Date, the Company shall redeem one-third of the shares, with respect to the Second Series C Redemption Date, the Company shall redeem one-half of the remaining shares and with respect to the Third Series C Redemption Date, the Company shall redeem all remaining shares, each at a price of $2.19 per share, plus any declared or accrued, but unpaid, dividends.

 Series D Convertible Preferred Stock

   Each issued and outstanding share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.69 by the Conversion Price in effect at the time of conversion. The "Conversion Price" at which shares of Common Stock shall be deliverable upon conversion of Series D Preferred Stock was initially $3.69 per share. As a result of subsequent stock splits, the Conversion Price is $2.46 per share.

   All outstanding shares of Series D Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Price applicable to such shares upon the closing of an underwritten, firm commitment public offering pursuant to an effective registration statement in which the price to the public is at least $7.28 per share and the aggregate gross proceeds are not less than $20 million.

6. Stockholders' Deficit

 Common Stock

   In August 1998, the Company's Board of Directors authorized 18,562,500 shares of common stock with a par value of $0.001 per share. In August 1998, in conjunction with the issuance of the Series A Preferred Stock, the Company issued 2,025,000 shares of common stock to the Series A Preferred Stock investor.

                             SIROCCO SYSTEMS, INC.

   In January 1999, the Company's Board of Directors increased the authorized shares of common stock to 21,937,500 shares. In conjunction with the issuance of the Series B Preferred Stock, the Company issued 2,868,750 shares of common stock to Series B Preferred Stock investors.

   In April 1999, the Company's Board of Directors increased the authorized shares of common stock to 34,171,875 shares. In conjunction with the issuance of the Series C Preferred Stock, the Company issued 8,959,100 shares of common stock to Series C Preferred Stock investors.

   In December 1999, the Company's Board of Directors increased the authorized shares of common stock to 46,749,011 shares.

 Stock Splits

   In 1999, the Company executed various stock splits of its common stock. The par value of common stock was changed from $0.01 per share to $0.001 per share. In March 2000, the Company executed a 3-for-2 stock split of its common stock. All common stock shares, common stock options, and related prices per share have been adjusted in the financial statements and footnotes to reflect the effects of these splits of the Company's Common Stock.

 1998 Stock Plan

   The Company's Board of Directors adopted the 1998 Stock Plan (the "Plan") in August 1998. The Plan permits the granting of stock, incentive stock options and non-qualified stock options to employees, directors, officers and consultants of the Company not to exceed in the aggregate 18,337,500 shares of Common Stock. The Common Stock purchased is generally restricted as it is subject to repurchase in the event an employee ceases to be employed by the Company, or a consultant ceases to perform services for the Company. In these events, the Company may repurchase all or any part of the unvested shares at their original purchase price. This repurchase option expires ratably over 5 years. In general, stock purchased and options granted under the Plan vest ratably over a five year period and expire no later than ten years from the date of grant. In addition, certain shares of common stock purchased and options granted automatically accelerate upon a change in control.

   During 1999 and 1998 under the Plan, employees purchased 11,885,140 and 2,885,625 shares of restricted Common Stock, and nonemployees purchased 397,914 and 135,000 shares of restricted Common Stock, respectively, at prices ranging from $0.001 to $0.25 per share, subject to a vesting schedule. At December 31, 1999, 1,466,193 shares of the total restricted stock shares purchased by employees and nonemployees are vested. For the year ended December 31, 1999 and the period ended December 31, 1998, the weighted average fair value of restricted common stock on date of issuance was $0.08 and nil, respectively. In addition, during 1999, the Company granted options to purchase 281,250 shares of common stock to its employees. During 1999, the Company repurchased 101,250 shares of common stock, which are held in treasury. At December 31, 1999 and 1998 there were 2,542,571 and 13,516,875 shares available under the Plan, respectively.

   A summary of stock option activity under the Plan is as follows:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                              Shares   Price
                                                              ------- --------
   Outstanding at January 1, 1999............................     --    $--
   Granted................................................... 281,250   0.25
                                                              -------
   Outstanding at December 31, 1999 (0 shares exercisable)... 281,250   0.25
                                                              -------
   Weighted average fair value of options granted during
    1999.....................................................     --    2.28

                             SIROCCO SYSTEMS, INC.

   The following table summarizes additional information about stock options outstanding at December 31, 1999:

                                Options Outstanding                        Options Exercisable
                --------------------------------------------------- ----------------------------------
    Range of         Number                                              Number
    Exercise     Outstanding at   Weighted Average Weighted Average  Outstanding at   Weighted Average
     Prices     December 31, 1999  Remaining Life   Exercise Price  December 31, 1999  Exercise Price
    --------    ----------------- ---------------- ---------------- ----------------- ----------------
   $0.00-$0.25       281,250            9.85            $0.25              --               --

   If compensation expense had been recognized based on the fair value of options at their grant date, in accordance with SFAS 123, the net loss for the year ended December 31, 1999 and 1998 would have been as follows:

                                                         1998        1999
                                                       ---------  -----------
   Net loss attributable to common stockholders:
     As reported...................................... $(256,888) $(5,573,833)
     Pro forma........................................  (256,888)  (5,580,033)
   Basic and diluted net loss per share attributable
    to common stockholders:
     As reported...................................... $   (0.07) $     (0.24)
     Pro forma........................................     (0.07)       (0.24)

   The fair value of each option grant and restricted stock award is estimated on the date of issuance using the minimum value Black-Scholes pricing model with the following weighted-average assumptions: dividend yield of 0%, expected volatility of 0%, weighted average risk-free interest rate of 6.1% and expected lives of 5 years.

   Deferred compensation of approximately $1,560,000 and $12,293,000 (unaudited), has been attributed to those restricted common stock purchased and common stock options granted to employees as of December 31, 1999 and March 31, 2000 (unaudited), with a purchase price, in the case of restricted common stock purchased, or an exercise price, in the case of common stock options granted, below estimated fair value. Stock compensation expense is recognized over the five year vesting period and totaled $50,000 and $251,000 (unaudited), for the year ended December 31, 1999 and the three-month period ended March 31, 2000, respectively.

   As of December 31, 1999, the Company has issued 532,914 shares of restricted common stock to consultants, subject to a vesting schedule, generally 1 to 3 years. The Company records compensation expense on such stock awards at fair value as the stock restriction period lapses, which generally follows the period service is performed. For the year ended December 31, 1999 and the three-month period ended March 31, 2000, such expense was $129,000 and $281,000 (unaudited), respectively.

7. Income Taxes

   The Company's gross deferred tax assets and liabilities were as follows:

                                                      December 31, December 31,
                                                          1998         1999
                                                      ------------ ------------
   Gross deferred tax assets:
     Carryforwards:
       Net operating losses..........................  $ 108,000   $ 2,082,000
       Research and development credits..............     21,000       483,000
     Other...........................................      3,000        34,000
                                                       ---------   -----------
                                                         132,000     2,599,000
                                                       ---------   -----------
   Gross deferred tax liability:
     Depreciation....................................     (8,000)      (22,000)
                                                       ---------   -----------
   Less: valuation allowance.........................   (124,000)   (2,577,000)
                                                       ---------   -----------
                                                       $     --    $       --
                                                       ---------   -----------

                             SIROCCO SYSTEMS, INC.

   The Company has provided a valuation allowance for the full amount of the deferred tax assets in excess of the deferred tax liability since management has not determined the realization of these future benefits to be more likely than not.

   At December 31, 1999, the Company had approximately $5,465,000 of federal net operating loss carryforwards that begin to expire in the year 2013, approximately $5,465,000 of state net operating loss carryforwards that begin to expire in the year 2002, federal research and development tax credit carryforwards of approximately $430,000 that begin to expire in the year 2018, and state research and development tax credit carryforwards of approximately $53,000 that begin to expire in the year 2002.

   The amount of the net operating loss and research and development tax credit carryforwards that may be utilized annually to offset future taxable income and tax liability may be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

8. Commitments and Contingencies

   The Company leases space in two facilities under operating leases. Aggregate future minimum lease payments under non-cancellable operating leases are as follows:

   2000.............................................................. $  496,147
   2001..............................................................    599,895
   2002..............................................................    469,791
   2003..............................................................    477,248
   2004..............................................................    477,248
                                                                      ----------
     Total........................................................... $2,520,329
                                                                      ==========

   Rent expense under non-cancellable operating leases for 1999 and 1998 was approximately $106,773 and $10,250, respectively.

9. Subsequent Events

   From January to March 2000, the Company issued an additional 437,412 shares of Series D Convertible Preferred Stock for gross proceeds of $1,614,050. In addition, the Company issued another 54,586 shares of Series D Convertible Preferred Stock to third party service providers in exchange for services.

                                    PART II

           INFORMATION NOT REQUIRED IN THE PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements may require the Registrant, among other things, to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   The Registrant expects to obtain liability insurance for its officers and directors.

Item 21. Exhibits and Financial Statement Schedules.

 Exhibit No.
 -----------
 ******2.1   Agreement and Plan of Merger, dated as of June 5, 2000, by and among Sycamore Networks, Inc., Tropical Acquisition Corporation
             and Sirocco Systems, Inc. (included as Appendix A to the proxy statement/prospectus forming a part of this Registration
             Statement)

   ****3.1   Amended and Restated Certificate of Incorporation of Sycamore
             Networks, Inc.

   ****3.2 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sycamore Networks, Inc.

   ****3.3   Amended and Restated By-Laws of Sycamore Networks, Inc.

     **4.1   Specimen common stock certificate

   ****4.2   See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of
             Incorporation and By-Laws of Sycamore Networks, Inc. defining the rights of holders of common stock of Sycamore Networks, Inc.

     **4.3   Second Amended and Restated Investor Rights Agreement dated
             February 26, 1999, as amended by Amendment No. 1 dated as of July
             23, 1999

   ****4.4 Amendment No. 2 dated as of August 5, 1999 to the Second Amended and Restated Investor Rights Agreement dated February 26, 1999

   ****4.5   Amendment No. 3 dated as of September 20, 1999 to the Second
             Amended and Restated Investor Rights Agreement dated February 26,
             1999

   ****4.6   Amendment No. 4 dated as of February 11, 2000 to the Second
             Amended and Restated Investor Rights Agreement dated February 26,
             1999

       5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of securities being registered

      *8.1 Opinion of Day, Berry & Howard LLP regarding certain tax aspects of the merger

      *8.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax aspects of the merger

    **10.1   1998 Stock Incentive Plan, as amended

    **10.2   1999 Non-Employee Directors' Option Plan

   **+10.3   Purchase and License Agreement between Sycamore Networks, Inc. and
             Williams Communications, Inc. dated March 5, 1999

  ***+10.4   Addendum to Purchase and License Agreement between Sycamore
             Networks, Inc. and Williams Communications, Inc. dated November
             21, 1999

 ****+10.5   Manufacturing Services Agreement between Sycamore Networks, Inc.
             and Celestica Corporation dated February 9, 2000

     **10.6  Lease dated as of December 21, 1998 between BerCar II LLC, a
             Massachusetts limited liability company and Sycamore Networks, Inc. regarding 10 Elizabeth Drive, Chelmsford, MA

     **10.7  1999 Stock Incentive Plan

     **10.8  Lease Agreement between WA/TIB Real Estate Limited Partnership and
             Sycamore Networks, Inc. effective September 20, 1999

    ***10.9 Form of Indemnification Agreement between Sycamore, the Directors of Sycamore Networks, Inc. and executive officers of Sycamore
             Networks, Inc. each dated November 17, 1999

    ***10.10 Form of Change in Control Agreement between Sycamore Networks,
             Inc. and executive officers of Sycamore Networks, Inc. each dated
             November 17, 1999

    ***10.11 Promissory Note and Pledge Agreement dated October 20, 1999 between Sycamore Networks, Inc. and Kevin Oye, Vice President of
             Business Development

   ****10.12 Promissory Note dated February 5, 1999 between Sycamore Networks,
             Inc. and Eric Swanson

   ****10.13 Promissory Note dated June 16, 1999 between Sycamore Networks,
             Inc. and Eric Swanson

   ****10.14 Lease Agreement between Sycamore Networks, Inc. and New Boston
             Mill Road Limited Partnership dated March 8, 2000

   ****10.15 Assignment of Subleases between Sycamore Networks, Inc. and
             Thermedics Detection, Inc. dated March 8, 2000

  *****10.16 Lease Agreement between Sycamore Networks, Inc. and Farley White
             Associates, LLC dated March 23, 2000

 ******10.17 Amended Voting Agreement dated as of June 5, 2000, by and among
             Sycamore Networks, Inc., Sirocco Systems, Inc. and the
             Stockholders named therein (included as Appendix B to the proxy statement/prospectus forming a part of this Registration
             Statement)

      *23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.2, respectively)

       23.2  Consent of PricewaterhouseCoopers LLP (Boston, Massachusetts)

       23.3  Consent of PricewaterhouseCoopers LLP (Hartford, Connecticut)

      *23.4 Consent of Day, Berry & Howard LLP (included as part of its opinion filed as Exhibit 8.1)

  *****24.1  Powers of Attorney (see signature page for previous filing)

       99.1  Form of Proxy Card

 ******99.2  Form of Escrow Agreement, by and among Sycamore Networks, Inc., the Stockholder Representative named therein and the Escrow Agent named therein (included as Appendix C to the proxy statement/prospectus forming a part of this Registration
             Statement)

--------
     * To be filed by amendment.
    ** Incorporated by reference to Sycamore Networks, Inc.'s Registration
       Statement on Form S-1 (Registration Statement No. 333-84635).
   *** Incorporated by reference to Sycamore Networks, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 filed with the Commission on December 13, 1999.
  **** Incorporated by reference to Sycamore Networks Inc.'s Registration
       Statement on Form S-1 (Registration Statement No. 333-30630)
 ***** Incorporated by reference to Sycamore Networks Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2000 filed with the Commission on June 12, 2000.

****** Previously filed in Sycamore Networks, Inc.'s Registration Statement on
       Form S-4 (Registration Statement No. 333-40146).
+ Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

Item 22. Undertakings.

   The undersigned registrant hereby undertakes:

   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts, on this 14th day of August, 2000.

                                          Sycamore Networks, Inc.

                                                    /s/ Daniel E. Smith
                                          By: _________________________________
                                                     Daniel E. Smith
                                              President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities on this 14th day of August, 2000.

       /s/ Gururaj Deshpande           Chairman of the Board of Directors
______________________________________
          Gururaj Deshpande

       /s/ Daniel E. Smith             President, Chief Executive Officer and Director
______________________________________
           Daniel E. Smith

      /s/ Frances M. Jewels            Chief Financial Officer, Vice President, Finance
______________________________________  and Administration, Secretary and Treasurer
          Frances M. Jewels

       /s/ Timothy Barrows             Director
______________________________________
           Timothy Barrows

        /s/ Paul J. Ferri              Director
______________________________________
            Paul J. Ferri

        /s/ John W. Gerdelman          Director
______________________________________
          John W. Gerdelman

                                 EXHIBIT INDEX

  Exhibit
    No.                                 Description
  -------                               -----------
  ******2.1 Agreement and Plan of Merger, dated as of June 5, 2000, by and among Sycamore Networks, Inc., Tropical Acquisition Corporation and
            Sirocco Systems, Inc. (included as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement)

    ****3.1 Amended and Restated Certificate of Incorporation of Sycamore
            Networks, Inc.

    ****3.2 Certificate of Amendment to the Amended and Restated Certificate of
            Incorporation of Sycamore Networks, Inc.

    ****3.3 Amended and Restated By-Laws of Sycamore Networks, Inc.

      **4.1 Specimen common stock certificate

    ****4.2 See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of
            Incorporation and By-Laws of Sycamore Networks, Inc. defining the rights of holders of common stock of Sycamore Networks, Inc.

      **4.3 Second Amended and Restated Investor Rights Agreement dated
            February 26, 1999, as amended by Amendment No. 1 dated as of July
            23, 1999

    ****4.4 Amendment No. 2 dated as of August 5, 1999 to the Second Amended and Restated Investor Rights Agreement dated February 26, 1999

    ****4.5 Amendment No. 3 dated as of September 20, 1999 to the Second
            Amended and Restated Investor Rights Agreement dated February 26,
            1999

    ****4.6 Amendment No. 4 dated as of February 11, 2000 to the Second Amended and Restated Investor Rights Agreement dated February 26, 1999

        5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of securities being registered

       *8.1 Opinion of Day, Berry & Howard LLP regarding certain tax aspects of the merger

       *8.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax aspects of the merger

     **10.1 1998 Stock Incentive Plan, as amended

     **10.2 1999 Non-Employee Directors' Option Plan

    **+10.3 Purchase and License Agreement between Sycamore Networks, Inc. and
            Williams Communications, Inc. dated March 5, 1999

   ***+10.4 Addendum to Purchase and License Agreement between Sycamore
            Networks, Inc. and Williams Communications, Inc. dated November 21,
            1999

  ****+10.5 Manufacturing Services Agreement between Sycamore Networks, Inc.
            and Celestica Corporation dated February 9, 2000

     **10.6 Lease dated as of December 21, 1998 between BerCar II LLC, a
            Massachusetts limited liability company and Sycamore Networks, Inc.
            regarding 10 Elizabeth Drive, Chelmsford, MA

     **10.7 1999 Stock Incentive Plan

     **10.8 Lease Agreement between WA/TIB Real Estate Limited Partnership and
            Sycamore Networks, Inc. effective September 20, 1999

    ***10.9 Form of Indemnification Agreement between Sycamore, the Directors of Sycamore Networks, Inc. and executive officers of Sycamore
            Networks, Inc. each dated November 17, 1999

 Exhibit No.                            Description
 -----------                            -----------
    ***10.10 Form of Change in Control Agreement between Sycamore Networks,
             Inc. and executive officers of Sycamore Networks, Inc. each dated
             November 17, 1999

    ***10.11 Promissory Note and Pledge Agreement dated October 20, 1999 between Sycamore Networks, Inc. and Kevin Oye, Vice President of
             Business Development

   ****10.12 Promissory Note dated February 5, 1999 between Sycamore Networks,
             Inc. and Eric Swanson

   ****10.13 Promissory Note dated June 16, 1999 between Sycamore Networks,
             Inc. and Eric Swanson

   ****10.14 Lease Agreement between Sycamore Networks, Inc. and New Boston
             Mill Road Limited Partnership dated March 8, 2000

   ****10.15 Assignment of Subleases between Sycamore Networks, Inc. and
             Thermedics Detection, Inc. dated March 8, 2000

  *****10.16 Lease Agreement between Sycamore Networks, Inc. and Farley White
             Associates, LLC dated March 23, 2000

 ******10.17 Amended Voting Agreement dated as of June 5, 2000, by and among
             Sycamore Networks, Inc., Sirocco Systems, Inc. and the
             Stockholders named therein (included as Appendix B to the proxy statement/prospectus forming a part of this Registration
             Statement)

      *23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.2, respectively)

       23.2  Consent of PricewaterhouseCoopers LLP (Boston, Massachusetts)

       23.3  Consent of PricewaterhouseCoopers LLP (Hartford, Connecticut)

      *23.4 Consent of Day, Berry & Howard LLP (included as part of its opinion filed as Exhibit 8.1)

 ******24.1  Powers of Attorney (see signature page for previous filing)

       99.1  Form of Proxy Card

 ******99.2  Form of Escrow Agreement, by and among Sycamore Networks, Inc., the Stockholder Representative named therein and the Escrow Agent named therein (included as Appendix C to the proxy statement/prospectus forming a part of this Registration
             Statement)

--------
     * To be filed by amendment.
    ** Incorporated by reference to Sycamore Networks, Inc.'s Registration
       Statement on Form S-1 (Registration Statement No. 333-84635).
   *** Incorporated by reference to Sycamore Networks, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 filed with the Commission on December 13, 1999.
  **** Incorporated by reference to Sycamore Networks Inc.'s Registration
       Statement on Form S-1 (Registration Statement No. 333-30630)
 ***** Incorporated by reference to Sycamore Networks Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2000 filed with the Commission on June 12, 2000.

****** Previously filed in Sycamore Networks, Inc.'s Registration Statement on
       Form S-4 (Registration Statement No. 333-40146).
+ Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.